UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Matador Resources Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

www.matadorresources.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 7, 2012

To the Matador Resources Company Shareholders:

Please join us for the 2012 Annual Meeting of Shareholders of Matador Resources Company. The meeting will be held at the Hilton Anatole, 2201 North Stemmons Freeway, Dallas, Texas 75207, on Thursday, June 7, 2012, at 10:00 a.m., Central Daylight Time.

At the meeting, you will hear a report on our business and act on the following matters:

(1)	Election of the two nominees named in the attached Proxy Statement as directors;

(2)	Advisory vote on executive compensation;

(3)	Advisory vote on the frequency of advisory votes on executive compensation;

(4)	Approval of our 2012 Long-Term Incentive Plan;

(5)	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012; and

(6)	Any other matters that may properly come before the meeting.

All shareholders of record at the close of business on April 26, 2012 are entitled to vote at the meeting or any postponement or adjournment of the meeting. A list of the shareholders is available at the Company’s offices in Dallas, Texas.

By Order of the Board of Directors,

Joseph Wm. Foran
Chairman, President and Chief Executive Officer

April 30, 2012

YOUR VOTE IS IMPORTANT!

Please vote as promptly as possible by using the Internet or telephone or by signing, dating, and returning the enclosed proxy card to the address listed on the card.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on June 7, 2012:

This Proxy Statement and the Annual Report to Shareholders for the fiscal year ended December 31, 2011 are available for viewing, printing, and downloading at https://materials.proxyvote.com/576485.

Matador Resources Company

One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

www.matadorresources.com

PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 7, 2012

This Proxy Statement is being mailed on or about May 3, 2012 to the shareholders of Matador Resources Company (“Matador” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders of the Company to be held at the Hilton Anatole, 2201 North Stemmons Freeway, Dallas, Texas 75207, on June 7, 2012, at 10:00 a.m., Central Daylight Time (the “Annual Meeting”), or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The address of the Company’s principal executive office is One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

You may vote in person by attending the meeting, by completing and returning a proxy by mail, or by using the Internet or telephone. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card. To vote your proxy using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call.

The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares: (i) FOR the election of the two nominees for directors as set forth in this Proxy Statement, (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials, (iii) FOR a frequency of 1 year for future advisory votes on executive compensation, (iv) FOR the approval of our 2012 Long-Term Incentive Plan and (v) FOR the ratification of Grant Thornton LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012. The proxy may be revoked at any time before it is exercised by filing with the Company a written revocation addressed to the Corporate Secretary, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

The cost of soliciting proxies will be borne by the Company. In addition to the use of postal services or the Internet, proxies may be solicited by directors, officers, and regular employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone.

The outstanding voting securities of the Company consist of shares of Common Stock, $0.01 par value per share (“Common Stock”). The record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment thereof, has been established by the Board of Directors as the close of business on April 26, 2012. At that date, there were outstanding and entitled to vote 55,507,543 shares of Common Stock.

The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

The proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board of Directors. The election of directors requires a plurality of the votes cast at the meeting. All other proposals require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. Shares of a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Votes withheld with respect to the election of the Company’s directors will not be counted either in favor of or against the election of the nominees. In the case of the other proposals being submitted for shareholder approval, an abstention will effectively count as a vote cast against such proposal. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on other matters.

CORPORATE GOVERNANCE

The business affairs of Matador are managed under the direction of the Board of Directors (also referred to in this Proxy Statement as the “Board”) in accordance with the Texas Business Organizations Code, the Company’s Amended and Restated Certificate of Formation and Amended and Restated Bylaws. The Board of Directors has adopted Corporate Governance Guidelines, which are to be reviewed annually by the Corporate Governance Committee. The Company has a Code of Ethics and Business Conduct, which is applicable to all officers, directors and employees of the Company. The Company intends to post any amendments to or waivers from its Code of Ethics and Business Conduct on the Company’s website to the extent applicable to an executive officer or a director of the Company. The Corporate Governance Guidelines and the Code of Ethics and Business Conduct are available on the Company’s website at www.matadorresources.com under the heading “Investors—Corporate Governance.”

The Board holds regular and special meetings and spends such time on the affairs of the Company as their duties require. During 2011, the Board of Directors held seven meetings. The Board also intends to meet regularly in non-management executive sessions in accordance with the New York Stock Exchange (“NYSE”) regulations. The Corporate Governance Guidelines provide that one of the Company’s independent directors should serve as a lead independent director at any time when the chief executive officer serves as the chairman of the board. The lead independent director presides over the non-management executive sessions, serves as a liaison between the chairman and the independent directors and performs such additional duties as the Board of Directors may otherwise determine and delegate. Because Mr. Joseph Wm. Foran serves as Chairman of the Board and Chief Executive Officer, our independent directors have appointed Mr. David M. Laney to serve as lead independent director. In 2011, all directors of the Company attended at least 75% of the meetings of the Board and the committees on which they served. It is Company policy that each of our directors is expected to attend the Annual Meeting. All of our directors were in attendance at the 2011 Annual Meeting.

Independence of Directors

The Board of Directors makes all determinations with respect to director independence in accordance with the NYSE listing standards and the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”). The actual determination of whether a director is independent is made by the Board on a case-by-case basis.

In connection with its preparation for the Annual Meeting, the Board undertook its annual review of director independence and considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. In making its determination, the Board applied the NYSE listing standards and SEC rules and regulations.

The Board reviewed the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. After this review, our Board determined that the following directors are “independent directors” as defined under the rules of the SEC and the NYSE: Mrs. Margaret B. Shannon and Messrs. Charles L. Gummer, David M. Laney, Gregory E. Mitchell and Michael C. Ryan, and Drs. Stephen A. Holditch and Steven W. Ohnimus.

Board Leadership Structure

Mr. Foran serves as the Chairman, President and Chief Executive Officer of the Company. As stated in the Corporate Governance Guidelines, the Board does not believe that the offices of Chairman of the Board and Chief Executive Officer must be separate. The members of the Board possess experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate the current and future needs of the Company and to judge how the capabilities of the directors and senior managers can be most effectively organized to meet those needs. Given his deep knowledge of the Company and experience in leading it, the Board believes that the most effective leadership structure for the Company is to have Mr. Foran serve as the Chairman, President and Chief Executive Officer.

While Mr. Foran serves as Chairman, President and Chief Executive Officer, all other directors are independent. After considering the recommendations of our Nominating, Compensation and Planning Committee, the independent directors determine Mr. Foran’s compensation. Further, the Company has eight standing committees and an independent lead director. The Board believes that each of those measures counter-balances any risk that may exist in having Mr. Foran serve as the Chairman, President and Chief Executive Officer. For these reasons, the Board believes that this leadership structure is effective for the Company.

As the Lead Director, Mr. Laney has the following roles and responsibilities:

•	He chairs the executive sessions of the non-management and independent directors;

•	He leads the independent directors in the evaluation of the Chief Executive Officer;

•	He facilitates communication among the non-management and independent directors; and

•	He acts as a liaison between the non-management and independent directors and the Chief Executive Officer.

Mr. Laney, as Lead Director, may also perform such other duties as the Board or the Corporate Governance Committee from time to time may assign, which may include, but are not limited to, the following:

•	Help develop Board agendas and ensure critical issues are included;

•	Determine quality, quantity and timeliness of information from management;

•	Make recommendations about retaining consultants or special advisors for the Board;

•	Interview Board candidates;

•	Oversee Board and director evaluations; and

•	Help improve communications and processes by and between management and the Board and the Chief Executive Officer.

Board Committees

The standing committees of the Board of Directors are: Audit Committee; Nominating, Compensation and Planning Committee; Corporate Governance Committee; Executive Committee; Operations Committee; Engineering Committee; Financial Committee; and Prospect Committee. Each of the Audit Committee, Nominating, Compensation and Planning Committee, Corporate Governance Committee and Executive Committee is governed by a charter, and a copy of the charters of each of these committees is available on the Company’s website at www.matadorresources.com under the heading “Investors—Corporate Governance.” Director membership of all of our committees is identified below.

Director	Audit Committee	Nominating, Compensation and Planning Committee	Corporate Governance Committee	Executive Committee	Operations Committee	Engineering Committee	Financial Committee	Prospect Committee
Joseph Wm. Foran				**	*	*	**	*
Charles L. Gummer	**	*	*				*
Stephen A. Holditch		*			*	**		*
David M. Laney	*	**	*	*			*
Gregory E. Mitchell		*	*				*
Steven W. Ohnimus	*	*		*	**	*		*
Michael C. Ryan	*	*					*
Margaret B. Shannon		*	**

*	Member
**	Chair

Audit Committee

The Audit Committee assists the Board in monitoring:

•	the integrity of our financial statements and disclosures;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditor;

•	the performance of our internal audit function and our independent auditor; and

•	our internal control systems.

In addition, the Audit Committee is charged with the compliance of our Code of Ethics and Business Conduct for Officers, Directors and Employees.

Our Audit Committee currently consists of Messrs. Gummer, Laney and Ryan and Dr. Ohnimus, each of whom is independent under the rules of the NYSE and the SEC. Mr. Gummer is the chair of the Audit Committee. SEC rules require a public company to disclose whether or not its audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses the attributes outlined in such rules. Our Board of Directors has determined that Messrs. Gummer and Ryan are each “audit committee financial experts.” During 2011, the Audit Committee met two times.

Nominating, Compensation and Planning Committee

The Nominating, Compensation and Planning Committee has the following responsibilities:

•	It identifies and recommends to the Board individuals qualified to be nominated for election to the Board of Directors;

•	It recommends to the Board the members and chair of each committee of the Board of Directors;

•	It assists the Board and the independent members of the Board in the discharge of their fiduciary responsibilities relating to the fair and competitive compensation of our executive officers;

•	It provides overall guidance with respect to the establishment, maintenance and administration of our compensation programs, including stock and benefit plans;

•	It oversees and advises the Board and the independent members of the Board on the adoption of policies that govern our compensation programs; and

•

It recommends to the Board the strategy, tactical and performance goals of the Company, including those performance and tactical goals that relate to performance based compensation, including but not limited to goals for production, reserves, cash flows and shareholder value.

Our Nominating, Compensation and Planning Committee has the authority to delegate authority and responsibilities to subcommittees of its members, so long as the subcommittee consists of at least two members.

Our Nominating, Compensation and Planning Committee currently consists of Mrs. Shannon and Messrs. Gummer, Laney, Mitchell and Ryan and Drs. Holditch and Ohnimus, each of whom is independent under the rules of the NYSE, a “non-employee director” pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and an “outside director” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Mr. Laney is the chair of the Nominating, Compensation and Planning Committee. During 2011, the Nominating, Compensation and Planning Committee (and its predecessor committee, the Planning and Compensation Committee) met four times.

The Board has also established a Director Nominating Advisory Committee that is charged with receiving and considering possible nominees for election by shareholders to the Board of Directors. Pursuant to the Director Nominating Advisory Committee charter, this committee is comprised of 8 to 12 persons selected by the Nominating, Compensation and Planning Committee, and consists of at least:

•	two members of the Nominating, Compensation and Planning Committee;

•	two former members of or special advisors to the Board;

•

two shareholders who beneficially own Common Stock having a market value of at least $1.0 million (such value to be based on the market value of the Common Stock immediately prior to designation of such shareholders to the Director Nominating Advisory Committee); and

•	two shareholders who have beneficially owned Common Stock continuously for at least the five years prior to such shareholders’ designation to the Director Nominating Advisory Committee.

The current members of the Director Nominating Advisory Committee are Messrs. Laney, Ryan, Edward R. Scott, Jr., Kevin M. Grevey, Joe E. Coleman, J. Barry Banker, James M. Funk, James S. Kone, Jr. and James H. “Jake” Trewin.

The Director Nominating Advisory Committee makes recommendations based on its conclusions to the Nominating, Compensation and Planning Committee for its consideration and review.

The Nominating, Compensation and Planning Committee and the Director Nominating Advisory Committee consider individuals recommended by the Company’s shareholders to serve on the Board. In considering candidates submitted by shareholders, the Nominating, Compensation and Planning Committee and the Director Nominating Advisory Committee take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Nominating, Compensation and Planning Committee and the Director Nominating Advisory Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	The name and address of the shareholder, evidence of the person’s ownership of Company stock or derivatives, including the number of shares owned, a description of all arrangements or understandings regarding the right to vote shares of the Company, any short interest in any security of the Company, any rights to dividends that are separated or separable from the underlying shares, any proportionate interest in shares or derivatives held by a general or limited partnership whereby the shareholder is a general partner or beneficially owns an interest in the general partner, any performance-related fees (other than an asset-based fee) that the shareholder is entitled to based on any change in the value of the shares or derivatives, any other information relating to the shareholder that would be required to be disclosed in connection with solicitations of proxies for the election of directors in a contested election and a statement whether or not the shareholder will deliver a proxy to shareholders; and

•

The name, age, business, and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s consent to be a director if selected by the Nominating, Compensation and Planning Committee, nominated by the Board, and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors.

The shareholder recommendation and information described above and in more detail in our Amended and Restated Bylaws must be sent to the Corporate Secretary at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240 and must be received by the Corporate Secretary not less than 45 or more than 75 days prior to the one-year anniversary date of the date the Company’s proxy statement was mailed in connection with the previous year’s Annual Meeting of Shareholders.

The Nominating, Compensation and Planning Committee believes that the potential directors of the Company must demonstrate that such candidate has:

•	a depth of experience at the policy-making level in business, government or education;

•	a balance of the business knowledge and experience of the incumbent or nominated directors;

•	availability and willingness to devote adequate time to Board duties;

•	any unfilled expertise needed on the Board or one of its committees;

•	character and judgment and ability to make independent analytical, probing and other inquiries;

•	willingness to exercise independent judgment yet willingness to listen and learn from the other directors and the Company’s staff; and

•	financial independence to ensure such candidate will not be financially dependent on director compensation.

In the case of an incumbent director, the Nominating, Compensation and Planning Committee will also consider such director’s past performance on the Board.

The Nominating, Compensation and Planning Committee or the Director Nominating Advisory Committee may identify potential nominees by asking, from time to time, current directors and executive officers for their recommendation of persons meeting the criteria described above who might be available to serve on the Board. The Nominating, Compensation and Planning Committee or the Director Nominating Advisory Committee also may engage firms that specialize in identifying director candidates. As described above, the Nominating, Compensation and Planning Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating, Compensation and Planning Committee or the Director Nominating Advisory Committee as a potential candidate, the Nominating, Compensation and Planning Committee or the Director Nominating Advisory Committee will make an initial determination regarding the need for additional Board members to fill vacancies or expand the size of the Board. If the Nominating, Compensation and Planning Committee or the Director Nominating Advisory Committee determines that additional consideration is warranted, the Nominating, Compensation and Planning Committee or the Director

Nominating Advisory Committee will review such information and conduct interviews as it deems necessary to fully evaluate each director candidate. In addition to the qualifications of a candidate, the Nominating, Compensation and Planning Committee or the Director Nominating Advisory Committee will consider such relevant factors as it deems appropriate, including the current composition of the Board, the evaluations of other prospective nominees and the need for any required expertise on the Board or one of its committees. The Nominating, Compensation and Planning Committee or the Director Nominating Advisory Committee also contemplate multiple dynamics that promote and advance diversity amongst its members. Although the Nominating, Compensation and Planning Committee does not have a formal diversity policy, the Nominating, Compensation and Planning Committee considers a number of factors regarding diversity of personal and professional backgrounds, specialized skills and acumen and breadth of experience in energy production, consumption, distribution or transportation, government policy, finance or law. The Nominating, Compensation and Planning Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a shareholder.

Corporate Governance Committee

The Corporate Governance Committee is responsible for periodically reviewing and assessing our Corporate Governance Guidelines and making recommendations for changes thereto to the Board, reviewing any other matters related to our corporate governance, unless the authority to conduct such review has been retained by the Board of Directors or delegated to another committee and overseeing the evaluation of the Board of Directors and management.

Our Corporate Governance Committee currently consists of Mrs. Shannon and Messrs. Gummer, Laney and Mitchell, each of whom is independent under the rules of the NYSE. Mrs. Shannon is chair of the Corporate Governance Committee.

Executive Committee

The Executive Committee has authority to discharge all the responsibilities of the Board of Directors in the management of the business and affairs of the Company, except where action of the full Board of Directors is required by statute or by our Amended and Restated Certificate of Formation.

Our Executive Committee consists of Messrs. Foran and Laney and Dr. Ohnimus. Mr. Foran is chair of the Executive Committee.

Operations Committee

The Operations Committee provides oversight over the development of our prospects, our drilling and completion operations and our production operations and associated costs. The current members of the Operations Committee are Messrs. Foran and W.J. “Jack” Sleeper, Jr. (ex-officio), who is a special advisor to our Board of Directors, and Drs. Holditch and Ohnimus. Dr. Ohnimus is chair of the Operations Committee.

Engineering Committee

The Engineering Committee provides oversight of the amount and classifications of our reserves and the design of our completion techniques and hydraulic fracturing operations and various other reservoir engineering matters. The current members of the Engineering Committee are Messrs. Foran, Marlan W. Downey (ex-officio), who is also a special advisor to our Board of Directors, and Sleeper (ex-officio) and Drs. Holditch and Ohnimus. Dr. Holditch is chair of the Engineering Committee.

Financial Committee

The Financial Committee provides oversight over our financial position, liquidity and capital needs and the various methods for financing our business. The current members of the Financial Committee are Messrs. Foran, Gummer, Laney, Mitchell and Ryan. Mr. Foran is chair of the Financial Committee.

Prospect Committee

The Prospect Committee provides oversight over the technical analysis, evaluation and selection of our oil and natural gas prospects. The current members of the Prospect Committee are Messrs. Foran, Downey and Sleeper (ex-officio) and Drs. Holditch and Ohnimus. Mr. Downey is chair of the Prospect Committee.

Board’s Role in Risk Oversight

The Audit Committee has the responsibility to oversee the Company’s guidelines and policies to govern the process by which risk assessment and risk management is undertaken by management. The Nominating, Compensation and Planning Committee has the responsibility to oversee that our incentive pay does not encourage unnecessary risk taking and to review and discuss the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

Risk Assessment of Compensation Policies and Practices

The Nominating, Compensation and Planning Committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Several features of our program reflect sound risk management practices. Base salaries are fixed in amount and thus do not encourage risk taking. While our bonuses are tied to management’s achievement during the previous fiscal year, and may encourage the taking of short-term risks at the expense of long-term results, executives’ annual bonuses are considered taking into account multiple performance criteria based on the executive’s individual performance and are totally within the discretion of the Independent Directors. The Nominating, Compensation and Planning Committee believes that our bonus awards appropriately balance risk and the desire to focus executives on specific short-term goals important to the Company’s success, and that they do not encourage unnecessary or excessive risk taking. In addition, the Nominating, Compensation and Planning Committee believes that our current equity compensation program provides an appropriate balance between the goals of increasing the price of our Common Stock and avoiding potential risks that could threaten our growth and stability due to the fact that the stock options and time-based restricted stock vest on the second and fourth anniversaries of the grant and the performance-based restricted stock and restricted stock units vest based on the stock performance as compared to our peers over a three year period.

Compensation Committee Interlocks and Insider Participation

Mrs. Shannon and Messrs. Gummer, Laney, Mitchell and Ryan and Drs. Holditch and Ohnimus served on our Nominating, Compensation and Planning Committee during the last completed fiscal year. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or Nominating, Compensation and Planning Committee. No member of our Board of Directors serves as an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company. There were no compensation committee interlocks during 2011.

Communications with Directors

The Board has established a process to receive communications from shareholders and other interested parties by mail. Shareholders and other interested parties may contact any member of the Board, any Board committee or the entire Board. To communicate with the Board of Directors, any individual director or any committee of directors, correspondence should be addressed to the Board of Directors. All such correspondence should be sent “c/o Corporate Secretary” at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

Any communications to the Company from one of the Company’s officers or directors will not be considered “shareholder communications.” Communications to the Company from one of the Company’s employees or agents will only be considered “shareholder communications” if they are made solely in such employee’s or agent’s capacity as a shareholder. Any shareholder proposal submitted pursuant to Rule 14a-8 promulgated under the Exchange Act will not be viewed as “shareholder communications.”

Executive Officers

The following table sets forth the names, ages and positions of our executive officers at April 26, 2012:

Name	Age	Positions Held With Us
Joseph Wm. Foran	59	Chairman of the Board, Chief Executive Officer and President
David E. Lancaster	55	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Matthew V. Hairford	51	Executive Vice President—Operations
David F. Nicklin	63	Executive Director—Exploration
Wade I. Massad	44	Executive Vice President—Capital Markets
Scott E. King	53	Co-Founder, Vice President—Geophysics and New Ventures
Bradley M. Robinson	57	Vice President—Reservoir Engineering

The following biographies describe the business experience of our executive officers. Each officer serves at the discretion of our Board of Directors. There are no family relationships among any of our officers.

Mr. Joseph Wm. Foran. Mr. Foran founded Matador Resources Company in July 2003 and has served as Chairman of the Board, Chief Executive Officer, President and Secretary since July 2003. He is also chair of the board’s Executive Committee. Mr. Foran began his career as an oil and natural gas independent in 1983 when he and his wife, Nancy, founded Foran Oil Company with $270,000 in contributed capital from 17 of his closest friends and neighbors. Foran Oil Company was later contributed into Matador Petroleum Corporation upon its formation by Mr. Foran in 1988, and Mr. Foran served as Chairman and Chief Executive Officer of that company from inception until the time of its sale to Tom Brown, Inc. in June 2003 for an enterprise value of $388 million in an all-cash transaction. Under Mr. Foran’s guidance, Matador Petroleum realized a 21% average annual rate of return for its shareholders for 15 years. Mr. Foran is originally from Amarillo, Texas, where his family owned a pipeline construction business. From 1980 to 1983, he was Vice President and General Counsel of J. Cleo Thompson and James Cleo Thompson, Jr., Oil Producers. Prior to that time, he was a briefing attorney to Chief Justice Joe R. Greenhill of the Supreme Court of Texas. Mr. Foran graduated with a Bachelor of Science degree in Accounting from the University of Kentucky with highest honors and a law degree from the Southern Methodist University School of Law, where he was a Hatton W. Sumners scholar and the Leading Articles Editor of the Southwestern Law Review. He is currently active as a member of various industry and civic organizations, including his church and various youth activities. In 2002, Mr. Foran was honored as the Ernst & Young “Entrepreneur of the Year” for the Southwest Region. As the founder and Chairman of the Board, Chief Executive Officer and President of Matador Resources Company, Mr. Foran has provided leadership, experience and long relationships with many of our shareholders.

Mr. David E. Lancaster. Mr. Lancaster joined Matador Resources Company in December 2003 and serves as Executive Vice President, Chief Operating Officer and Chief Financial Officer. Mr. Lancaster has served in several capacities since joining Matador, including Vice President—Business Development, Acquisitions and Finance from December 2003 to May 2005; Vice President and Chief Financial Officer from May 2005 to May 2007; and Executive Vice President and Chief Financial Officer from May 2007 to May 2009. He assumed his current role in May 2009. From August 2000 to December 2003, he was Marketing Manager for Schlumberger Limited’s Data & Consulting Services which provided full-field reservoir characterization, production enhancement, multidisciplinary reservoir and production solutions and field development planning. In this position, he was responsible for global marketing strategies, business models, input to research and development, commercialization of new products and services and marketing communications. From 1999 to 2000, Mr. Lancaster was Business Manager, North and South America, for Schlumberger Holditch-Reservoir Technologies, the petroleum engineering consulting organization formed following Schlumberger’s acquisitions of S. A. Holditch & Associates, Inc. and Intera Petroleum Services. In this role, he was responsible for the business operations of 12 consulting offices throughout North and South America. Mr. Lancaster worked with Schlumberger for six years following its acquisition of S. A. Holditch & Associates, Inc. in October 1997. He joined S. A. Holditch & Associates in 1980, and was one of the principals in that well-known petroleum engineering consulting firm. Between 1980 and 1997, Mr. Lancaster held positions ranging from Senior Petroleum Engineer to Senior Vice President—Business Development. In this latter role, he was responsible for marketing and sales, as well as the company’s commercial training business. During most of his tenure at S. A. Holditch & Associates, Inc., Mr. Lancaster was a consulting reservoir engineer with particular emphasis on characterizing and improving production from unconventional natural gas reservoirs. For more than seven years during this time, he was the Project Manager for the Gas Research Institute’s Devonian Shales applied research projects investigating ways to improve reservoir characterization, completion practices and natural gas recovery in low permeability, natural gas shale reservoirs. He was also the lead reservoir engineer for the Secondary Gas Recovery project sponsored by the Gas Research Institute and the U.S. Department of Energy looking at ways to improve recovery from compartmentalized natural gas reservoirs in north and south Texas. Mr. Lancaster began his career as a reservoir engineer for Diamond Shamrock Corporation in 1979. Mr. Lancaster received Bachelor and Master of Science degrees in Petroleum Engineering from Texas A&M University in 1979 and 1988, respectively, graduating summa cum laude. He has authored or co-authored more than 50 technical papers and articles, as well as numerous other published reports and industry presentations. He is a member of the Society of Petroleum Engineers, and he served as a charter member and former Vice Chairman of the Texas A&M University Petroleum Engineering Advisory Board. Mr. Lancaster is a Licensed Professional Engineer in the State of Texas.

Mr. Matthew V. Hairford. Mr. Hairford joined Matador Resources Company in July 2004 as its Drilling Manager. He was named Vice President—Drilling in May 2005; Vice President—Operations in May 2006; and in May 2009 assumed the title of Executive Vice President—Operations. He is in charge of our drilling and production operations. He was previously with Samson Resources, an exploration and production company, as Senior Drilling Engineer, having joined Samson in 1999. His responsibilities there included difficult Texas and Louisiana Gulf Coast projects, horizontal drilling projects and a start-up drilling program in Wyoming. The scope of this work ranged from multi-lateral James Lime wells in east Texas to deep wells in south Texas and south Louisiana. Mr. Hairford has drilled many geo-pressured wells in Texas and Louisiana, along with normally pressured wells in southwestern Wyoming and east Texas. Additional responsibilities included a horizontal well program in Roger Mills County, Oklahoma at 15,000 feet vertical depth. Mr. Hairford has experience in air drilling, underbalanced drilling, drilling under mud caps and high temperature and pressure environments. From 1998 until 1999, Mr. Hairford served as Senior Drilling Engineer with Sonat, Inc. in Tyler, Texas, a global company involved with natural gas transmission and marketing, oil and natural gas exploration and production and oil services. There his responsibilities included Pinnacle Reef wells in east Texas and deep horizontal drilling in the Austin Chalk field in central Louisiana. From 1984 to 1998, Mr. Hairford served in various drilling engineering capacities with Conoco, Inc., an integrated energy company. His operational areas included the Appalachian Basin, Illinois Basin, Permian Basin, Texas Panhandle and Val Verde Basin. Mr. Hairford was selected as a member of a three-person team to explore the use of unconventional technologies to identify a potential step change in the drilling sector. Multiple techniques were evaluated and tested, including declassified defense department technologies. Additional Conoco assignments included both field and office drilling positions in Midland and Oklahoma City. Earlier in his career with Conoco, Mr. Hairford was selected to participate in the Conoco Rig Drilling Supervisor Training Program in Houston. This program consisted of two years working a regular rotation as a drilling representative on rigs and as a drilling engineer in various domestic offices. Mr. Hairford began his career in 1984 with Conoco in a field production assignment in Hobbs, New Mexico. Mr. Hairford received his Bachelor of Science degree in Petroleum Engineering Technology from Oklahoma State University in 1984. He is an active member of the American Association of Drilling Engineers, the American Petroleum Institute and the Society of Petroleum Engineers. Mr. Hairford has also undertaken additional training through Stanford University’s Executive Education programs including, most recently in the summer of 2011, the Stanford Graduate School of Business flagship six week Stanford Executive Program (SEP).

Mr. David F. Nicklin. Mr. Nicklin joined Matador Resources Company in February 2009 as Executive Director —Exploration, after working with us as an independent contractor since November 2007. Prior to joining Matador, Mr. Nicklin provided executive level consulting services to a variety of clients from January 2000 onwards through his wholly owned corporation, David F. Nicklin International Consulting Inc. In 2006, Mr. Nicklin co-founded and currently leads a small, private oil and natural gas company, Salt Creek Petroleum LLC. Salt Creek Petroleum owns small, non-operated interests in a variety of onshore oil and natural gas fields in the United States. Since 2009, Mr. Nicklin has consulted almost exclusively for us, with the primary exception of the minimal time he has devoted to Salt Creek Petroleum. Mr. Nicklin worked approximately 210 days for us in each of 2009, 2010 and 2011. We have determined that Mr. Nicklin’s involvement with Salt Creek Petroleum does not detract from his performance for our Company and does not result in any conflict of interest between Mr. Nicklin and our Company due to the fact that Salt Creek Petroleum is not involved in plays and prospects that compete with our interests. In 2000, he founded and led for three years a private oil and natural gas exploration company, Serica Energy, which is now a public company with assets in Indonesia, the United Kingdom, Spain, Ireland and Morocco. Between 1981 and 2000, Mr. Nicklin was an employee of ARCO, an integrated energy company, where he participated in and led several international exploration teams, particularly in the Middle East, southeast Asia and Australasia. In 1991, he became the Chief Geologist for ARCO, a position he held until his retirement in 2000. In this position, Mr. Nicklin was responsible for the quality of the geological effort at ARCO, in particular, ensuring the application of state-of-the-art geological technology, the company’s risk management process, the selection of new ventures and the high-grading of a large geoscience staff. Throughout his career at ARCO, Mr. Nicklin was closely involved with the successful exploration for and development of a number of large oil and natural gas discoveries. Prior to joining ARCO, Mr. Nicklin was a senior development and operations geologist in a variety of positions in the United Kingdom, Angola, Norway and the Middle East. He was a specialist in well-site operations and provided training in operations to entry-level personnel. Mr. Nicklin was born in the United Kingdom and received a Bachelor of Science degree in Geology from the University of Wales in 1971. He is an active member of the American Association of Petroleum Geologists and various other professional groups.

Mr. Wade I. Massad. Mr. Massad joined Matador Resources Company in December 2011 as Executive Vice President—Capital Markets, after working as an independent contractor to the Matador Board of Directors since September 2010. Mr. Massad is the Co-Founder and Co-Managing Member of Cleveland Capital Management L.L.C., a registered investment advisor and General Partner of Cleveland Capital L.P., a private investment fund focused on micro-cap public and private equity securities, since October 1996. Previously, Mr. Massad was an investment banker with Keybanc Capital Markets and RBC Capital Markets where he was the head of U.S. equity institutional sales from 1997 to 1998 and the head of U.S. Capital Markets business from 1999 to 2003. He also served on the firm’s executive committee at RBC. Mr. Massad has served on multiple public and private company boards and currently is a board member of 4Kids Entertainment. Mr. Massad received a Bachelor of Arts in business management from Baldwin-Wallace College in 1989 and currently serves on its Board of Trustees.

Mr. Scott E. King. Mr. King co-founded Matador Resources Company with Mr. Foran and serves as our Vice President—Geophysics and New Ventures. From July 2003 to February 2009, Mr. King held the position of Vice President—Exploration, and in February 2009, he assumed his current position. He was previously with Matador Petroleum Corporation, joining that company in December 1996 as Chief Geophysicist. Immediately prior to Matador Petroleum’s sale, Mr. King served as its Portfolio Manager and was responsible for recommending which drilling opportunities Matador Petroleum should pursue. Prior to joining Matador Petroleum, Mr. King worked for Enserch Corporation, a diversified energy company with interests in petroleum exploration and production, oilfield services, engineering design and construction, and natural gas transmission and distribution, as Team Leader for the Oklahoma Asset Group. Mr. King began his career in 1983 with Sohio Petroleum, an integrated energy company. The Sohio assets were sold and resold to a number of companies, including BP p.l.c., Tex-Con Oil Co., Pacific Gas and Electric Company, Dalen Resources Oil & Gas Co., and finally Enserch Corporation. During this time, Mr. King worked for and was retained by each of these companies and had success in generating and managing drilling opportunities in the continental United States. Mr. King received a Bachelor of Science degree in Geology with a Minor in Mathematics from Alfred University, Alfred,

New York in 1981 and a Master of Science degree in Geophysics from Wright State University, Dayton, Ohio in 1983. Mr. King is active in various professional and civic groups including the American Association of Petroleum Geologists and the Society of Exploration Geophysicists.

Mr. Bradley M. Robinson. Mr. Robinson joined Matador Resources Company in August 2003 as one of its founders and has served as our Vice President—Reservoir Engineering since that time. Prior to joining Matador, from 1997 to August 2003, Mr. Robinson held the position of Advisor with Schlumberger Limited’s Data & Consulting Services business unit which provided full-field reservoir characterization, production enhancement, multidisciplinary reservoir and production solutions and field development planning where he was responsible for the development and application of new technologies for well completions and stimulation, provided technical expertise for reservoir management and field development projects, taught basic and advanced industry courses in well completions and stimulation and provided internal training in production engineering and stimulation methods. Mr. Robinson worked with Schlumberger for six years following its acquisition of S. A. Holditch & Associates, Inc. in 1997. Mr. Robinson joined Holditch in 1979, and was one of the principals in that well-known petroleum engineering consulting firm. From 1979 to 1982, Mr. Robinson served as Senior Petroleum Engineer and was involved in all aspects of reservoir and production engineering for both conventional and low permeability oil and natural gas fields. From 1982 to 1997, he was Holditch’s Vice President—Production Engineering, where he was responsible for coordination and management of production and completion engineering projects, including development drilling and openhole data acquisition programs, design and supervision of initial well completions and workovers, transient well test design and analysis and hydraulic fracture stimulation design and supervision. His duties also included reserves evaluation and economic analysis of new and existing wells, and his areas of specialization included low permeability natural gas sands, coalbed methane reservoirs and horizontal wells. For approximately 10 years during this time, he served as assistant project manager for the Gas Research Institute’s Tight Gas Sands and Horizontal Gas Wells applied research projects investigating ways to improve reservoir characterization, completion practices and natural gas recovery in low permeability natural gas reservoirs and horizontal natural gas wells. During his career, he has worked all over the world including the United States, Canada, Venezuela, Colombia, Mexico, Egypt, the North Sea, Russia and Indonesia, among others. Mr. Robinson began his career in 1977 with Marathon Oil Company, serving as an Associate Production Engineer and later as a Reservoir Engineer in Midland. Mr. Robinson received Bachelor and Master of Science degrees in Petroleum Engineering from Texas A&M University in 1977 and 1986, respectively. He has authored or co-authored 18 technical articles appearing in industry and/or technical publications and has made numerous engineering technical presentations. Mr. Robinson is a member of the Society of Petroleum Engineers and is a Licensed Professional Engineer in the State of Texas. He currently serves as Chairman of the Dallas Section of the Society of Petroleum Engineers.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors currently consists of eight members. Our Board is divided into three classes of directors, designated Class I, Class II and Class III, with the term of office of each director ending on the date of the third Annual Meeting following the Annual Meeting at which such director was elected. The numbers of directors in each class will be as nearly equal as possible at all times. The current Class I directors are Mrs. Shannon and Messrs. Gummer and Ryan. Mrs. Shannon and Mr. Ryan are the Class I director nominees at this Annual Meeting of Shareholders. The current Class II directors are Mr. Mitchell and Dr. Ohnimus, who will hold office until the 2013 Annual Meeting of Shareholders and until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal. The current Class III directors are Messrs. Foran and Laney and Dr. Holditch, who will hold office until the 2014 Annual Meeting of Shareholders and until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal.

Mrs. Shannon and Mr. Ryan have been nominated by the Board for election at the Annual Meeting to hold office until the 2015 Annual Meeting and until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal. The Board of Directors has determined that both of the director nominees are “independent directors.” After the Annual Meeting of Shareholders, the Board will have seven members.

The Board of Directors believes that each of the director nominees possesses the qualifications described above in “Corporate Governance — Board Committees — Nominating, Compensation and Planning Committee.” That is, the Board believes that each nominee possesses: (i) deep experience at the policy making level in business, government or education; (ii) availability and willingness to devote adequate time to Board duties; (iii) the character and judgment and ability to make independent analytical, probing and other inquiries; (iv) a willingness to exercise independent judgment along with a willingness to listen and learn from others; (v) financial independence; and (vi) excellent past performance on the Board.

The information provided below is biographical information about each of the nominees, as well as a description of the experience, qualifications, attributes or skills that led the Board to conclude that the individual should be nominated for election as a director of the Company.

Nominees

Mr. Michael C. Ryan. Mr. Ryan, age 51, joined our Board of Directors in February 2009. Prior to joining the Board, he served as a Board Advisor to the Financial Committee and frequently participated in Board planning and strategy sessions. Since October 2004, Mr. Ryan has been a Partner and member of the Investment Committee at Berens Capital Management LLC, an investment firm based in New York. From February 1998 to June 2004, he worked with Goldman, Sachs & Co., a global investment banking and securities services firm, leading its West Coast international institutional equities business. In this role, he developed and built a team of professionals to advise large institutional clients on their global investment decisions. From 1995 to 1998, Mr. Ryan lived in Oslo, Norway, where he was a Partner at Pareto Securities, a Scandinavian-based securities firm where he led and built the institutional equities business into the United States and United Kingdom. From 1991 to 1994, Mr. Ryan represented multiple eastern European governments in the preparation, negotiation and sale of many of their largest state-owned companies. He began his career with Honeywell, Inc. which invents and manufactures technologies, including in the safety, security and energy areas, in 1983, working in the Systems and Research Center, which focused on advanced weapons development programs. Mr. Ryan received a Master of Business Administration degree from The Wharton School at the University of Pennsylvania and a Bachelor of Science degree from the University of Minnesota. Mr. Ryan’s background and experience in the domestic and international financial world provide our Board of Directors with additional perspective on accounting and auditing functions, economic trends and our capital sourcing and financing opportunities.

Mrs. Margaret B. Shannon. Mrs. Shannon, age 62, joined our Board of Directors in June 2011 and currently serves as chair of the Board’s Corporate Governance Committee. She served as Vice President and General Counsel of BJ Services Company, an international oilfield services company, from 1994 to 2010, when Baker Hughes Incorporated acquired BJ Services. Prior to 1994, she was a partner with the law firm of Andrews Kurth LLP. Mrs. Shannon is active in community activities serving as the Chair of the Finance Committee and the Governance Committee of the board of directors of the Harris County Health Alliance and a member of the board of directors of the Harris County Health and Human Services Foundation. She previously served as the Chair of the Executive Women’s Partnership sponsored by the Greater Houston Partnership, Chair of the Audit Committee of the board of directors of the South Texas College of Law and the chair of the Endowment Board of Palmer Memorial Episcopal Church and was a participant in the American Leadership Forum. Mrs. Shannon received her J.D. cum laude from Southern Methodist University Dedman School of Law in 1976 and her Bachelor of Arts degree from Baylor University in 1971. Mrs. Shannon’s experience as an attorney, as a partner with Andrews Kurth LLP, as general counsel for a public company for more than 15 years and as a director for numerous other organizations provides our Board of Directors with important insights into public company obligations, corporate governance and board functions.

Non-Employee Directors Continuing in Office

Dr. Stephen A. Holditch. Dr. Holditch, age 65, was a shareholder in and advisor to Matador Petroleum Corporation and is an original shareholder in Matador Resources Company. He was first elected to our Board of Directors in January 2004 and currently serves as chair of the Board’s Engineering Committee. He is a professor in the Harold Vance Department of Petroleum Engineering at Texas A&M University and is Director of the Texas A&M University Energy Institute. From January 2004 to January 2012, he was Head of the Harold Vance Department of Petroleum Engineering at Texas A&M University. Prior to that, he was with Schlumberger Limited, a leading oilfield services provider, as a Fellow, one of only a handful of technical experts so recognized with this title in that company. In this position, Dr. Holditch advised top management within Schlumberger Limited on production and reservoir engineering matters. Dr. Holditch joined Schlumberger in 1997, following Schlumberger Limited’s acquisition of S. A. Holditch & Associates, Inc., the consulting company he founded and grew over 20 years into a preeminent engineering firm worldwide in the analysis of low permeability natural gas reservoirs and the design of hydraulic fracture treatments. During the latter half of the 1980s and into the 1990s, Dr. Holditch expanded the services offered by S. A. Holditch & Associates, building the company from three employees in 1977 to more than 80 employees in 1998. At the time of its sale to Schlumberger in 1997, S. A. Holditch & Associates had become a full-service petroleum engineering consulting company. From 1974 to 1976, Dr. Holditch worked as an independent consulting engineer on reservoir studies, well completions and fracture treatment design for numerous clients in east and south Texas. During that period, he also attended Texas A&M University to earn a PhD degree in Petroleum Engineering and conducted research in reservoir flow behavior in fractured, low permeability natural gas reservoirs. From 1970 to 1974, he was a Production Engineer with Shell Oil Company, an integrated energy company, where his responsibilities included production engineering for numerous oil and natural gas fields, well completions and massive hydraulic fracture treatment designs in several deep, geopressured fields in south Texas. From 1968 to 1969, he worked for Pan American Petroleum Corporation as a field engineer on various projects in east Texas. Dr. Holditch received Bachelor and Master of Science degrees in Petroleum Engineering from Texas A&M University in 1969 and 1970, respectively, and a PhD degree in Petroleum Engineering from Texas A&M University in 1976. Dr. Holditch was President of the Society of Petroleum Engineers, International (SPE) in 2002 and served on the Society’s board of directors from 1998 to 2003. In addition, he served as a Trustee for the American Institute of Mining, Metallurgical, and Petroleum Engineers from 1997 to 1998. He was also on the board of directors of Triangle Petroleum Corporation, an oil and natural gas exploration corporation, from February 2006 to December 2011. He has received numerous awards in recognition of his technical achievements and leadership. In 1995, Dr. Holditch was elected to the National Academy of Engineering, the highest professional honor awarded to an engineer. In 1997, he was elected to the Russian Academy of Natural Sciences, and in 1998, Dr. Holditch was elected to the Petroleum Engineering Academy of Distinguished Graduates at Texas A&M University. In 2010, he was named a Distinguished Alumnus of the Dwight Look College of Engineering at Texas A&M University.

Dr. Holditch received the SPE Distinguished Service Award for Petroleum Engineering Faculty in 1981 and held the Shell Distinguished Chair in Petroleum Engineering at Texas A&M University from 1983 to 1987. He was awarded the R. L. Adams Professorship in 1995. He teaches graduate level courses in formation evaluation, well stimulation and production engineering, and has actively performed and supervised research at Texas A&M University since 1974 in a wide range of engineering areas. Dr. Holditch is a member of numerous professional societies and serves as a board member and/or trustee for several business affiliations. He has been an SPE Distinguished Lecturer and has co-authored or edited three books and more than 100 technical papers; he has made more than 80 invited technical presentations to petroleum industry audiences. His position as Professor and former Head of the Harold Vance Department of Petroleum Engineering at Texas A&M University, his prior positions with Schlumberger and S. A. Holditch & Associates, Inc. and his prior service on the board of directors of Triangle Petroleum Corporation provide our Board of Directors with additional perspective on our completion and stimulation operations and other business and engineering matters.

Mr. David M. Laney. Mr. Laney, age 63, is an original shareholder in Matador Resources Company and was an original shareholder in Matador Petroleum Corporation. He was one of the original directors on our Board of Directors in July 2003 and currently serves as lead independent director and chair of the Board’s Nominating, Compensation and Planning Committee. He is an attorney who since March 2007 has practiced law as a solo practitioner. Between 2003 and 2007, he was a partner with the law firm of Jackson Walker LLP in Dallas where he practiced in the area of corporate and financial law. Prior to joining Jackson Walker, Mr. Laney practiced at the law firm of Jenkens & Gilchrist, a Professional Corporation, from 1977 to 2003 and was managing partner of the Jenkens & Gilchrist law firm from 1990 to 2002. During his tenure as Managing Partner, Jenkens & Gilchrist was recognized as one of the fastest growing firms in the country and was named by industry press as among the top 50 firms in the country (from the standpoint of size and financial performance). From a regional law firm of roughly 160 lawyers in two Texas cities in 1990, the firm expanded under Mr. Laney’s leadership to over 625 attorneys in nine cities by the end of his tenure in 2002. Mr. Laney has also served in several capacities as an appointee of Texas Governors William Clements and George W. Bush on various state boards continuously from 1989 through 2001. He was Governor Clements’ appointee to the Texas Finance Commission, responsible for regulatory oversight of the state banking and thrift industries as the Texas banking system emerged from the recession and collapse of the 1980s. He then served as Governor Bush’s Texas Commissioner of Transportation (Chairman of the Texas Department of Transportation) during the period 1995 to 2000. Mr. Laney completed his term with the Texas Department of Transportation (TxDOT) in 2001. As Commissioner of Transportation, his responsibilities were largely those of the chief executive of TxDOT, a 14,000 employee state agency with a $5 billion annual budget. In that position, he initiated and oversaw the planning and successful execution of an extensive number of organizational and operational innovations throughout the organization, and developed and managed TxDOT’s legislative agenda during three regular sessions of the Texas Legislature. In 2002, Mr. Laney was nominated by President George W. Bush to the board of directors of Amtrak and confirmed by the U. S. Senate for a five-year term. In November 2007, he completed his term as Chairman of Amtrak’s board of directors. From 1998 to 2003, Mr. Laney served as a member of the Stanford University Board of Trustees, and for two years as Chairman of its Audit Committee. Mr. Laney has also served in various capacities in connection with numerous civic and educational organizations and projects in the Dallas area. Mr. Laney’s legal experience and leadership positions in governmental departments provide our Board of Directors with additional perspective on our corporate governance, legal and governmental relations matters and general business matters.

Mr. Gregory E. Mitchell. Mr. Mitchell, age 60, joined our Board of Directors in June 2011. With 45 years of grocery and petroleum retailing experience, he is currently President and CEO of Toot’n Totum Food Stores, LLC, his family company, which is located in Amarillo, Texas. The company, founded in 1950, consists of 62 convenience store/fueling locations, as well as car wash and car care centers, with an employee base of over 700 team members. His experience within the petroleum industry includes extensive negotiations with various major refiners in the United States. A 1973 graduate of the University of Oklahoma, with a Bachelor of Business Administration degree, Mr. Mitchell was appointed by former Governor William Clements to the Texas Higher Education Coordinating Board, where he served for six years. Additionally, he has served as Chairman of the Amarillo Chamber of Commerce, Chairman of the United Way of Amarillo and Canyon, Chairman of the Don

and Sybil Harrington Foundation and President of the Amarillo Area Foundation. Currently, Mr. Mitchell is a director of Cal Farley’s Boys Ranch. Mr. Mitchell’s experience as President and CEO of his large family business and as a director of several companies in the past provides our Board of Directors with extensive business, strategic and executive leadership experience.

Dr. Steven W. Ohnimus. Dr. Ohnimus, age 65, was first elected to our Board of Directors in January 2004 and currently serves as chair of the Board’s Operations Committee. He spent his entire professional career from 1971 to 2000 with Unocal Corporation, an integrated energy company. From 1995 to 2000, he was General Manager—Partner Operated Ventures, where he represented Unocal’s non-operated international interests at board meetings, management committees and other high level meetings involving projects in the $200 million range in countries such as Azerbaijan, Bangladesh, China, Congo, Myanmar and Yemen. From 1994 to 1995, Dr. Ohnimus was General Manager of Asset Analysis, where he managed and directed planning, business plan budgeting and scenario plans for the domestic and international business unit with an asset portfolio totaling $5.5 billion. From 1990 to 1994, Dr. Ohnimus was Vice President and General Manager, Unocal Indonesia, located in Balikpapan, operating five offshore fields and one onshore liquid extraction plant and employing 1,200 nationals and 50 expatriates. From 1989 to 1990, he served as Regional Operations Manager in Anchorage, Alaska, and from 1988 to 1989, he was District Operations Manager in Houma, Louisiana. From 1981 to 1988, Dr. Ohnimus was in various management assignments in Houston and Houma, Louisiana, and from 1971 to 1981 he handled various technical assignments in reservoir, production and drilling in the Gulf Coast area (Houston, Van, Lafayette and Houma). From 1975 to 1979, Dr. Ohnimus was Assistant Professor of Petroleum Engineering at the University of Southwest Louisiana (now University of Southern Louisiana) where he taught a total of eleven undergraduate and graduate night classes. In 1980, he taught drilling seminars at the University of Texas Petroleum Extension Service of the International Association of Drilling Contractors (IADC). Dr. Ohnimus has authored several published papers concerning reservoir recompletion and increased recovery. Dr. Ohnimus received his Bachelor of Science degree in Chemical Engineering from the University of Missouri at Rolla in 1968, a Master of Science degree in Petroleum Engineering from the University of Missouri at Rolla in 1969 and a PhD degree in Petroleum Engineering from the University of Missouri at Rolla in 1971. Dr. Ohnimus served as a director of the American Petroleum Institute in 1978 and 1979, served as Session Chairman for the Society of Petroleum Engineers’ Annual Convention in 1982, was the Evangeline Section Chairman of the Society of Petroleum Engineers in 1978 and 1979 and served as President of the Unocal Credit Union from 1986 to 1988. In 2007, he was elected President of the Unocal Gulf Coast Alumni Club, which reports through the Chevron Retirees Association. He still holds that position. In June 2008, Dr. Ohnimus was elected as the vice chairman of the advisory board of Western Standard Energy Corp. (OTCBB:WSEG), an oil and natural gas exploration company. Due to his long oil and natural gas industry career and significant operational and international experience, Dr. Ohnimus provides valuable insight to our Board of Directors on our drilling and completion operations and management, as well as providing a global technology and operations perspective.

Special Board Advisors

In addition to our Board of Directors, we have three individuals who have significant oil and natural gas experience or legal, accounting and other business experience who advise our Board of Directors on various matters. Other than indemnification agreements in form similar to those entered into with our directors and officers, we have not entered into written agreements with these individuals with respect to their service as special advisors to our Board of Directors. Their business histories are described below:

Mr. Marlan W. Downey. Mr. Downey worked for Shell Oil Company, an integrated energy company, from 1957 to 1987. In 1977, he moved to Shell Oil’s International Exploration & Production business and became Vice President of Shell, and then President of Shell Oil’s newly-formed international subsidiary, Pecten International. Mr. Downey joined ARCO International in 1990 as Senior Vice President of Exploration, becoming President of ARCO International and then Senior Vice President and Executive Exploration Advisor to ARCO International. Mr. Downey retired from ARCO in 1996. He is a fellow of the American Association for the Advancement of Science. Mr. Downey is a past President of the American Association of Petroleum

Geologists (“AAPG”) and is Chief Scientist—Sarkeys Energy Center at Oklahoma University. Mr. Downey is the 2009 recipient of the AAPG’s Sidney Powers Medal, which is the highest honor awarded by the AAPG. He is also active in several international scientific organizations and serves on boards of the Institute for the Study of Earth and Man, and the Reves Institute for International Studies at William and Mary. Mr. Downey received a Bachelor of Arts degree in Chemistry in 1952 at Peru State College in Nebraska. He served in the Army in Korea and the Philippines, then entered graduate school at the University of Nebraska, and received a Bachelor of Science degree in 1956 and a Master of Science degree in Geology in 1957. Mr. Downey previously served on Matador Petroleum Corporation’s board of directors with Mr. Foran. He has served as a special advisor since our inception in July 2003 and currently serves as chair of the Board’s Prospect Committee and on the Engineering Committee.

Mr. Edward R. Scott, Jr. Mr. Scott is a successful Amarillo, Texas lawyer, civic leader and businessman, managing a varied portfolio of real estate and development-related concerns. Currently, he is the primary developer for two residential developments in Amarillo: Pheasant Run and The Greenways. He serves as primary owner of Document Shredding & Storage which services the entire Panhandle area, Sparky’s Storage Solutions in Amarillo, Texas and is part owner in several car washes in the Lubbock, Abilene and Dallas/Fort Worth areas. From 1968 to 1996, Mr. Scott was an attorney with the Amarillo law firm of Gibson, Ochsner & Adkins. From 1965 to 1968, he served as an accountant with Price Waterhouse & Co. Mr. Scott received his Bachelor of Business Administration degree in Accounting from West Texas State University in 1962 and an LLB from The University of Texas School of Law in 1965. Mr. Scott has previously served as a director and chairman of the Amarillo Economic Development Corporation and is currently serving as a board member of the Salvation Army, Amarillo Area Foundation, as well as the Amarillo Club. He is a past President of the Rotary Club of Amarillo, the Amarillo Businessmen’s Club, the Amarillo Club, Big Brothers and Big Sisters and the Amarillo Business Foundation. He is a former chairman of the Amarillo Board of City Development and a former member of the Board of Regents for West Texas State University. Mr. Scott has previously served as an officer and/or board member to many other local civic and/or charitable organizations. He is a member of the Texas Bar Association, the Amarillo Bar Association, the Texas Society of Certified Public Accountants and the Panhandle Chapter of the Texas Society of Certified Public Accountants. Mr. Scott is an original shareholder in both Matador Resources Company and the former Matador Petroleum Corporation. He was an original director on the Matador Resources Company Board of Directors and served as chair of the Audit Committee for eight years until his retirement from the Board in June 2011.

Mr. W.J. “Jack” Sleeper, Jr. Mr. Sleeper has over 55 years of experience evaluating oil and gas properties. Mr. Sleeper joined DeGolyer and MacNaughton, a petroleum consulting firm, as a Petroleum Engineer in 1965. He performed numerous field studies in North and South America, the North Sea and the Middle East. Mr. Sleeper retired as President and Chief Operating Officer of DeGolyer and MacNaughton on January 1, 1995. He served on DeGolyer and MacNaughton’s board of directors from 1978 until his retirement. Upon his graduation from the University of Oklahoma with a Bachelor of Science degree in Petroleum Engineering (with Distinction) in 1955, he was employed by Shell Oil Company, an integrated energy company, as an Exploitation Engineer. During his 10 years with Shell he spent three years performing research at Shell Development Company in the fields of Reservoir Engineering, Geology and Petrophysics. He held the titles of Project Engineer, Senior Exploitation Engineer and Senior Production Geologist during his tenure with Shell. Mr. Sleeper has served on the Mewborne Petroleum and Geological Board of Advisors at the University of Oklahoma since 1995. He is a Licensed Professional Engineer (retired) in the states of Oklahoma and Texas. Mr. Sleeper previously served on Matador Petroleum Corporation’s board of directors with Mr. Foran. He has served as a special advisor since our inception in July 2003. He currently serves on our Operations Committee, Engineering Committee and Prospect Committee.

The Board of Directors recommends that you vote FOR both of the Nominees.

PROPOSAL 2—ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Company seeks a non-binding advisory vote from its shareholders regarding the compensation of its Named Executive Officers as described in this Proxy Statement.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, we believe the Company’s future success and the ability to create long-term value for our shareholders depends on our ability to attract, retain and motivate highly qualified individuals in the oil and natural gas industry. Additionally, we believe that our success also depends on the continued contributions of our Named Executive Officers. The Company’s compensation system plays a significant role in its ability to attract, motivate, and retain a high quality workforce. As described in the Compensation Discussion and Analysis, the Company’s Named Executive Officer compensation program is designed to reward, in both the short-term and the long-term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and the achievement of our objectives. In addition, we reward qualities that we believe help achieve our business strategies such as teamwork; individual performance in light of general economic and industry-specific conditions; relationships with shareholders and vendors; the ability to manage and enhance production from our existing assets; the ability to explore new opportunities to increase oil and natural gas production; the ability to identify and acquire additional acreage; the ability to increase year-over-year proved reserves; the ability to control unit production costs; level of job responsibility; industry experience; and general professional growth.

This proposal provides shareholders the opportunity to endorse or not endorse the Company’s executive compensation program through the following resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Nominating, Compensation and Planning Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that you vote FOR approval of this resolution.

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

The Company seeks a non-binding advisory vote from its shareholders regarding the desired frequency for holding an advisory vote to approve the compensation of our Named Executive Officers as described in our annual proxy statements.

This proposal gives shareholders the opportunity to express their views as to whether the advisory vote on the Company’s Named Executive Officer compensation program should occur every one, two or three years. Because this vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors will take into account the outcome of the vote when deciding the frequency of the non-binding advisory vote on the Company’s executive compensation program.

The Board of Directors recommends that a non-binding advisory vote to approve the compensation of our executive officers as disclosed in the Company’s proxy statements occur annually.

While the Board believes this recommendation is appropriate at this time, shareholders are not voting to approve or disapprove this recommendation, but are instead asked to provide an advisory vote on whether the non-binding advisory vote on the approval of the Company’s Named Executive Officer compensation should be held every one, two or three years.

The Board of Directors recommends that you vote FOR “1 year” on this proposal.

PROPOSAL 4—APPROVAL OF OUR 2012 LONG-TERM INCENTIVE PLAN

Effective January 1, 2012, the Board of Directors of the Company adopted the Matador Resources Company 2012 Long-Term Incentive Plan (the “2012 Plan”). The 2012 Plan enables the Company to remain competitive and innovative in its ability to attract, motivate, reward, and retain the services of key employees, certain key contractors, and non-employee directors. Currently, the 2012 Plan provides for the granting of nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other awards which may be granted singly, in combination, or in tandem, and which may be paid in cash or shares of Common Stock. If the shareholders approve the 2012 Plan, the Company will also be able to grant incentive stock options (“ISOs”). The 2012 Plan provides flexibility to the Company’s compensation methods in order to adapt the compensation of employees, contractors, and non-employee directors to a changing business environment, after giving due consideration to competitive conditions and the impact of federal tax laws. If the shareholders do not approve the 2012 Plan, the Company will not be permitted to grant ISOs; however, the 2012 Plan will remain in effect for all other types of awards permitted thereunder.

Description of the 2012 Plan

The following is a brief description of the 2012 Plan. A copy of the 2012 Plan is attached as Appendix A to this Proxy Statement, and the following description is qualified in its entirety by reference to the 2012 Plan.

Effective Date and Expiration. The 2012 Plan became effective on January 1, 2012 and will terminate on January 1, 2022. No awards may be made under the 2012 Plan after its expiration date, but awards made prior thereto may extend beyond that date.

Share Authorization. Subject to certain adjustments, the number of shares that may be issued pursuant to awards under the 2012 Plan is 4,000,000 shares of Common Stock. If the shareholders approve the 2012 Plan, 100% of the authorized shares may be delivered pursuant to ISOs. Subject to certain adjustments, with respect to any participant who is an officer of the Company subject to Section 16 of the Exchange Act, or a “covered employee” as defined in Section 162(m)(3) of the Code, a maximum of 500,000 shares may be granted in any one year in the form of any award to such participant.

Shares to be issued may be made available from authorized but unissued shares of Common Stock, shares held by the Company in its treasury, or shares purchased by the Company on the open market or otherwise. During the term of the 2012 Plan, the Company will at all times reserve and keep enough shares available to satisfy the requirements of the 2012 Plan. If any shares of Common Stock subject to an award shall not be issued or transferred to a participant and shall cease to be issuable or transferable to a participant because of the forfeiture, termination, expiration or cancellation, in whole or in part, of such award or for any other reason, the shares not so issued or transferred, or the shares so reacquired by the Company, as the case may be, shall no longer be charged against the maximum number of shares reserved under the 2012 Plan and may be used thereafter for additional awards. The following additional parameters shall apply:

(a) To the extent an award under the 2012 Plan is settled or paid in cash, shares subject to such award will not be considered to have been issued and will not be applied against the maximum number of shares of Common Stock reserved under the 2012 Plan.

(b) If an award may be settled in shares of Common Stock or cash, such shares shall be deemed issued only when and to the extent that settlement or payment is actually made in shares of Common Stock. To the extent an award is settled or paid in cash, and not shares of Common Stock, any shares previously reserved for issuance or transfer pursuant to such award will again be deemed available for issuance or transfer under the 2012 Plan, and the maximum number of shares of Common Stock that may be issued or transferred under the 2012 Plan shall be reduced only by the number of shares actually issued and transferred to the participant.

(c) Notwithstanding the foregoing, (i) shares withheld or tendered to pay withholding taxes or the exercise price of an award shall not again be available for the grant of awards under the 2012 Plan, and (ii) the full number of shares subject to a stock option or stock appreciation right granted that are settled by the issuance of shares shall be counted against the shares authorized for issuance under this 2012 Plan, regardless of the number of shares actually issued upon the settlement of such stock option or stock appreciation right.

(d) Any shares repurchased by the Company on the open market using the proceeds from the exercise of an award shall not increase the number of shares available for the future grant of awards.

Administration. The 2012 Plan is administered by the Board of Directors or a committee of the Board of Directors (the “Plan Committee”) consisting of two or more members. At any time there is no Plan Committee to administer the 2012 Plan, any reference to the Plan Committee is a reference to the Board of Directors. The Plan Committee will determine the persons to whom awards are to be made, determine the type, size, and terms of awards, interpret the 2012 Plan, establish and revise rules and regulations relating to the 2012 Plan and make any other determinations that it believes necessary for the administration of the 2012 Plan. The Plan Committee may delegate certain duties to one or more officers of the Company as provided in the 2012 Plan.

Eligibility. Employees (including any employee who is also a director or an officer), contractors, and non-employee directors of the Company or its subsidiaries whose judgment, initiative and efforts contributed to or may be expected to contribute to the successful performance of the Company are eligible to participate in the 2012 Plan. As of April 26, 2012, the Company had 44 employees, seven non-employee directors, and six contractors eligible for awards under the 2012 Plan.

Stock Options. The Plan Committee may grant nonqualified stock options. If the shareholders approve the 2012 Plan, the Company also may grant ISOs qualifying under Section 422 of the Code, provided that only employees of the Company and its subsidiaries (excluding subsidiaries that are not corporations) are eligible to receive ISOs. Stock options may not be granted with an option price less than 100% of the fair market value of a share of Common Stock on the date the stock option is granted. If an ISO is granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company (or any parent or subsidiary), the option price shall be at least 110% of the fair market value of a share of Common Stock on the date of grant. The Plan Committee will determine the terms of each stock option at the time of grant, including without limitation, the methods by or forms in which shares will be delivered to participants. The maximum term of each option, the times at which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment or service generally are fixed by the Plan Committee, except that the Plan Committee may not grant stock options with a term exceeding 10 years.

Recipients of stock options may pay the option price: (i) in cash, check, bank draft or money order payable to the order of the Company; (ii) by delivering to the Company shares of Common Stock already owned by the participant having a fair market value equal to the aggregate option price and that the participant has not acquired from the Company within six months prior to the exercise date; (iii) by delivering to the Company or its designated agent an executed irrevocable option exercise form together with irrevocable instructions from the participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares purchased upon the exercise of the option or to pledge such shares to the broker as collateral for a loan from the broker and to deliver to the Company the amount of sale or loan proceeds necessary to pay the purchase price; and (iv) by any other form of valid consideration that is acceptable to the Plan Committee in its sole discretion.

Stock Appreciation Rights. The Plan Committee is authorized to grant stock appreciation rights (“SARs”) as a stand alone award, or freestanding SARs, or in conjunction with options granted under the 2012 Plan, or tandem SARs. SARs entitle a participant to receive an amount equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the fair market value of a share of Common Stock on the date of grant. The grant price of a SAR cannot be less than 100% of the fair market value of a share on the date of grant. The Plan Committee will determine the terms of each SAR at the time of the grant, including without limitation, the methods by or forms in which shares will be delivered to participants. The maximum term of each SAR, the times at which each SAR will be exercisable, and provisions requiring forfeiture of unexercised SARs at or following termination of employment or service generally are fixed by the Plan Committee, except that no freestanding SAR may have a term exceeding 10 years and no tandem SAR may have a term exceeding the term of the option granted in conjunction with the tandem SAR.

Restricted Stock and Restricted Stock Units. The Plan Committee is authorized to grant restricted stock and restricted stock units. Restricted stock consists of shares of Common Stock that may not be sold, transferred, pledged, hypothecated, encumbered, or otherwise disposed of, and that may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period as specified by the Plan Committee. Restricted stock units are the right to receive shares of Common Stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Plan Committee, which include a substantial risk of forfeiture and restrictions on their sale or other transfer by the participant. The Plan Committee determines the eligible participants to whom, and the time or times at which, grants of restricted stock or restricted stock units will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with the Company, the passage of time, or other restrictions or conditions. The value of the restricted stock units may be paid in shares, cash, or a combination of both, as determined by the Plan Committee.

Dividend Equivalent Rights. The Plan Committee is authorized to grant a dividend equivalent right to any participant either as a component of another award or as a separate award, conferring on participants the right to receive cash or shares of Common Stock equal in value to dividends paid on a specific number of shares or other periodic payments. The terms and conditions of the dividend equivalent right shall be specified by the grant. If a dividend equivalent right is granted as a component of another award, the dividend equivalent right may contain terms and conditions that are different from such other award. Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently or may be deemed to be reinvested in additional shares. Any such reinvestment shall be at the fair market value at the time thereof. A dividend equivalent right may be settled in cash, shares, or a combination thereof.

Performance Awards. The Plan Committee may grant performance awards payable in cash, shares of Common Stock, a combination thereof, or other consideration at the end of a specified performance period. Payment will be contingent upon achieving pre-established performance goals (as discussed below) by the end of the performance period. The Plan Committee will determine the length of the performance period, the maximum payment value of an award, and the minimum performance goals required before payment will be made, so long as such provisions are not inconsistent with the terms of the 2012 Plan, and to the extent an award is subject to Section 409A of the Code, are in compliance with the applicable requirements of Section 409A of the Code and any applicable regulations or guidance. To the extent the Company determines that Section 162(m) of the Code shall apply to a performance award granted under the 2012 Plan, it is the intent of the Company that performance awards constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder. Further, if complying with Section 162(m) of the Code, no participant may receive performance awards in any calendar year which have an aggregate value of more than $10,000,000, and if such awards involve the issuance of Common Stock, the aggregate value shall be based on the fair market value of such shares at the time of grant of such awards. In certain circumstances, the Plan Committee may, in its discretion, determine that the amount payable with respect to certain performance awards will be reduced from the amount of any potential awards. However, the Plan Committee may not, in any event, increase the amount of compensation payable to an individual upon the attainment of a performance goal intended to satisfy the requirements of Section 162(m) of the Code. With respect to a performance award that is not intended to satisfy the requirements of Section 162(m) of the Code, if the Plan Committee determines in its sole discretion that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, or for other reasons that the Plan Committee deems satisfactory, the Plan Committee may modify the performance measures or objectives and/or the performance period.

Performance Goals. Awards of restricted stock, restricted stock units, performance awards and other awards (whether relating to cash or shares of Common Stock) under the 2012 Plan may be made subject to the attainment of performance goals relating to one or more business criteria, which, where applicable, shall be within the meaning of Section 162(m) of the Code and consist of one or more or any combination of the following criteria (the “Performance Criteria”): earnings (either in the aggregate or on a per-share basis); net income; operating income; operating profit; cash flow; shareholder returns, including returns on assets, investment, invested capital and equity (and including income applicable to common shareholders or other class of shareholders); return measures (including return on assets, equity, or invested capital); total shareholder return (change in share price plus reinvestment of dividends into shares when declared, if any, from period to period); earnings before or after either, or any combination of, interest, taxes, depletion, depreciation, amortization or other non-cash items (EBITDA); gross revenues; reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect to any one or more subsidiaries or business units thereof; economic value or economic value added; market share or market share added; annual net income to Common Stock; earnings per share or growth in earnings per share; annual cash flow provided by operations; changes in annual revenues; strategic and operational business criteria, consisting of one or more objectives based on specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, lease operating expenses, G&A expenses, finding and development costs, reserves or reserves added, reserve replacement ratio and goals relating to acquisitions or divestures; or goals relating to specific environmental compliance measures and safety and accident rates.

For the Performance Criteria listed above, the Plan Committee may designate whether a particular Performance Criterion is to be measured on a pre-tax basis or post-tax basis. In addition, certain Performance Criteria may be stated in reference to a production volume of measurement such as in per cubic feet equivalents (e.g., per Mcfe, MMcfe or Bcfe). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude: (i) extraordinary, unusual, and/or non-recurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting regulations or laws; (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly, periodic and annual earnings releases; or (v) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Plan Committee prior to the issuance of an award. However, to the extent Section 162(m) of the Code is applicable, the Plan Committee may not in any event increase the amount of compensation payable to an individual upon the attainment of a Performance Goal.

Other Awards. The Plan Committee may grant other forms of awards payable in cash or shares if the Plan Committee determines that such other form of award is consistent with the purpose and restrictions of the 2012 Plan. The terms and conditions of such other form of award shall be specified by the grant. Such other awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant.

Vesting, Forfeiture, Assignment. The Plan Committee, in its sole discretion, may determine that an award will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its date of grant, or until the occurrence of one or more specified events, subject in any case to the terms of the 2012 Plan. If the Plan Committee imposes conditions upon vesting, then, except as otherwise provided below, subsequent to the date of grant the Plan Committee may, in its sole discretion, accelerate the date on which all or any portion of the award may be vested. “Full Value Awards” (i.e., restricted stock or restricted stock units) that constitute performance awards must vest no earlier than one year after the date of grant, and Full Value Awards that are payable upon the completion of future services must vest no earlier than over the three year period commencing on the date of grant. Notwithstanding the foregoing, the Plan Committee may, in its sole discretion, accelerate the vesting or waive any applicable restriction period for such Full Value Awards, provided that the shares of Common Stock subject to such awards shall be Exempt Shares (as defined in the 2012 Plan), unless such acceleration or waiver occurs by reason of the participant’s death, disability, retirement, or occurrence of a change in control. The number of Exempt Shares is limited to 10% of the number of shares available for issuance under the 2012 Plan.

The Plan Committee may impose on any award, at the time of grant or thereafter, such additional terms and conditions as the Plan Committee determines, including terms requiring forfeiture of awards in the event of a participant’s termination of service. The Plan Committee will specify the circumstances under which performance awards may be forfeited in the event of a termination of service by a participant prior to the end of a performance period or settlement of awards. Except as otherwise determined by the Plan Committee, restricted stock will be forfeited upon a participant’s termination of service during the applicable restriction period.

Awards granted under the 2012 Plan generally are not assignable or transferable except by will or by the laws of descent and distribution, except that the Plan Committee may, in its discretion and pursuant to the terms of an award agreement, permit certain transfers of nonqualified stock options or SARs to: (i) the spouse (or former spouse), children or grandchildren of the participant (“Immediate Family Members”); (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members; (iii) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by Immediate Family Members; (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision; or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the applicable award agreement pursuant to which such award is granted must be approved by the Plan Committee and must expressly provide for such transferability and (z) subsequent transfers of transferred awards shall be prohibited except those by will or the laws of descent and distribution.

Adjustments Upon Changes in Capitalization. In the event that any dividend or other distribution, recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an award, then the Plan Committee shall adjust any or all of the following so that the fair value of the award immediately after the transaction or event is equal to the fair value of the award immediately prior to the transaction or event: (i) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of awards, (ii) the number of shares and type of Common Stock (or other securities or property) subject to outstanding awards, (iii) the number of shares and type of Common Stock (or other securities or property) specified as the annual per-participant limitation under the 2012 Plan, (iv) the option price of each outstanding award, (v) the amount, if any, the Company pays for forfeited shares in accordance with the terms of the 2012 Plan, and (vi) the number of shares subject to or the exercise price of then outstanding SARs, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise (if applicable) at the same aggregate exercise price; provided however, that the number of shares of Common Stock (or other securities or property) subject to any award shall always be a whole number. Notwithstanding the foregoing, no adjustment shall be made or authorized to the extent that such adjustment would cause the 2012 Plan or any stock option to violate Section 422 of the Code or Section 409A of the Code. All such adjustments must be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

Amendment or Discontinuance of the 2012 Plan. The Board of Directors may, at any time and from time to time, without the consent of the participants, alter, amend, revise, suspend or discontinue the 2012 Plan in whole or in part; provided, however, that: (i) no amendment that requires shareholder approval in order for the 2012 Plan and any awards under the 2012 Plan to continue to comply with Sections 162(m), 421, and 422 of the Code (including any successors to such sections, or other applicable law) or any applicable requirements of any securities exchange or inter-dealer quotation system on which the Company’s stock is listed or traded, shall be effective unless such amendment is approved by the requisite vote of the Company’s shareholders entitled to vote on the amendment; and (ii) unless required by law, no action by the Board of Directors regarding amendment or discontinuance of the 2012 Plan may adversely affect any rights of any participants or obligations of the Company to any participants with respect to any outstanding award under the 2012 Plan without the consent of the affected participant.

Notwithstanding the foregoing, repricing of stock options and SARs or other downward adjustments in the exercise price of previously granted stock options or SARs, respectively, are prohibited, except in connection with a corporate transaction involving the Company such as any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, provided that the terms of outstanding awards may not be amended without shareholder approval to reduce the exercise price of outstanding stock options or SARs or cancel outstanding stock options or SARs in exchange for cash, other awards or stock options or SARs having an exercise price that is less than the exercise price of the original stock option or SAR.

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences relating to the transactions described under the 2012 Plan as set forth below. This summary does not purport to address all aspects of federal income taxation and does not describe state, local or foreign tax consequences. This discussion is based upon provisions of the Code and the treasury regulations issued thereunder, and judicial and administrative interpretations under the Code and treasury regulations, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

Law Affecting Deferred Compensation. In 2004, Section 409A was added to the Code to regulate all types of deferred compensation. If the requirements of Section 409A of the Code are not satisfied, deferred compensation and earnings thereon will be subject to tax as it vests, plus an interest charge at the underpayment rate plus 1% and a 20% penalty tax. Certain performance awards, stock options, stock appreciation rights, restricted stock units, and certain types of restricted stock are subject to Section 409A of the Code.

Incentive Stock Options. If the shareholders approve the 2012 Plan, a participant will not recognize income at the time an ISO is granted. When a participant exercises an ISO, a participant also generally will not be required to recognize income (either as ordinary income or capital gain). However, to the extent that the fair market value (determined as of the date of grant) of the shares with respect to which the participant’s ISOs are exercisable for the first time during any year exceeds $100,000, the ISOs for the shares over $100,000 will be treated as nonqualified stock options, and not ISOs, for federal tax purposes, and the participant will recognize income as if the ISOs were nonqualified stock options. In addition to the foregoing, if the fair market value of the shares received upon exercise of an ISO exceeds the exercise price, then the excess may be deemed a tax preference adjustment for purposes of the federal alternative minimum tax calculation. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.

The tax treatment of any shares acquired by exercise of an ISO will depend upon whether the participant disposes of his or her shares prior to two years after the date the ISO was granted or one year after the shares were transferred to the participant (referred to as the “Holding Period”). If a participant disposes of shares acquired by exercise of an ISO after the expiration of the Holding Period, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the shares. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares.

If the participant disposes of shares acquired by exercise of an ISO prior to the expiration of the Holding Period, the disposition will be considered a “disqualifying disposition.” If the amount received for the shares is greater than the fair market value of the shares on the exercise date, then the difference between the ISO’s exercise price and the fair market value of the shares at the time of exercise will be treated as ordinary income for the tax year in which the “disqualifying disposition” occurs. The participant’s basis in the shares will be increased by an amount equal to the amount treated as ordinary income due to such “disqualifying disposition.” In addition, the amount received in such “disqualifying disposition” over the participant’s increased basis in the shares will be treated as capital gain. However, if the price received for shares acquired by exercise of an ISO is less than the fair market value of the shares on the exercise date and the disposition is a transaction in which the participant sustains a loss which otherwise would be recognizable under the Code, then the amount of ordinary income that the participant will recognize is the excess, if any, of the amount realized on the “disqualifying disposition” over the basis of the shares.

Nonqualified Stock Options. A participant generally will not recognize income at the time a nonqualified stock option is granted. When a participant exercises a nonqualified stock option, the difference between the option price and any higher market value of the shares of Common Stock on the date of exercise will be treated as compensation taxable as ordinary income to the participant. The participant’s tax basis for the shares acquired under a nonqualified stock option will be equal to the option price paid for such shares, plus any amounts included in the participant’s income as compensation. When a participant disposes of shares acquired by exercise of a nonqualified stock option, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the shares. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares.

Special Rule if Option Price is Paid for in Shares. If a participant pays the option price of a nonqualified stock option with previously-owned shares of Common Stock and the transaction is not a disqualifying disposition of shares previously acquired under an ISO, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The participant’s tax basis and holding period for these shares received will be equal to the participant’s tax basis and holding period for the shares surrendered. The shares received in excess of the number of shares surrendered will be treated as compensation taxable as ordinary income to the participant to the extent of their fair market value. The participant’s tax basis in these shares will be equal to their fair market value on the date of exercise, and the participant’s holding period for such shares will begin on the date of exercise.

If the use of previously acquired shares to pay the exercise price of a nonqualified stock option constitutes a disqualifying disposition of shares previously acquired under an ISO, the participant will have ordinary income as a result of the disqualifying disposition in an amount equal to the excess of the fair market value of the shares surrendered, determined at the time such shares were originally acquired on exercise of the ISO, over the aggregate option price paid for such shares. As discussed above, a disqualifying disposition of shares previously acquired under an ISO occurs when the participant disposes of such shares before the end of the Holding Period. The other tax results from paying the exercise price with previously-owned shares are as described above, except that the participant’s tax basis in the shares that are treated as having been received in a tax-free exchange will be increased by the amount of ordinary income recognized by the participant as a result of the disqualifying disposition.

Restricted Stock. A participant who receives restricted stock generally will recognize as ordinary income the excess, if any, of the fair market value of the shares granted as restricted stock at such time as the shares are no longer subject to forfeiture or restrictions, over the amount paid, if any, by the participant for such shares. However, a participant who receives restricted stock may make an election under Section 83(b) of the Code within 30 days of the date of transfer of the shares to recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions on such shares) over the purchase price, if any, of such shares. If a participant does not make an election under Section 83(b) of the Code, then the participant will recognize as ordinary income any dividends received with respect to such shares. At the time of sale of such shares, any gain or loss realized by the participant will be treated as either short-term or long-term capital gain (or loss) depending on the holding period. For purposes of determining any gain or loss realized, the participant’s tax basis will be the amount previously taxable as ordinary income, plus the purchase price paid by the participant, if any, for such shares.

Stock Appreciation Rights. Generally, a participant who receives a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted, provided that the SAR is exempt from or complies with Section 409A of the Code. If a participant receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the recipient at the time it is received. If a participant receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the grant price, if any, will be taxed as ordinary income to the employee at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the exercise of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Other Awards. In the case of an award of restricted stock units, performance awards, dividend equivalent rights, or other stock or cash awards, the recipient will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery, provided that the award is exempt from or complies with Section 409A of the Code. In that taxable year, the Company will receive a federal income tax deduction in an amount equal to the ordinary income which the participant has recognized.

Federal Tax Withholding. Any ordinary income realized by a participant upon the exercise of an award under the 2012 Plan is subject to withholding of federal, state, and local income tax and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. To satisfy federal income tax withholding requirements, the Company will have the right to require that, as a condition to delivery of any shares of Common Stock, the participant remit to the Company an amount sufficient to satisfy the withholding requirements. Alternatively, the Company may withhold a portion of the shares (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations or may, if the Company consents, accept delivery of shares with an aggregate fair market value that equals or exceeds the required tax withholding payment. Withholding does not represent an increase in the participant’s total income tax obligation, since it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the shares. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by the Company to employees by January 31 of the succeeding year. Deferred compensation that is subject to Section 409A of the Code will be subject to certain federal income tax withholding and reporting requirements.

Tax Consequences to the Company. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code, and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.

Million Dollar Deduction Limit and Other Tax Matters. At some point in the future, the Company will be subject to Section 162(m) which will not permit the Company to deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the Company’s principal executive officer or an individual who is among the three highest compensated officers for the taxable year (other than the principal executive officer or the principal financial officer). This limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. To the extent that the Company determines that Section 162(m) of the Code will apply to any awards granted pursuant to the 2012 Plan, the Company intends that such awards will be constructed so as to constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation.

If an individual’s rights under the 2012 Plan are accelerated as a result of a change in control and the individual is a “disqualified individual” under Section 280G of the Code, the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Section 280G of the Code, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income tax) payable by the individual on the value of such accelerated rights, and (ii) the loss by the Company of a compensation deduction.

New Plan Benefits

The Company cannot currently determine all the benefits or number of shares subject to awards that may be granted in the future to eligible participants under the 2012 Plan because the grant of awards and terms of such awards are to be determined in the sole discretion of the Plan Committee. No equity grants were made under the Company’s 2003 Stock and Incentive Plan (the “2003 Plan”) during 2011. Since January 1, 2012, certain grants have been made under the 2012 Plan which are reflected in the table below:

Name and Position	Dollar Value (1)	Number of Shares
Joseph Wm. Foran, Chairman of the Board, Chief Executive Officer and President (2)	$931,415	140,364
David E. Lancaster, Executive Vice President, Chief Operating Officer and Chief Financial Officer (2)	$493,531	74,375
Matthew V. Hairford, Executive Vice President—Operations (2)	$377,406	56,875
Wade I. Massad, Executive Vice President—Capital Markets (3)	$1,042,822	150,000
David F. Nicklin, Executive Director — Exploration (2)	$355,637	53,594
Bradley M. Robinson, Vice President—Reservoir Engineering (2)	$232,250	35,000
Executive Group (2),(4)	$3,631,445	540,104
Non-Executive Director Group (5)	$131,215	11,907
Non-Executive Officer Employee and Contractor Group (2)	$2,896,556	435,439

(1)	The dollar value is based on the grant date fair value of shares awarded under the 2012 Plan computed in accordance with FASB ASC Topic 718, without regard to any anticipated forfeitures.
(2)	Includes shares underlying stock options, time-based restricted stock and performance-based restricted stock and restricted stock units.
(3)	Stock options.
(4)	Includes grants made to Scott E. King.
(5)	Time-based restricted stock units.

The fair market value of the Common Stock is $11.43 per share based on the closing price of the Common Stock on April 26, 2012.

The affirmative vote of the holders of a majority of the shares of the Company’s voting securities represented in person or by proxy at the Annual Meeting entitled to vote on such proposal that vote for or against such proposal is required for approval of the 2012 Plan. If the shareholders do not vote for the approval of the 2012 Plan, the 2012 Plan will remain in effect; however, ISOs will not be granted pursuant to the 2012 Plan.

The Board of Directors recommends that you vote FOR approval of the 2012 Long-Term Incentive Plan.

PROPOSAL 5 — RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP

The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012, and the Board of Directors has directed that such appointment be submitted to our shareholders for ratification at the Annual Meeting. If the shareholders do not ratify the appointment of Grant Thornton, the Audit Committee will reconsider the appointment.

The Company has been advised by Grant Thornton that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors.

The Company has been advised that representatives of Grant Thornton will be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm for Fiscal Years 2011 and 2010

The following table presents fees for professional audit services rendered by Grant Thornton for the audits of the Company’s annual financial statements for the years ended December 31, 2011 and 2010, and fees for other services rendered by Grant Thornton during those periods:

	2011	2010
Audit fees	$811,549	$187,620
Audit-related fees	—	—
Tax fees	—	—
All other fees	4,650	—

Total	$816,199	$187,620

Services rendered by Grant Thornton in connection with fees presented above were as follows:

Audit Fees

For fiscal years 2011 and 2010, audit fees include fees associated with the audits of our annual financial statements and reviews of our quarterly financial statements for inclusion in our registration statements, final prospectus and Form 10-K, and providing the underwriters with comfort letters on certain information contained in our registration statements and final prospectus.

Audit-Related Fees

We did not incur any audit-related fees in 2010 or 2011.

Tax Fees

We did not incur any fees for tax advice, planning and other services in 2010 or 2011.

All Other Fees

For fiscal year 2011, all other fees included use of online research tools. We did not incur other fees in this category in 2010.

The Audit Committee pre-approves all audit and permissible non-audit services provided by Grant Thornton. These services may include audit services, audit-related services, tax services and other services. The

Audit Committee has authorized the chair of the Audit Committee to pre-approve audit and permissible non-audit services provided by Grant Thornton up to $750,000. Pursuant to this delegation, the decisions of the chair must be presented to the Audit Committee at its next meeting.

Report of the Audit Committee

We are a standing committee comprised of independent directors as currently defined by SEC regulations and the applicable listing standards of the NYSE. The Board of Directors has determined that two of the members of the Audit Committee are “audit committee financial experts” as defined by applicable SEC rules and regulations. We operate under a written charter adopted by the Board of Directors. A copy of the charter is available free of charge on the Company’s website at www.matadorresources.com under “Investors—Corporate Governance.”

We annually select the Company’s independent auditors. If the shareholders do not ratify the appointment of Grant Thornton at the Annual Meeting, the Audit Committee will reconsider the appointment of the independent auditors.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. As provided in our charter, our responsibilities include the monitoring and oversight of these processes.

Consistent with our charter responsibilities, we have met and held discussions with management and the independent auditors. In this context, management and the independent auditors represented to us that the Company’s consolidated financial statements for the fiscal year ended December 31, 2011 were prepared in accordance with U.S. generally accepted accounting principles. We reviewed and discussed the consolidated financial statements with management and the independent auditors and discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

The Company’s independent auditors have also provided to us the written disclosures and the letter required by applicable requirements of The Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee, and we discussed with the independent auditors that firm’s independence. We also considered whether the provision of non-audit services is compatible with maintaining the independent auditors’ independence and concluded that such services have not impaired the auditors’ independence.

Based upon our reviews and discussions with management and the independent auditors and our review of the representation of management and the report of the independent auditors to the Audit Committee, we recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

Audit Committee,

Charles L. Gummer, Chair

David M. Laney

Steven W. Ohnimus

Michael C. Ryan

Vote Required

The affirmative vote of the holders of a majority of the shares of the Company’s voting securities represented in person or by proxy at the Annual Meeting entitled to vote on such proposal that vote for or against such proposal is required for the ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. If the shareholders do not ratify the appointment of Grant Thornton, the Audit Committee will reconsider the appointment.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this compensation discussion and analysis, we discuss our compensation objectives, our decisions and the rationale behind those decisions relating to compensation for 2011 for our principal executive officer, our principal financial officer, our other three most highly compensated executive officers and Wade I. Massad, our Executive Vice President—Capital Markets. Furthermore, this compensation discussion and analysis discusses our decisions to date regarding compensation for 2012 and the rationale behind those decisions. This compensation discussion and analysis provides a general description of our compensation program and specific information about its various components.

Named Executive Officers

Throughout this discussion, the following individuals are referred to as the “Named Executive Officers” and are included in the Summary Compensation Table:

•	Joseph Wm. Foran, Chairman of the Board, Chief Executive Officer and President;

•	David E. Lancaster, Executive Vice President, Chief Operating Officer and Chief Financial Officer;

•	Matthew V. Hairford, Executive Vice President—Operations;

•	Wade I. Massad, Executive Vice President—Capital Markets;

•	David F. Nicklin, Executive Director—Exploration; and

•	Bradley M. Robinson, Vice President—Reservoir Engineering.

Objectives of Our Compensation Program

Our future success and the ability to create long-term value for our shareholders depends on our ability to attract, retain and motivate highly qualified individuals in the oil and natural gas industry. Additionally, we believe that our success also depends on the continued contributions of our Named Executive Officers. Our executive compensation program is designed to provide a comprehensive compensation program to meet the following objectives:

•	to be fair to both the executive and the Company;

•	to attract and retain talented and experienced executives with the skills necessary for us to execute our business plan;

•	to provide opportunities to achieve a total compensation level that is competitive with comparable positions at companies with which we compete for executives;

•	to align the interests of our executive officers with the interests of our shareholders and with the performance of our Company for long-term value creation;

•	to provide financial incentives to our executives to achieve our key corporate and individual objectives;

•	to provide an appropriate mix of fixed and variable pay components to establish a “pay-for-performance” oriented compensation program;

•	to foster a shared commitment among executives by coordinating their corporate and individual goals;

•	to provide compensation that takes into consideration the education, professional experience and knowledge that is specific to each job and the unique qualities the executive provides; and

•	to recognize an executive’s commitment and dedication in his job performance and in support of our culture.

What Our Compensation Program Is Designed to Reward

Our compensation program is designed to reward, in both the short-term and the long-term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and the achievement of our objectives. In addition, we reward qualities that we believe help achieve our business strategies such as teamwork; individual performance in light of general economic and industry-specific conditions; relationships with shareholders and vendors; the ability to manage and enhance production from our existing assets; the ability to explore new opportunities to increase oil and natural gas production; the ability to identify and acquire additional acreage; the ability to increase year-over-year proved reserves; the ability to control unit production costs; level of job responsibility; industry experience; and general professional growth.

2011

Elements of Our 2011 Compensation Program and Why We Paid Each Element

For 2011, our management compensation program was comprised of the following three elements:

•	Base Salary. We paid base salary to reward an executive for his assigned responsibilities, experience, leadership and expected future contribution.

•

Discretionary Cash Bonus. We included a discretionary cash bonus as part of our management compensation program because we believed this element of compensation (i) helped focus and motivate management to achieve key corporate and individual objectives by rewarding the achievement of these objectives; (ii) helped retain management; (iii) rewarded our successes over the prior year; and (iv) was necessary to be competitive from a total remuneration standpoint.

•

Benefits. We offered a variety of health and welfare programs to all eligible employees, including the executive officers other than Mr. Nicklin. The health and welfare programs were intended to protect employees against catastrophic loss and encourage a healthy lifestyle.

In addition, in prior years, we used stock options as the primary vehicle for (i) linking our long-term performance and increases in shareholder value to the total compensation for our executive officers and (ii) providing competitive compensation to attract and retain our executive officers. Due to the timing of our initial public offering in February 2012, we did not issue any stock options in 2011.

How We Determined Each Element of 2011 Compensation

In the first part of 2011, we had a Planning and Compensation Committee (a predecessor committee to the Nominating, Compensation and Planning Committee), and in consideration of becoming a public company and in connection with our initial public offering, the Planning and Compensation Committee engaged Pay Governance LLC as its independent executive compensation advisory firm to assist with the development and implementation of a new executive compensation program which we originally anticipated would become effective upon the completion of our initial public offering.

For purposes of benchmarking executive compensation, Pay Governance LLC developed a list of recommended peer companies in the oil and gas exploration and production sector. These companies were recommended to and approved by the Planning and Compensation Committee based on their annual revenues, market capitalization, enterprise value, total assets and EBITDA (earnings before interest, taxes, depletion, depreciation and amortization and certain other non-cash items). The compensation peer companies are as follows:

Bill Barrett Corp. Breitburn Energy Partners, L.P. Clayton Williams Energy Inc. Comstock Resources Inc. Contango Oil & Gas Co. Gulfport Energy Company Penn Virginia Corp.	Petroleum Development Corp. Rosetta Resources, Inc. Stone Energy Corp. Swift Energy Co. Unit Corporation Venoco, Inc. W&T Offshore, Inc.

Mr. Foran was compared against the chief executive officer position of all 14 peer companies. Mr. Lancaster was compared against the average of the chief financial officer position and the second highest paid position based on annual cash compensation of the 14 peer companies. Messrs. Hairford, Nicklin and Robinson were compared against the third, fourth and fifth highest paid positions based on annual cash compensation of the peer companies, respectively. However, Gulfport Energy Company did not have a fourth and fifth highest paid position and Contango Oil and Gas Co. and Venoco Inc. did not have a fifth highest paid position. The data regarding the peer comparison is based on information presented in their 2010 filings regarding compensation for the year ended December 31, 2009 except for Contango Oil and Gas Co., which had a June 30, 2010 year end.

As an overall compensation philosophy for 2011, we decided to adopt conservative pay levels as an initial strategy of becoming a public company. As we grow and build value for our shareholders through sustained high performance and shareholder returns, we plan to increase our overall compensation pay levels gradually toward the 50th percentile of our peer group. In developing our public company compensation program for 2011, we adopted a strategy of focusing for 2011 on the 25th percentile (lowest quartile) as a general target range for benchmarking most of our Named Executive Officer compensation. Initially for 2011, all elements of direct compensation, including base salary, annual incentive compensation and long-term incentive compensation were targeted for most of our Named Executive Officers to provide pay opportunities in the range of the 25th percentile of our peer companies; however, as described below, based on the timing of our initial public offering, the Nominating, Compensation and Planning Committee and the Independent Directors (as defined below, both of which are currently comprised of the same members) modified the timing of the increases in certain base salaries, determined not to use a formulaic cash incentive program for 2011 and determined not to make any equity grants to Named Executive Officers for 2011.

2011

Nominating, Compensation and Planning Committee

Prior to becoming a public company, in August 2011, we formed the Nominating, Compensation and Planning Committee of our Board of Directors and adopted a charter for such committee which provides a new process for approving compensation of the Named Executive Officers. The Nominating, Compensation and Planning Committee has the authority at our expense to retain and terminate independent third-party compensation consultants and other expert advisors. In addition, the Nominating, Compensation and Planning Committee will confirm at least annually that our incentive pay does not encourage unnecessary risk taking and review and discuss the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

With regard to all of the Named Executive Officers, the Nominating, Compensation and Planning Committee will recommend to the independent members of our Board of Directors (the “Independent Directors”):

•	option guidelines and size of overall grants;

•	option grants and other equity and non-equity related awards; and

•	modifications or cancellations of existing grants and substitutions of new grants.

The Independent Directors are required to be independent pursuant to the listing standards of the NYSE and the rules and regulations promulgated under the Exchange Act and Section 162(m) of the Code.

The Nominating, Compensation and Planning Committee will annually review and make recommendations to the Independent Directors regarding the matters related to Mr. Foran’s compensation including corporate goals and objectives applicable to Mr. Foran’s compensation. The Nominating, Compensation and Planning Committee will also evaluate Mr. Foran’s performance in light of these established goals and objectives at least annually. Based upon these evaluations, the Nominating, Compensation and Planning Committee will make recommendations to the Independent Directors regarding Mr. Foran’s annual compensation, including salary, bonus and equity and non-equity incentive compensation. The Nominating, Compensation and Planning Committee will review and recommend to the Independent Directors with regard to Mr. Foran:

•	any employment agreement, severance agreement, change in control agreement or provision or separation agreement or amendment thereof;

•	any deferred compensation arrangement or retirement plan or benefits; and

•	any benefits and perquisites.

On an annual basis, after consultation with Mr. Foran, the Nominating, Compensation and Planning Committee will review and make recommendations to the Independent Directors on the evaluation process and compensation structure for the other Named Executive Officers. After considering the evaluation and recommendations of Mr. Foran, the Nominating, Compensation and Planning Committee will evaluate the performance of the other Named Executive Officers and make recommendations to the Independent Directors regarding the annual compensation of such Named Executive Officers, including salary, bonus and equity and non-equity incentive compensation.

After considering the recommendations of Mr. Foran with regard to the other Named Executive Officers, the Nominating, Compensation and Planning Committee will review and recommend to the Independent Directors regarding the other executive officers:

•	any employment agreement, severance agreement, change in control agreement or provision or separation agreement or amendment thereof;

•	any deferred compensation arrangement or retirement plan or benefits; and

•	any benefits and perquisites.

In addition, pursuant to its charter, the Nominating, Compensation and Planning Committee will review and recommend to the Independent Directors any proposals for the adoption, amendment, modification or termination of our incentive compensation, equity based plans and non-equity based plans.

2011 Base Salary

Based on the recommendations of Mr. Foran and Mr. Laney, the chair of the Planning and Compensation Committee, the Planning and Compensation Committee (which consisted of Messrs. Foran, Laney, Ryan and Scott and Dr. Holditch) and the Board of Directors (other than Mr. Foran) decided that for most of 2011, except for Mr. Robinson, the base salaries for our Named Executive Officers would remain at their 2010 levels which were as follows:

Executive Officer	2010 Base Salary
Joseph Wm. Foran	$240,000
Chairman of the Board, Chief Executive Officer and President

David E. Lancaster	$240,000
Executive Vice President, Chief Operating Officer and Chief Financial Officer

Matthew V. Hairford	$240,000
Executive Vice President—Operations

Bradley M. Robinson	$200,000
Vice President—Reservoir Engineering

Although Mr. Nicklin is retained officially as an independent contractor, he serves as our Executive Director—Exploration and is included and treated as a Named Executive Officer. Mr. Nicklin retired in 2000 as the Chief Geologist for ARCO and desires to maintain a measure of independence and flexibility in his schedule. Under this independent contractor arrangement, we are able to obtain the benefit of his experience and expertise that we would otherwise not have. Based on the recommendations of Mr. Foran and Mr. Laney, the Board of Directors (other than Mr. Foran) and the Planning and Compensation Committee decided that for most of 2011, Mr. Nicklin’s base rate would remain at $1,500 per day.

Mr. Robinson’s base salary was increased effective January 1, 2011 to $225,000. Originally, based upon the review of the base salaries paid by the compensation peer companies and consultation with Mr. Foran (other than with regard to his base salary), the Planning and Compensation Committee and the Board of Directors (other than Mr. Foran) determined that the base salaries for the Named Executive Officers other than Mr. Robinson and Mr. Massad (who was not an executive officer at such time) were to be increased to the following amounts upon the completion of our initial public offering:

•	Mr. Foran—$550,000

•	Mr. Lancaster—$340,000

•	Mr. Hairford—$275,000

•

Mr. Nicklin—$2,000 per day of which $250 per day will be deferred until the end of the three year independent contractor agreement, provided Mr. Nicklin’s engagement continues until that point. Payments will actually be made to his consulting company.

However, due to various delays in the timing of our initial public offering, the Nominating, Compensation and Planning Committee and the Independent Directors determined to make the increases set forth above effective for Messrs. Lancaster, Hairford and Nicklin on December 1, 2011, and for Mr. Foran effective January 1, 2012. Mr. Foran’s increased base salary was set between the 25th-50th percentiles of base compensation levels of the peer companies based on compensation set forth in the peer companies’ 2011 proxy statements. The increased base salaries for all other Named Executive Officers were set in the range of the 25th percentile of the compensation peer companies for positions indicated above based on compensation set forth in the compensation peer companies’ 2011 proxy statements.

Mr. Massad was an independent contractor to us from September 2010 until November 30, 2011 and was paid $7,500 per month for such services, generally consisting of one to two days of service per week. On December 1, 2011, we hired him as our Executive Vice President—Capital Markets with a base salary of $225,000 which was recommended by Mr. Foran and approved by the Nomination, Compensation and Planning Committee and the Independent Directors.

2011 Cash Bonuses

Although we had originally planned to adopt an Annual Incentive Plan for 2011 and to make the 2011 incentive payments based on the Annual Incentive Plan, due to delays in the timing of our initial public offering, the Board of Directors decided to adopt the Annual Incentive Plan effective January 1, 2012 and to make our incentive payments for 2012 performance under the Annual Incentive Plan as described below under “2012 Annual Incentive Compensation.”

For the 2011 cash bonuses, a sub-committee of the Nominating, Compensation and Planning Committee and the Independent Directors made recommendations regarding such bonuses for the Named Executive Officers to the Nominating, Compensation and Planning Committee and the Independent Directors in February 2012, and then the Nominating, Compensation and Planning Committee and the Independent Directors determined the amounts of the cash bonuses to be paid to the Named Executive Officers which were as follows: Mr. Foran—$600,000, Mr. Lancaster—$350,000, Mr. Hairford—$250,000, Mr. Nicklin—$125,000 and Mr. Robinson—$75,000.

The amounts of the 2011 cash bonuses for each Named Executive Officer were based upon an evaluation of each Named Executive Officer’s performance and contributions to our growth and to meeting our 2011 company-wide performance objectives which included the following:

•

increasing proved oil and natural gas reserves at December 31, 2011 by 50% from 128.3 Bcfe at December 31, 2010, a target we achieved by increasing our proved oil and natural gas reserves at December 31, 2011 to 193.2 Bcfe, an increase of 51% year-over-year and an increase of 62% when accounting for the 14.5 Bcfe of oil and natural gas we produced during 2011;

•

increasing the oil component of our total proved reserves at December 31, 2011 to greater than 5% oil on a gas equivalent basis and greater than 2 million barrels of proved oil reserves, a target we achieved by increasing our proved oil reserves at December 31, 2011 to approximately 3.8 million barrels, representing approximately 12% of our total proved reserves on a gas equivalent basis;

•

doubling our Adjusted EBITDA (as defined below) for the year ended December 31, 2011 from $23.6 million for the year ended December 31, 2010, a target we achieved by increasing our Adjusted EBITDA to $49.9 million for the year ended December 31, 2011, an increase of 111%;

•

effecting a significant shift in the percentage of our total oil and natural gas revenues attributable to oil production, a target we achieved by increasing the percentage of our oil revenue to 21.6% of our total oil and natural gas revenues for the year ended December 31, 2011 from 7.4% from the year ended December 31, 2010;

•

maintaining operating cash costs (excluding depletion, depreciation and amortization and accretion and impairment costs) below $2.00 per Mcfe in 2011 and improving upon the $1.97 per Mcfe achieved in 2010, a target we met by achieving operating cash costs of $1.75 per Mcfe in 2011; and

•

completing our initial public offering prior to the end of 2011, a goal we did not reach before December 31, 2011, but which we did achieve soon thereafter when our common stock began trading on the New York Stock Exchange on February 2, 2012 and which the Nominating, Compensation and Planning Committee took into consideration when awarding 2011 cash bonuses.

Also, the Named Executive Officers’ cash bonuses reflected each officers’ contributions to the successful acquisition of additional leasehold acreage in both the Haynesville and particularly the Eagle Ford shale plays during 2011. In addition, the Named Executive Officers’ cash bonuses in 2011 reflected the following individual contributions.

•

Mr. Foran’s leadership in the attainment of our 2011 performance objectives as identified above, his overall direction of the initial public offering process and his negotiation of the acquisition of approximately 6,300 gross and 4,800 net acres in DeWitt, Karnes, Wilson and Gonzales Counties, Texas in the Eagle Ford shale play from Orca ICI Development, JV;

•

Mr. Lancaster’s leadership in the attainment of our 2011 operational and financial objectives as identified above, his significant contributions to the preparation of our initial registration statement on Form S-1 and subsequent amendments thereto during the year and his efforts leading to the amending and restating of our senior secured credit agreement, including an increase in the borrowing base to $125 million at year-end 2011;

•

Mr. Hairford’s efforts in organizing and initiating our two-rig drilling program in the Eagle Ford shale, his contributions to the negotiation and acquisition of the acreage in DeWitt, Karnes, Wilson and Gonzales Counties as described above, his contributions to the initial public offering process and his successful completion of Stanford University’s Graduate School of Business flagship six week Stanford Executive Program during the summer of 2011;

•

Mr. Nicklin’s leadership of the exploration staff in the improvement of in-house processes for the geosteering of long-horizontal wells in the Haynesville and in particularly the Eagle Ford shale plays, his efforts and those of the staff in developing new exploration plays and prospects, his contributions to the initial public offering process and his specific direction of the exploration of our Meade Peak shale prospect in southwest Wyoming; and

•

Mr. Robinson’s leadership role in coordinating our non-operated participation interests, primarily in the Haynesville shale in north Louisiana, but also in other areas where we have non-operated participation interests, his evaluation of the business opportunity leading to the acquisition of the acreage in DeWitt, Karnes, Wilson and Gonzales Counties, his contributions to the initial public offering process and his specific technical support of our exploration of the Meade Peak shale prospect in southwest Wyoming as well as his ongoing technical support of the exploration staff in developing new plays and prospects.

In addition, to reward Messrs. Foran, Lancaster and Hairford for their valuable contributions in connection with the preparation of our initial public offering, the Planning and Compensation Committee (a predecessor committee to the Nominating, Compensation and Planning Committee) authorized bonus payments of $50,000, $40,000 and $20,000, respectively, in August 2011 upon the filing of our initial registration statement on Form S-1. The Nominating, Compensation and Planning Committee and the Independent Directors ratified these bonus payments in 2011.

Pursuant to the terms of Mr. Nicklin’s independent contractor agreement, if the Board of Directors determined that he fulfilled his duties in a reasonably satisfactory manner, his consulting company was to be paid a bonus of at least $50,000 for 2011. The $125,000 bonus amount set forth above includes the $50,000 payment under the independent contractor agreement.

Mr. Massad received a $100,000 sign-on bonus pursuant to the terms of his employment agreement since the Company had used his services more than was originally contemplated under his arrangement.

2011 Long-Term Incentive Compensation

Although the Nominating, Compensation and Planning Committee and the Independent Directors had originally planned to make equity grants to the Named Executive Officers in 2011 consisting of non-qualified stock options, performance shares and time-lapsed restricted shares, the Nominating, Compensation and Planning Committee and the Independent Directors decided not to make any equity grants to Named Executive Officers in 2011 due to the timing of our initial public offering.

Benefits

We offer a variety of health and welfare programs to all eligible employees, including the executive officers other than Mr. Nicklin. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, pharmacy, dental, disability and life insurance. We also have a 401(k) plan for all full time employees, including the executive officers, other than Mr. Nicklin, in which we contribute 3% of the employee’s base salary and have the discretion to match dollar-for-dollar up to an additional 4% of the employee’s elective deferral contributions. We generally do not offer perquisites to our executives, including our Named Executive Officers. However, we did guarantee the repayment of loans made to certain of our Named Executive Officers by Comerica Bank during 2011. These loan guaranties were terminated in January 2012, and we made no payments to Comerica Bank pursuant to these loan guaranties (See “Certain Relationships and Related Party Transactions—Loan Program”).

How We Determine Each Element of 2012 Compensation

2012 Base Salary

For 2012, after receiving input from Mr. Foran, the Nominating, Compensation and Planning Committee and the Independent Directors decided to leave the salaries for Messrs. Foran, Lancaster, Massad and Nicklin at the amounts set forth above after giving effect to the increase in Mr. Foran’s base salary to $550,000 beginning on January 1, 2012. With regard to Messrs. Hairford and Robinson, after receiving input from Mr. Foran, the Nominating, Compensation and Planning Committee and the Independent Directors decided to increase the base salaries effective January 1, 2012 for Mr. Hairford to $300,000 and for Mr. Robinson to $240,000. Mr. Hairford’s raise was based upon his role in completing our Eagle Ford acreage acquisition in DeWitt, Karnes, Wilson and Gonzales counties and for his leadership in initiating our ongoing drilling and completion operations in the Eagle Ford shale. Mr. Robinson’s raise was based upon his ongoing leadership in coordinating our non-operating participation interests in the Haynesville shale and elsewhere and for his specific technical contributions to our completion operations in the Eagle Ford shale and our exploration efforts in the Meade Peak shale. The 2012 base salaries reflect the general philosophy for 2012 of having total target compensation for the Named Executive Officers in approximately the 25th-50th percentile of the compensation peer companies.

2012 Annual Incentive Compensation

Effective January 1, 2012, we adopted an Annual Incentive Plan which the Independent Directors use as guidelines to make awards. All awards made pursuant to the Annual Incentive Plan are cash awards. Such awards are to be paid to the Named Executive Officers as soon as practicable following completion of the plan year and, in any case, within the first 135 days following the end of the plan year.

The Nominating, Compensation and Planning Committee recommends to the Independent Directors and the Independent Directors set annual performance criteria for the Named Executive Officers based on the possible performance criteria that are set forth in the Annual Incentive Plan. Such criteria may include financial, operational and strategic performance goals for the Company, Company performance measures and Company performance relative to peers. The Nominating, Compensation and Planning Committee also recommends to the Independent Directors and the Independent Directors set corresponding performance payment amounts that are guidelines for actual amounts to be paid based on the achievement of such performance criteria by each Named Executive Officer.

In addition to the annual performance criteria, in order to give the Nominating, Compensation and Planning Committee and the Independent Directors flexibility, the Nominating, Compensation and Planning Committee may make recommendations to the Independent Directors and the Independent Directors may decide after completion of our fiscal year to decrease the amount of the payments relating to the corresponding performance criteria or to increase the amount of the payments to the Named Executive Officers. Any increase may be in response to unforeseen circumstances when the performance criteria were set. Any such increase may or may not be based on the list of performance criteria set forth in the Annual Incentive Plan and may be made irrespective of whether any payments are made regarding the performance criteria.

For 2012, a sub-committee of the Nominating, Compensation and Planning Committee met with Pay Governance LLC and management to determine potential criteria for the Annual Incentive Plan. As a result of these meetings, the sub-committee recommended and the Nominating, Compensation and Planning Committee and the Independent Directors determined to use the following performance criteria as guidelines:

•	Adjusted EBITDA(1) growth for 2012 as compared to 2011

•	Reserves(2) growth for 2012 as compared to 2011

(1)	We define Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, non-recurring income and expenses and non-cash stock-based compensation expense, including stock option and grant expense and restricted stock grants. Adjusted EBITDA is a non-GAAP number.
(2)	Reserves growth will be based on PV-10 at December 31, 2012, calculated using an assumed natural gas price of $4.12 per MMBtu and an assumed oil price of $100 per Bbl. PV-10 is calculated by adding estimated future income taxes to the standardized measure of discounted future net cash flows of our reserves. PV-10 is a non-GAAP number.

•	Increase in stock price for 2012 as compared to our $12.00 per share initial public offering price

•	Increase in oil production for 2012 as compared to 2011

•	Increase in “Tier One” quality net oil acreage

•	Increase in oil produced and sold on a gas equivalent basis (using 1 Bbl of oil = 6 Mcf of natural gas)

It is important to note that performance goals are part of our incentive program and do not correspond to any financial guidance that the Company has provided to the investment community or that the Company will provide and should, therefore, not be considered as statements of our expectations or estimates.

The Nominating, Compensation and Planning Committee and the Independent Directors determined that these six criteria are general measures of our performance and are the key criteria on which management should focus during 2012. The Independent Directors established the threshold levels of the performance criteria as representing an achievable increase over 2011, the target levels as representing a considerable but reasonable increase over 2011 and the maximum levels as representing an exceptional increase over 2011. Since the actual payments to be made under the Annual Incentive Plan for 2012 are discretionary with the Independent Board, there is no weighting among the performance criteria. Below are the threshold, target and maximum performance criteria.

2012 Annual Incentive Plan Metrics

Performance Metric	2011 Baseline	Threshold	Target	Maximum
Adjusted EBITDA	$49.9 million	$75.0 million	$100.0 million	$125.0 million
Reserves Growth	$248.7 million	$350.0 million	$375.0 million	$400.0 million
Stock Price/Share	$12.00	$14.00	$16.00	$18.00
Oil Production	154,000 Bbl	1.3 million Bbl	1.4 million Bbl	1.5 million Bbl
Oil Acreage (Total)	27,000 net acres	29,500 net acres	32,000 net acres	37,000 net acres
Oil as Percentage of Total Production	6%	30%	35%	40%

In making recommendations regarding the 2012 potential payment guidelines under the Annual Incentive Plan, Pay Governance LLC made recommendations regarding the target payment guidelines. A sub-committee of the Nominating, Compensation and Planning Committee reviewed the Pay Governance LLC recommendations regarding target payment guidelines as well as the recommendations of management regarding the threshold, target and maximum payment guidelines. Based on the review of the Pay Governance recommendations and the management recommendations which took into account the differing responsibilities of each Named Executive Officer, the sub-committee recommended and the Nominating, Compensation and Planning Committee and the Independent Directors adopted the threshold, target and maximum payment guidelines set forth below other than with respect to Mr. Robinson for whom management made the determination as Mr. Robinson is not expected to be a Named Executive Officer for 2012 due to the anticipation that Mr. Massad will be a Named Executive Officer for 2012 and will replace Mr. Robinson as a Named Executive Officer.

The table which follows sets forth the threshold, target and maximum incentive guidelines for the Named Executive Officers for 2012 based on the performance criteria guidelines set forth above.

Participant	Threshold Annual Incentive Opportunity as % of 2012 Base Salary	Target Annual Incentive Opportunity as % of 2012 Base Salary	Maximum Annual Incentive Opportunity as % of 2012 Base Salary
Joseph Wm. Foran	38%	75%	150%
Chairman of the Board, Chief Executive Officer and President

David E. Lancaster	44%	74%	147%
Executive Vice President, Chief Operating Officer and Chief Financial Officer

Matthew V. Hairford	33%	67%	133%
Executive Vice President—Operations

Wade I. Massad	25%	40%	50%
Executive Vice President—Capital Markets

David F. Nicklin (1)	29%	43%	86%
Executive Director—Exploration

Bradley M. Robinson	25%	40%	50%
Vice President—Reservoir Engineering

(1)	The target annual incentive opportunity, expressed in dollars, assumes that Mr. Nicklin works 200 days per year at the daily rate of $1,750 per day. Payments will actually be made to his consulting company.

In early 2013, with regard to each Named Executive Officer, after taking into account the performance criteria guidelines and all other information with regard to such Named Executive Officer, the Nominating, Compensation and Planning Committee (or sub-committee thereof) may recommend to the Independent Directors that any Named Executive Officer be paid an annual award and the Independent Directors will determine the annual award to be paid to such Named Executive Officer, if any. The amount of such annual award may be greater than or less than the payment opportunity based on the performance criteria guidelines so long as the annual award does not exceed 200% of the applicable Named Executive Officer’s annual base salary.

Pursuant to the terms of his employment agreement, Mr. Massad received a $150,000 bonus in early 2012 upon completion of our initial public offering due to his services to the Company and expertise in connection with our initial public offering and his expertise and guidance regarding financing matters and capital markets.

Long-Term Incentive Plan

Effective January 1, 2012, the Board of Directors adopted the 2012 Long-Term Incentive Plan (the “2012 Plan”). This plan permits the granting of long-term equity and cash incentive awards, including the following:

•	stock options;

•	stock appreciation rights;

•	restricted stock (time-lapse and performance-based);

•	restricted stock units (both time-lapse and performance-based);

•	performance shares;

•	performance units;

•	stock grants; and

•	performance cash awards.

The Board of Directors has determined not to make any additional grants of awards under the 2003 Plan, and the 2012 Plan will replace the 2003 Plan going forward. The 2012 Plan initially had 4,000,000 shares of Common Stock or share equivalents reserved for issuance. The plan covers grants to the Named Executive Officers, key employees, consultants and non-employee directors.

After receiving recommendations from the Nominating, Compensation and Planning Committee (or a sub-committee thereof), the plan is administered by the Independent Directors, who authorize and approve grants, including the size and terms of such grants such as vesting and the lapsing of restrictions for Named Executive Officers. For 2012, the sub-committee of the Nominating, Compensation and Planning Committee met with Pay Governance LLC and management regarding the appropriate types and amounts of equity grants. Based upon these meetings, the sub-committee recommended and the Nominating, Compensation and Planning Committee and the Independent Directors granted the Named Executive Officers (other than Messrs. Massad and Robinson) non-qualified stock options, time-based restricted shares and performance-based restricted stock and restricted stock units approximately equal in value to a specified percentage of the Named Executive Officer’s salary. Since pursuant to the terms of his employment agreement, on February 1, 2012, Mr. Massad received a grant of stock options exercisable into 150,000 shares of our Common Stock at an exercise price equal to $12.00 per share, the offering price of our initial public offering, Mr. Massad did not receive any additional equity grants. As described above, management made the grant of non-qualified stock options, time-based restricted shares and performance-based restricted stock and restricted stock units to Mr. Robinson since he is not expected to be a Named Executive Officer for 2012.

The percentage of the Named Executive Officer’s salary for which the equity grant is approximately equivalent was recommended by the sub-committee and adopted by the Nominating, Compensation and Planning Committee and the Independent Directors based upon the recommendations of Pay Governance LLC and the recommendations of management based upon differing levels of responsibility of the Named Executive Officers. The stock options are equal to approximately 50% of the total value of the awards, vest 50% on the second and 50% on the fourth anniversaries of the grant date if the Named Executive Officer is still employed by us on the vesting dates, have an exercise price of $10.49 per share and have a five year term. The time-based restricted stock comprises approximately 25% of the total value of the awards and vests 50% on the second and 50% on the fourth anniversaries of the grant date if the Named Executive Officer is still employed by us on the vesting dates. The performance-based restricted stock and restricted stock units are equal to approximately 25% of the total value of the awards and vest after April 15, 2015 if the Named Executive Officer is still employed by us on the vesting date with the actual amount of shares being retained, if any, and the actual number of units being converted into shares, if any, based on our percentile rank within the peer group set forth below with regard to the annualized equivalent total shareholder return from April 16, 2012 to April 15, 2015. During the restricted period prior to vesting of the time-based restricted stock and the performance-base restricted stock, the Named Executive Officer will be eligible to receive dividends on and vote the restricted shares. The stock options and time-based restricted stock are granted in order to facilitate retention of our Named Executive Officers, encourage improved future results and provide a reward for future results. The performance-based restricted stock and restricted stock units align with creating value for the shareholders while further encouraging the performance and retention of the Named Executive Officers.

In determining the value of the equity awards to be granted to the Named Executive Officers, the sub-committee, the Nominating, Compensation and Planning Committee and the Independent Directors chose to make larger grants than are anticipated for future years due to the fact that the Named Executive Officers were instrumental in closing our initial public offering in February 2012 and were loyal to us for a long period during which we were a private company. We expect future equity grants to be made at a lower percentage of base salary.

The approximate value of the 2012 equity grants as a percentage of 2012 base salary and the number of shares underlying each grant are set forth in the table below:

Participant	% of 2012 Base Salary		Stock Options	Time-Based Restricted Stock	Performance-Based Restricted Stock	Performance-Based Restricted Stock Units
Joseph Wm. Foran	169%		80,208	20,052	20,052	20,052
Chairman of the Board, Chief Executive Officer and President

David E. Lancaster	145%		42,500	10,625	10,625	10,625
Executive Vice President, Chief Operating Officer and Chief Financial Officer

Matthew V. Hairford	126%		32,500	8,125	8,125	8,125
Executive Vice President— Operations

David F. Nicklin	102	%(1)	30,625	7,657	7,656	7,656
Executive Director—Exploration

Bradley M. Robinson	97%		20,000	5,000	5,000	5,000
Vice President—Reservoir Engineering

(1)	The value assumes that Mr. Nicklin works 200 days per year at the daily rate of $1,750 per day.

The performance-based restricted stock and performance-based restricted stock units vest depending upon the percentile rank of our Common Stock within the peer group described below based upon the annualized total equivalent shareholder return from April 16, 2012 to April 15, 2015 as set forth below:

Company’s Percentile Rank within the Peer Group	Percentage of Vested Shares
91% and Above	200%
81% – 90%	175%
71% – 80%	150%
61% – 70%	125%
51% – 60%	100%
41% – 50%	50%
40% and Below	0%

In making recommendations regarding the peer group for comparison of annualized equivalent return, Pay Governance LLC analyzed additional oil and gas exploration and production companies with comparable revenue size (approximately $50 million to approximately $700 million), market capitalization (less than $1 billion to approximately $3.3 billion) and competitors, especially competitors in the Eagle Ford shale due to our current emphasis on the Eagle Ford. The sub-committee consulted with Pay Governance LLC and management to determine the appropriate peer group. The final peer group recommended by the sub-committee and selected by the Nominating, Compensation and Planning Committee and the Independent Directors for the comparison of annualized equivalent return is set forth below:

Approach Resources, Inc.	Gulfport Energy Company
Carrizo Oil & Gas, Inc.	Laredo Petroleum
Clayton Williams Energy Inc.	Penn Virginia Corporation
Comstock Resources Inc.	Petroleum Development Corporation
Crimson Exploration Inc.	Resolute Energy Corporation
Forest Oil Corporation	Rex Energy Corporation
Goodrich Petroleum Corporation	Rosetta Resources, Inc.

The performance-based restricted stock vests up to 100% of the shares granted. Any amounts above 100% of the shares granted up to 200% of the shares granted will consist of the performance-based restricted stock units which will vest and be converted into a corresponding number of shares of common stock.

As described above, Mr. Massad received a grant of stock options exercisable into 150,000 shares of our Common Stock at an exercise price equal to $12.00 per share, the offering price of our initial public offering. The stock options vest in three equal installments on each of December 1, 2012, 2013 and 2014 if Mr. Massad is still employed by us on such dates and are 10 year options.

How Elements of Our Compensation Program Are Related to Each Other

We view the various components of compensation as related but distinct with generally a significant portion of total compensation reflecting “pay for performance.” We do not have any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation or between cash or non-cash compensation.

Accounting and Tax Considerations

Under Section 162(m) of the Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1.0 million in any taxable year, unless the compensation is performance based. Since we were not a publicly-held company until February 2012, Section 162(m) has not applied to us, and there is an exception to this deductibility limitation for a specified period of time in the case of companies such as us that become publicly-held.

Termination of Employment Arrangements and Independent Contractor Agreement

Employment Agreements and Independent Contractor Agreement

For 2010 and until August 8, 2011, all of the Named Executive Officers other than Messrs. Foran, Massad and Nicklin were parties to employment agreements which provided for “at will” employment with either party being required to provide two weeks advanced notice of termination of employment. These employment agreements did not provide for any additional payments upon termination by either party, even after a change in control, other than accrued and unused vacation. For 2010 and until August 8, 2011, Mr. Nicklin was party to an independent contractor agreement which provided for either party being required to provide 15 days advance notice of termination. This independent contractor agreement did not provide for any additional payments upon termination by either party, even after a change in control, other than for services performed prior to the date of termination.

As described under “Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table,” in contemplation of our initial public offering, on August 9, 2011, we entered into employment agreements with Messrs. Foran, Lancaster, Hairford and Robinson and an independent contractor agreement with Mr. Nicklin and his consulting company, and on December 1, 2011 we entered into an employment agreement with Mr. Massad.

Under the employment agreements, if one of the following occurs:

•	the Named Executive Officer dies;

•	the Named Executive Officer is totally disabled;

•	we mutually agree to end the employment agreement;

•	we dissolve and liquidate; or

•	the term of the employment agreement ends,

we will pay the Named Executive Officer the average of his annual bonus for the prior two years pro-rated based on the number of complete or partial months completed during the year of termination.

Also, under the employment agreements, if one of the following occurs:

•	the Named Executive Officer is terminated other than (i) as set forth above, (ii) by us for just cause, or (iii) in connection with a “change in control” as described below; or

•	the Named Executive Officer terminates his employment for “good reason,”

if the Named Executive Officer is Mr. Foran, we will pay him twice his base salary and twice the average of his annual bonus for the prior two years; if the Named Executive Officer is Messrs. Lancaster, Hairford or Massad we will pay him 1.5 times his base salary and 1.5 times the average of his annual bonus for the prior two years; and if the Named Executive Officer is Mr. Robinson, we will pay him one year of base salary and the average of his annual bonus for the prior two years.

Finally, under the employment agreements, upon a “change in control” and within 30 days prior to the “change in control” or within 12 months after the “change in control,” if we terminate a Named Executive Officer without just cause or the Named Executive Officer terminates his employment with or without “good reason,” if the Named Executive Officer is Messrs. Foran, Lancaster, Hairford or Massad, we will pay him three times his base salary and three times the average of his annual bonus for the prior two years; and if the Named Executive Officer is Mr. Robinson, we will pay him twice his base salary and twice the average of his annual bonus for the prior two years. Until Mr. Massad has been employed for two complete calendar years, Mr. Massad’s bonus for any calendar year for which he does not have a bonus history, other than bonuses specifically contemplated by his employment agreement, will be deemed to be the same as the bonuses paid to our Executive Vice President—Operations for such year. In addition, if Messrs. Foran, Lancaster, Hairford, Massad or Robinson are terminated or terminate their employment as set forth above in connection with a “change in control,” all equity awards of such Named Executive Officer vest immediately prior to such termination.

“Change in control” is defined under Section 409A of the Code as follows:

•

A change in ownership of the Company occurs on the date that, except in certain situations, results in someone acquiring more than 50% of the total fair market value or voting power of the Company’s stock;

•	A change in effective control of the Company occurs on one of the following dates:

•

The date that a person acquires (or has acquired in a 12 month period) ownership of 30% or more of the Company’s total voting power; however, if a person already owns at least 30% of the Company’s total voting power, the acquisition of additional control does not constitute a change in control; or

•

The date during a 12 month period where a majority of the Company’s Board of Directors is replaced by directors whose appointment or election was not endorsed by a majority of the Board of Directors; or

•

A change in the ownership of a substantial portion of the Company’s assets occurs on the date a person acquires (or has acquired in a 12 month period) assets of the Company having a total gross market value of at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition.

For purposes of the employment agreements, “good reason” means:

•

The assignment of duties inconsistent with the title of the Named Executive Officer or his current office or a material diminution of the Named Executive Officer’s current authority, duties or responsibilities;

•	A diminution of the Named Executive Officer’s base salary or a material breach of the employment agreement; or

•

Other than with respect to Mr. Massad, the relocation of the Company’s principal executive offices more than 30 miles from the Company’s present principal executive offices or the transfer of the Named Executive Officer to a place other than the Company’s principal executive offices; and

•	The action causing the “good reason” is not cured within the applicable cure period.

For purposes of the employment agreements, “just cause” means:

•	The Named Executive Officer’s continued and material failure to perform the duties of his employment consistent with his position other than due to disability;

•	The Named Executive Officer’s failure to perform his material obligations under the employment agreement other than due to disability;

•	The Named Executive Officer’s material breach of the Company’s written policies concerning discrimination, harassment or securities trading;

•	The Named Executive Officer’s refusal or failure to follow lawful directives of the Board of Directors and any supervisors other than due to disability;

•	The Named Executive Officer’s commission of fraud, theft or embezzlement;

•	The Named Executive Officer’s conviction or indictment of a felony or other crime involving moral turpitude; or

•	The Named Executive Officer’s intentional breach of fiduciary duty; and

•	The action causing the “just cause” is not cured within the applicable cure period.

Under Mr. Nicklin’s independent contractor agreement, if one of the following occurs:

•	he dies;

•	he is totally disabled;

•	we mutually agree to end the independent contractor agreement;

•	we dissolve and liquidate; or

•	the term of the independent contractor agreement ends,

we must pay his consulting company (i) the average of the annual bonus paid to the consulting company for the prior two years pro-rated based on the number of complete or partial months completed during the year of termination and (ii) all accrued and vested compensation under our incentive plans. In addition, if Mr. Nicklin dies or is totally disabled during the three year term of the independent contractor agreement, his consulting company will be paid $250 per day that Mr. Nicklin consulted for us during the term of the independent contractor agreement.

Also, under the independent contractor agreement, if one of the following occurs:

•	the independent contractor agreement is terminated by us for a reason other than as set forth above or in connection with a “change in control” as described below; or

•	he terminates the independent contractor agreement for “good reason” (as described in connection with the employment agreements set forth above),

we must pay an amount equal to $1,000 per full business day for the lesser of (i) the time Mr. Nicklin consulted for us during the prior twelve months of the term of the independent contractor agreement or (ii) the time between August 9, 2011 and the date the independent contractor agreement was terminated plus accrued and vested compensation under our equity plans.

Finally, under the independent contractor agreement, upon a “change in control” (as described in connection with the employment agreements set forth above) and within 30 days prior to the “change in control” or within 12 months after the “change in control,” if we terminate Mr. Nicklin without “just cause” (as described in connection with the employment agreements set forth above) or Mr. Nicklin terminates his independent contractor agreement with or without “good reason,” we will pay an amount equal to two times the aggregate amount paid based on the daily rate during the prior twelve months plus accrued and vested compensation under our equity plans.

Equity Plans

The 2003 Plan provides that all awards automatically vest upon a “change in control.” For equity grants under the 2012 Plan, vesting upon a “change in control” for Messrs. Foran, Lancaster, Hairford, Massad and Robinson mirrors the terms of their employment agreements. For Mr. Nicklin, for equity grants under the 2012 Plan, vesting occurs if after a “change in control” Mr. Nicklin is terminated without “just cause” (as defined above) or terminates his employment with “good reason” (as defined for Mr. Massad above) within twelve months after the “change in control.”

See the definition of “change in control” below in the section “—Potential Payments upon Termination or Change in Control.”

The “change in control” provisions in the employment agreements and the 2003 Plan help prevent management from being distracted by rumored or actual changes in control. The “change in control” provisions provide:

•	incentives for those Named Executive Officers to remain with us despite the uncertainties of a potential or actual change in control;

•	assurance of severance payments for terminated Named Executive Officers; and

•	access to equity compensation after a change in control.

We believe a single trigger or modified single trigger is appropriate for the following reasons:

•	to be competitive with what we believe to be the standards for payments upon a “change in control”;

•

with regard to equity, employees or independent contractors who remain after a “change in control” are treated the same as the general shareholders who could sell or otherwise transfer their equity upon a “change in control”; and

•	since we would not exist in our present form after a “change in control,” Named Executive Officers should not have to have their compensation dependent on the new company.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our executive officers that cover the following executive officers and designated amounts:

•	Chairman, President and Chief Executive Officer—shares equal to five times base salary;

•	Executive Vice Presidents—shares equal to two and 1/2 times base salary; and

•	Vice Presidents and Executive Directors—shares equal to one and 1/2 times base salary.

Each of the foregoing executive officers has five years from the date of the closing of our initial public offering in which to achieve the stock ownership position. Shares which will count toward the stock ownership guidelines include time-lapse restricted shares that are still restricted and any shares held in trust by the executive officer or his immediate family over which he has direct beneficial ownership interest. Shares which will not count toward the stock ownership guidelines include shares underlying unexercised stock options, unexercised stock appreciation rights and performance-based awards for which the performance requirements have not been satisfied.

Nominating, Compensation and Planning Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Nominating, Compensation and Planning Committee

David M. Laney, Chair

Charles L. Gummer

Stephen A. Holditch

Gregory E. Mitchell

Steven W. Ohnimus

Michael C. Ryan

Margaret B. Shannon

Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by or paid to Messrs. Foran, Lancaster, Hairford, Nicklin and Robinson for 2010 and 2011, and for Mr. Massad for 2011 since he was not an executive officer in 2010. This table and the accompanying narrative should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives and other information regarding our executive compensation program.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards (1) ($)	All Other Compensation ($)		Total ($)
Joseph Wm. Foran	2011	$240,000		$650,000	(2)	—	$18,019	(3)	$908,019
Chairman of the Board, Chief Executive Officer and President	2010	$240,000		$400,000		—	$17,994	(4)	$657,994

David E. Lancaster	2011	$248,333		$390,000	(2)	—	$17,150	(5)	$655,483
Executive Vice President, Chief Operating Officer and Chief Financial Officer	2010	$240,000		$100,000		$46,781	$17,150	(5)	$403,931

Matthew V. Hairford	2011	$242,917		$270,000	(2)	—	$17,150	(5)	$530,067
Executive Vice President—Operations	2010	$240,000		$150,000		$31,187	$17,150	(5)	$438,337

Wade I. Massad	2011	$101,250	(6)	100,000	(2)	—	$8,313	(7)	$209,563
Executive Vice President—Capital Markets

David F. Nicklin	2011	$320,750	(8)	$125,000		–	—		$445,750
Executive Director—Exploration	2010	$315,000	(9)	$35,000		$32,556	—		$382,556

Bradley M. Robinson	2011	$225,000		$75,000	(2)	—	$15,831	(10)	$315,831
Vice President—Reservoir Engineering	2010	$200,000		$50,000		$15,594	$17,150	(5)	$282,744

(1)	Option awards are the grant date fair values computed in accordance with FASB ASC Topic 718. Our policy and assumptions made in the valuation of the stock options are contained in Note 2 and Note 8 of the audited financial statements for the year ended December 31, 2011.
(2)	Reflects bonuses paid in 2011 or relating to 2011 performance.
(3)	Consists of $17,150 in 401(k) matching contributions as described in “—Benefits” and $869 in premiums reimbursed to Mr. Foran for a disability policy covering Mr. Foran.
(4)	Consists of $17,150 in 401(k) matching contributions as described in “—Benefits” and $844 in premiums reimbursed to Mr. Foran for a disability policy covering Mr. Foran.
(5)	Consists of $17,150 in 401(k) matching contributions as described in “—Benefits.”
(6)	Consists of independent contractor payments from January 1, 2011 through November 30, 2011 and salary for December 2011.
(7)	Consists of $8,313 in 401(k) matching contributions as described in “—Benefits.”
(8)	Based on the aggregate amount of payments made to Mr. Nicklin under his independent contractor agreement as determined by his base rate of $1,500 per day from January 1, 2011 through November 30, 2011 and $1,750 per day for December 2011.
(9)	Based on the aggregate amount of payments made to Mr. Nicklin as determined by his base rate of $1,500 per day under his independent contractor agreement.
(10)	Consists of $15,831 in 401(k) matching contributions as described in “—Benefits.”

Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

For 2010 and until August 8, 2011, all of our Named Executive Officers, other than Messrs. Foran, Massad and Nicklin, were parties to employment agreements with the Company that were similar in terms with the exception of certain benefits such as salaries. Under these agreements, the employment was “at will.” Either party could terminate the employee’s employment with or without cause at any time upon the giving of two weeks notice. There were no guaranteed payments of any kind for any of our Named Executive Officers, including Mr. Foran, in the event of a change of control. These agreements required the employee to maintain the confidentiality of our trade secrets, technical data, customer lists, training manuals, financial reports and other confidential information and knowledge regarding our business. The employee was required to deliver any property in his possession or control that is our property upon termination of employment.

For 2010 and until August 8, 2011, Mr. Nicklin was party to an independent contractor agreement with the Company. Under this independent contractor agreement, Mr. Nicklin’s services were subject to termination upon the giving of 15 days notice by either party. There were no guaranteed payments of any kind to Mr. Nicklin, other than reimbursement for services rendered and associated expenses through the date of termination. This agreement required Mr. Nicklin to maintain the confidentiality of our trade secrets, technical data, customer lists, training manuals, financial reports and other confidential information and knowledge regarding our business. Mr. Nicklin was required to deliver any property in his possession or control that is our property upon termination of his independent contractor agreement.

On August 9, 2011, we entered into employment agreements with Messrs. Foran, Lancaster, Hairford and Robinson and an independent contractor agreement with Mr. Nicklin.

Mr. Foran. His employment agreement extends for a twenty-four month term which automatically renews each month for an additional month unless either the Company or Mr. Foran gives written notice that the term will no longer be extended. For 2011, his base salary was $240,000. Effective January 1, 2012, his base salary is $550,000, and he is eligible to participate in our annual incentive plan and our long-term incentive plan. See “Compensation Discussion and Analysis—Termination of Employment Arrangements and Independent Contractor Agreement—Employment Agreements and Independent Contractor Agreement” regarding the payments to be made to Mr. Foran upon termination of his employment and/or a “change in control.”

Mr. Lancaster. His employment agreement extends for an eighteen month term which automatically renews each month for an additional month unless either the Company or Mr. Lancaster gives written notice that the term will no longer be extended. From January 1, 2011 through November 30, 2011, his base salary was $240,000. Effective December 1, 2011, his base salary is $340,000, and he is eligible to participate in our annual incentive plan and our long-term incentive plan. See “Compensation Discussion and Analysis—Termination of Employment Arrangements and Independent Contractor Agreement—Employment Agreements and Independent Contractor Agreement” regarding the payments to be made to Mr. Lancaster upon termination of his employment and/or a “change in control.”

Mr. Hairford. His employment agreement extends for an eighteen month term which automatically renews each month for an additional month unless either the Company or Mr. Hairford gives written notice that the term will no longer be extended. From January 1, 2011 through November 30, 2011, his base salary was $240,000. From December 1, 2011 through December 31, 2011, the base salary was $275,000. Effective January 1, 2012, his base salary is $300,000 and he is eligible to participate in our annual incentive plan and our long-term incentive plan. See “Compensation Discussion and Analysis—Termination of Employment Arrangements and Independent Contractor Agreement—Employment Agreements and Independent Contractor Agreement” regarding the payments to be made to Mr. Hairford upon termination of his employment and/or a “change in control.”

Mr. Robinson. His employment agreement extends for a twelve month term which automatically renews each month for an additional month unless either the Company or Mr. Robinson gives written notice that the term will no longer be extended. For 2011, his base salary was $225,000. Effective January 1, 2012, his base salary is $240,000, and he is eligible to participate in our annual incentive plan and our long-term incentive plan. See “Compensation Discussion and Analysis—Termination of Employment Arrangements and Independent Contractor Agreement—Employment Agreements and Independent Contractor Agreement” regarding the payments to be made to Mr. Robinson upon termination of his employment and/or a “change in control.”

Mr. Nicklin. His independent contractor agreement extends for a thirty-six month term. From January 1, 2011 through November 30, 2011, the daily rate was $1,500 per day. Effective December 1, 2011, the daily rate is $1,750 per day that Mr. Nicklin consults for us, and if the independent contractor agreement remains in effect until the end of the thirty-six month term, we will pay an additional $250 per day that Mr. Nicklin consulted for us during the thirty-six months. Mr. Nicklin, through his consulting company, is eligible to participate in our annual incentive plan and our long-term incentive plan. Also, for 2011, if the Board of Directors determined that Mr. Nicklin fulfilled his duties in a reasonably satisfactory manner, his consulting company was to be paid a bonus of at least $50,000. Mr. Nicklin’s $125,000 bonus for 2011 includes this $50,000. See “Compensation Discussion and Analysis—Termination of Employment Arrangements and Independent Contractor Agreement— Employment Agreements and Independent Contractor Agreement” regarding the payments to be made to Mr. Nicklin’s consulting company upon termination of the independent contractor agreement and/or a “change in control.”

Mr. Massad. His employment agreement extends for a twelve month term which will automatically be renewed for six additional months unless either the Company or Mr. Massad gives 60 prior days written notice that the term will not be extended beyond the initial term. His base salary is $225,000, and he is eligible to participate in our annual incentive plan and our long-term incentive plan. He received a sign-on bonus of $100,000. See “Compensation Discussion and Analysis—How We Determine Each Element of 2012 Compensation—2012 Annual Incentive Compensation” regarding the bonus paid to Mr. Massad upon completion of our initial public offering, and see “Compensation Discussion and Analysis—How We Determine Each Element of 2012 Compensation—Long-Term Incentive Plan” regarding the stock options granted to Mr. Massad in February 2012. See “Compensation Discussion and Analysis—Termination of Employment Arrangements and Independent Contractor Agreement—Employment Agreements and Independent Contractor Agreement” regarding the payments to be made to Mr. Massad upon termination of his employment and/or a “change in control.”

Bonuses. See “Compensation Discussion and Analysis—How We Determined Each Element of 2011 Compensation—2011 Cash Bonuses” regarding the cash bonuses that we paid to the Named Executive Officers for 2011 and the rationale for such payments.

General. Base salary paid and the amount of cash bonuses paid for 2011 represented from 95.0% to 100% of the Named Executive Officers’ total compensation as represented in the Summary Compensation Table with the percentages being as follows: Mr. Foran—98.0%; Mr. Lancaster—97.4%; Mr. Hairford—96.8%; Mr. Massad—96.0%; Mr. Nicklin—100%; and Mr. Robinson—95.0%.

Outstanding Equity Awards at December 31, 2011

The following table summarizes the total outstanding equity awards at December 31, 2011 for each Named Executive Officer:

	Option Awards
Name	Number of Securities Underlying Unexercised Stock Options (#) Exercisable	Number of Securities Underlying Unexercised Stock Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Joseph Wm. Foran	—	—	—	—

David E. Lancaster	60,000	—	$9.00	2/7/12	(1)
	56,250	18,750	$10.00	2/12/13
	3,750	11,250	$9.00	2/21/20

Matthew V. Hairford	30,000	—	$9.00	2/7/12	(1)
	67,500	22,500	$10.00	2/12/13
	2,500	7,500	$9.00	2/21/20

Wade I. Massad	—	—	—	—

David F. Nicklin	15,000	—	$10.00	2/12/13
	2,500	7,500	$9.00	2/21/20

Bradley M. Robinson	15,000	—	$9.00	2/7/12	(1)
	22,500	7,500	$10.00	2/12/13
	1,250	3,750	$9.00	2/21/20

(1)	The options expiring on February 7, 2012 were exercised on February 7, 2012.

The following table provides the vesting dates at December 31, 2011 for unvested stock options:

Vesting Date	Joseph Wm. Foran	David E. Lancaster	Matthew V. Hairford	Wade I. Massad	David F. Nicklin	Bradley M. Robinson
2/13/12	—	18,750	22,500	—	—	7,500
2/22/12	—	3,750	2,500	—	2,500	1,250
2/22/13	—	3,750	2,500	—	2,500	1,250
2/22/14	—	3,750	2,500	—	2,500	1,250

Total Unvested Stock Options	—	30,000	30,000	—	7,500	11,250

Option Exercises and Stock Vested During 2011

The following table summarizes, for the Named Executive Officers in 2011, the number of shares acquired upon exercise of stock options and the value realized, each before payout of any applicable withholding tax:

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Date of Exercise
Joseph Wm. Foran	—	—	—
David E. Lancaster	—	—	—
Matthew V. Hairford	30,000	60,000	6/29/11
Wade I. Massad	—	—	—
David F. Nicklin	—	—	—
Bradley M. Robinson	—	—	—

(1)	Determined based on the difference between the $9.00 exercise price of the stock options and the fair market value of our Class A Common Stock on the date of exercise which was $11.00 per share on June 29, 2011.

Potential Payments Upon Termination or Change in Control

Under the 2003 Plan, all awards vest upon a change in control. Assuming there was a change in control on December 31, 2011, the Named Executive Officers would have received the following amounts in automatic vesting of stock options based on an assumed fair market value of $12.00 per share on December 31, 2011: Mr. Foran—$0; Mr. Lancaster—$71,250; Mr. Hairford—$67,500; Mr. Massad—$0; Mr. Nicklin —$22,500; and Mr. Robinson—$26,250. A “change in control” occurs upon any of the following events:

•

any person (or group of persons acting in concert), other than the Company or an affiliate, becomes the beneficial owner, directly or indirectly, of voting securities representing 30% or more of the voting power of our then outstanding voting securities (with the threshold percentage being increased, not to exceed 50% for the beneficial owners of our voting securities for whom Wellington Management Company, LLP serves as an investment advisor if those owners are deemed to be a “group” for this purpose);

•

our Board of Directors ceases to consist of a majority of continuing directors; where “continuing director” means a member of the Board who was either (i) a member of the Board at October 31, 2008 or (ii) nominated, appointed or approved, following nomination by our shareholders, to serve as a director by a majority of the then continuing directors;

•

our shareholders approve (i) any consolidation or merger with us or any subsidiary that results in the shareholders immediately prior to the consolidation or merger holding less than a majority ownership interest in the outstanding voting securities of the surviving entity, (ii) any sale, lease, exchange or other transfer of all or substantially all of our assets or (iii) any plan or proposal for our liquidation or dissolution; or

•

our shareholders accept a share exchange in which our shareholders immediately before such share exchange do not hold, immediately following such share exchange, the total voting securities of the surviving entity in substantially the same proportion as held before the share exchange.

Employment Agreements and Independent Contractor Agreement

As described under “Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table,” in contemplation of our initial public offering, on August 9, 2011, we entered into employment agreements with Messrs. Foran, Lancaster, Hairford and Robinson and an independent contractor agreement with

Mr. Nicklin and his consulting company, and on December 1, 2011, we entered into an employment agreement with Mr. Massad. Pursuant to the terms of the employment agreements and independent contractor agreement, we may be required to make certain payments to one or more of our Named Executive Officers upon the occurrence of certain events resulting in such Named Executive Officer’s termination. For a detailed description of the events that may trigger such payments, see “Compensation Discussion and Analysis—Termination of Employment Arrangements and Independent Contractor Agreement—Employment Agreements and Independent Contractor Agreement.”

The employment agreements and the independent contractor agreement each contain a non-disclosure of confidential information provision that requires each Named Executive Officer to maintain, both during and after employment, the confidentiality of information used by such Named Executive Officer in the performance of his job duties.

Additionally, each of the employment agreements contains a non-competition provision, pursuant to which Messrs. Foran, Lancaster, Hairford, Massad and Robinson have agreed that: (i) for six months following termination by us for total disability, or by such Named Executive Officer for good reason, or (ii) for 12 months following termination (a) by us for just cause, (b) by such Named Executive Officer other than for good reason, or (c) in connection with a change in control, such Named Executive Officer shall not, without our prior written consent (not to be unreasonably withheld if the Named Executive Officer’s employment is terminated other than for good reason), directly or indirectly: (x) invest in (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) a competing business with significant assets in the restricted area (each as defined below), or (y) participate in a competing business as a manager, employee, director, officer, consultant, independent contractor, or other capacity or otherwise provide, directly or indirectly, services or assistance to a competing business in a position that involves input into or direction of such competing business’s decisions within the restricted area.

Similarly, Mr. Nicklin’s independent contractor agreement contains a non-competition provision pursuant to which Mr. Nicklin has agreed that following termination: (i) by us for total disability or just cause, (ii) by Mr. Nicklin for good reason or other than for good reason, or (iii) in connection with a change in control, then for a period of 12 months thereafter, Mr. Nicklin may not, without our prior written consent, directly or indirectly (x) invest in (other than investments in publicly-owned companies which constitute not more than 5% of the voting securities of any such company) a competing business with significant assets in the restricted area, or (y) participate in a competing business as a manager, employee, director, officer, consultant, independent contractor, or other capacity or otherwise provide, directly or indirectly, services or assistance to a competing business in a position that involves input into or direction of the competing business’s decisions within the restricted area.

For purposes of the employment agreements and independent contractor agreement:

“competing business” means any person or entity engaged in oil and natural gas exploration, development, production and acquisition activities;

“significant assets” means oil and natural gas reserves with an aggregate fair market value of $25 million or more; and

“restricted area” means a one-mile radius of any oil and natural gas reserves held by us as of the end of employee’s employment, plus any county or parish where we have significant assets as of the end of employee’s employment. However, for purposes of Mr. Nicklin’s independent contractor agreement, restricted area means a one-mile radius of any oil and natural gas reserves held by us as of the end of the performance of his independent contractor services, plus any county or parish where we have significant assets as of the end of the performance of his independent contractor services other than a one-mile radius of any oil and natural gas reserves held by Salt Creek Petroleum as of August 9, 2011 to the extent previously disclosed to us and any new oil and natural gas reserves that may be approved by us after August 9, 2011.

See the definitions of “change in control,” “good reason” and “just cause” set forth in “—Compensation Discussion and Analysis—Termination of Employment Arrangements and Independent Contractor Agreement— Employment Agreements and Independent Contractor Agreement.”

Furthermore, other than Mr. Foran’s employment agreement, each employment agreement and the independent contractor agreement contains an anti-solicitation provision, pursuant to which, during the restricted periods described above, subject to certain exceptions, Messrs. Lancaster, Hairford, Massad, Nicklin and Robinson shall not, without our prior written consent, solicit for employment or a contracting relationship, or employ or retain any person who is or has been, within six months prior to such time, employed by or engaged as an individual independent contractor by us or our affiliates or induce or attempt to induce any such person to leave his or her employment or independent contractor relationship with us or our affiliates.

For the Named Executive Officer to receive any severance payments described below for termination by us without just cause, by the Named Executive Officer for good reason or, following a change in control, by us without cause or by the Named Executive Officer with or without good reason, the Named Executive Officer must comply with the non-disclosure, non-competition and non-solicitation provisions described above.

Finally, as a condition to receiving any severance payments and other payments under their respective employment agreements or independent contractor agreement, as applicable, each Named Executive Officer is required to execute a separation agreement and release in favor of us.

To describe the payments and benefits that are triggered for each event of termination, we have created the following table estimating the payments and benefits that would be paid to each Named Executive Officer under each element of our compensation program assuming that such Named Executive Officer’s employment agreement or independent contractor agreement, as applicable, terminated on December 31, 2011, the last day of our 2011 fiscal year. In all cases, the amounts were valued as of December 31, 2011, based upon, where applicable, an estimated fair value of our Common Stock of $12.00 per share. The amounts in the following table are calculated as of December 31, 2011 pursuant to SEC rules and are not intended to reflect actual payments that may be made. Actual payments that may be made will be based on the dates and circumstances of the applicable event.

	Payment Upon Termination
Named Executive Officer	Category of Payment	Upon Death or Total Disability (1)		Upon Mutual Agreement or Dissolution/ Liquidation (1)		Termination by Us Without Just Cause or by Named Executive Officer for Good Reason (1)		Termination Following a Change in Control Without Cause or by Named Executive Officer With or Without Good Reason (11)
Joseph Wm. Foran	Salary	$—		$—		$480,000	(5)	$720,000	(12)
	Bonus	$525,000	(2)	$525,000	(2)	$1,050,000	(6)	$1,575,000	(13)
	Vesting options	$—		$—		$—		$—

	Total:	$525,000		$525,000		$1,530,000		$2,295,000

David E. Lancaster	Salary	$—		$—		$510,000	(7)	$1,020,000	(12)
	Bonus	$245,000	(2)	$245,000	(2)	$367,500	(8)	$735,000	(13)
	Vesting options	$—		$—		$—		$71,250	(14)

	Total:	$245,000		$245,000		$877,500		$1,826,250

Matthew V. Hairford	Salary	$—		$—		$412,500	(7)	$825,000	(12)
	Bonus	$210,000	(2)	$210,000	(2)	$315,000	(8)	$630,000	(13)
	Vesting options	$—		$—		$—		$67,500	(14)

	Total:	$210,000		$210,000		$727,500		$1,522,500

Wade I. Massad	Salary	$—		$—		$337,500	(7)	$675,000	(12)
	Bonus	$125,000	(2),(3)	$125,000	(2),(3)	$187,500	(8)	$375,000	(3),(13)
	Vesting options	$—		$—		$—		$—

	Total:	$125,000		$125,000		$525,000		$1,050,0000

David F. Nicklin	Salary	$21,625	(4)	$—		$86,500	(9)	$641,500	(15)
	Bonus	$80,000	(2)	$80,000	(2)	$—		$—
	Vesting options	$—		$—		$—		$22,500	(14)

	Total:	$101,625		$80,000		$86,500		$664,000

Bradley M. Robinson	Salary	$—		$—		$225,000	(10)	$450,000	(5)
	Bonus	$62,500	(2)	$62,500	(2)	$62,500	(2)	$125,000	(6)
	Vesting options	$—		$—		$—		$26,250	(14)

	Total:	$62,500		$62,500		$287,500		$601,250

(1)	Amounts due upon death, total disability, mutual agreement, dissolution or liquidation, termination by us without cause or termination by Named Executive Officer for good reason are payable in lump sum on the sixtieth day following the date of termination unless otherwise required by Section 409A of the Code.
(2)	Represents the average annual amount of bonuses paid to such Named Executive Officer with respect to prior two calendar years (2010-2011).
(3)	Since Mr. Massad has not been employed for two complete calendar years, Mr. Massad’s bonus for 2010 is deemed to be the same as the bonuses paid to Mr. Hairford for 2010.
(4)	Consists of cash payment of $250 for each full business day worked by Mr. Nicklin during the term of the independent contractor agreement.
(5)	Represents two times such Named Executive Officer’s base salary as of the termination date.

(6)	Represents two times an amount equal to the average annual amount of bonuses paid to such Named Executive Officer with respect to prior two calendar years.
(7)	Represents 1.5 times such Named Executive Officer’s base salary as of the termination date.
(8)	Represents 1.5 times an amount equal to the average annual amount of bonuses paid to such Named Executive Officer with respect to prior two calendar years.
(9)	Consists of a cash payment of $1,000 for each full business day worked by Mr. Nicklin during the term of his independent contractor agreement.
(10)	Represents such Named Executive Officer’s base salary as of the termination date.
(11)	Amounts due following a change in control are payable in lump sum on the date which immediately follows six months from the date of termination or, if earlier, within 30 days of such Named Executive Officer’s death.
(12)	Represents three times such Named Executive Officer’s base salary as of the termination date.
(13)	Represents three times an amount equal to the average annual amount of bonuses paid to such Named Executive Officer with respect to prior two calendar years.
(14)	The employment agreements provide for accelerated and full vesting of unvested incentive awards held by a Named Executive Officer in the event that such Named Executive Officer is terminated within 30 days prior to, or 12 months following, a “change in control.” The amount disclosed reflects the difference between an assumed fair value of our Common Stock at December 31, 2011 of $12.00 per share and the exercise price of the unvested options that would vest upon a change in control. The 2003 Plan provides that all awards automatically vest upon a “change in control.”
(15)	Consists of a cash payment consisting of two times the aggregate of: (i) $1,500 for each full-business day worked on and between January and November 2011, inclusive, and (ii) $1,750 for each full business day worked during December 2011.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2) ($)	All Other Compensation ($)	Total ($)
Charles L. Gummer	7,917	6,000	—	13,917
Stephen A. Holditch	20,000	21,250	—	41,250
David M. Laney	19,167	27,250	—	46,417
Gregory E. Mitchell	12,917	24,250	—	37,167
Steven W. Ohnimus	19,167	27,000	—	46,167
Michael C. Ryan	20,000	21,500	—	41,500
Edward R. Scott, Jr. (3)	15,000	11,250	—	26,250
Margaret B. Shannon	12,917	21,500	—	34,417

(1)	Based on the fair market value of the stock awards on the date of grant.
(2)	The following directors owned the following number of fully vested options to purchase Common Stock at December 31, 2011: Stephen A. Holditch (10,500), David M. Laney (6,750), Steven W. Ohnimus (14,250) and Michael C. Ryan (1,500). The options are not reflected in the 2011 stock awards. On February 6, 2012, Dr. Holditch, Mr. Laney and Dr. Ohnimus exercised 2,250, 2,250 and 6,000 option shares, respectively.
(3)	Retired from Board of Directors on June 6, 2011.

Prior to November 1, 2011, each non-employee director was paid $1,250 each month in cash for a total annual stipend of $15,000. Effective November 1, 2011 until our initial public offering, each non-employee director became entitled to an annual cash retainer of $40,000. Each non-employee director received 250 shares of Class A Common Stock for each day of attendance at each Board meeting or committee meeting, other than telephonic meetings. In addition, we reimburse our directors for travel, lodging and related expenses incurred in attending Board and committee meetings. Non-employee directors do not receive any other remuneration for their service as directors.

We target our non-employee directors’ compensation at the 25th percentile of the peer companies used for benchmarking the non-employee directors’ compensation. Upon consummation of our initial public offering, our director compensation program became the following:

•	Annual cash retainer of $40,000;

•	Cash meeting fee of $1,000 per day for each day of Board and committee service;

•	The chairs of the Audit Committee and Engineering Committee each receive an additional cash retainer of $5,000 annually; and

•

Each non-employee director receives restricted stock units (“RSUs”) equal to up to $75,000 in value with the restrictions lapsing in one-third increments on each of the first, second and third anniversaries of the date of grant. Each grant may be adjusted downward (but not upward) in value based upon the non-employee director’s attendance and contributions at Board or committee meetings called during the period for which RSUs are due.

Each non-employee director may elect to defer his or her RSUs until the director is no longer on the Board due to normal retirement, resignation, death, disability, failure to be re-nominated to the Board or failure to be re-elected by shareholders to the Board. When the restrictions lapse, each RSU will give the director a share of Common Stock.

The non-employee directors follow our voluntary stock ownership guidelines for non-employee directors. Within three years of becoming a director, each non-employee director will be expected to own $250,000 of the Company’s Common Stock and continue to hold such shares while serving as a director. All directors presently meet this standard. Shares which will count toward the stock ownership guidelines include time-lapse restricted shares or RSUs that are still restricted and any shares held in trust by the director or his immediate family over which he has direct beneficial ownership interest. Shares which will not count toward the stock ownership guidelines include shares underlying unexercised stock options and unexercised stock appreciation rights.

Special Board Advisor Compensation

Other than Mr. Downey, each special Board advisor is paid $1,250 each month in cash for a total annual stipend of $15,000. In addition, other than Mr. Downey, each special Board advisor is granted 250 shares of Common Stock for each day of attendance at each Board meeting or committee meeting, other than telephonic meetings. In addition, we reimburse our special Board advisors for travel, lodging and related expenses incurred in attending Board and committee meetings. Other than Mr. Downey, special Board advisors do not receive any other remuneration for their service as special Board advisors. From November 1, 2011 until the completion of our initial public offering, Mr. Downey received the same compensation as our non-employee directors, and upon consummation of our initial public offering, his compensation was modified to be the same as for the non-employee directors as described above.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table presents the securities authorized for issuance under our equity compensation plans as of December 31, 2011.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders (1)	1,024,500	$9.75	—
Equity compensation plans not approved by security holders (2)	—	—	4,000,000

Total	1,024,500	$9.75	4,000,000

(1)	Our Board of Directors has determined not to make any additional awards under the 2003 Plan.
(2)	Our 2012 Long-Term Incentive Plan was approved by our Board of Directors in December 2011 and took effect on January 1, 2012.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2011, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Compensation of Named Executive Officers,” and the transactions described or referred to below.

Participation in Our Initial Public Offering

On February 7, 2012, upon the closing of our initial public offering, the following directors and executive officers purchased at least $120,000 of Common Stock in the directed share program and from the underwriters in the offering at the initial price to the public:

Director or Executive Officer	Amount
Joseph Wm. Foran (1)	$1,660,800
Charles L. Gummer	264,000
David M. Laney (2)	684,000
Wade I. Massad (3)	252,000
Gregory E. Mitchell (4)	200,004
Margaret B. Shannon	200,004

(1)	$1,200,000 of shares were purchased by Mr. Foran and $460,800 of shares were purchased by Sage Resources, Ltd., a limited partnership owned by the Foran family, including Mr. Foran.
(2)	$180,000 of shares were purchased by Mr. Laney, $144,000 of shares were purchased by Mr. Laney’s adult children, who gave Mr. Laney voting power of such shares through a revocable power of attorney and $360,000 of shares were purchased by Laney Investments Ltd., for which Mr. Laney has sole voting and investment power.
(3)	$216,000 of shares were purchased by Cleveland Capital L.P. for which Mr. Massad is the co-managing member and $36,000 of shares were purchased using funds from Mr. Massad’s Individual Retirement Account.
(4)	All of the shares were purchased by JAMAL Enterprises, LP, for which Mr. Mitchell has sole voting and investment authority.

Loan Program

During 2011, we guaranteed the repayment of loans to certain of our executive officers by Comerica Bank. The purpose of these loans was to assist our executive officers in buying shares of our Common Stock pursuant to the exercise of stock options. We guaranteed the repayment of loans and made deposits of funds in certificates of deposit to secure our guaranties for the following executive officers at December 31, 2011:

Executive Officer and Date of Loan or Renewal	Loan Amount	Interest Rate	Interest Paid or Payable in 2011	Maturity Date
Matthew V. Hairford; December 29, 2009; renewed October 8, 2011	$310,000	5.25%	$16,231	April 5, 2012

David E. Lancaster; April 30, 2009; renewed May 30, 2011	$470,000	5.25%	$24,608	May 29, 2012

Bradley M. Robinson; December 29, 2008; renewed January 29, 2011	$280,000	5.25%	$14,660	January 28, 2012

Our Board of Directors approved the termination of the loan program on April 7, 2011 and we terminated our guaranties and the associated pledge of our certificates of deposit with Comerica Bank relating to these loans in January 2012. We made no payments to Comerica Bank pursuant to these loan guaranties.

Issuance of Our Securities

In January 2011, we completed a private placement offering of shares of our Class A Common Stock. See “Business—Recent Developments.” As detailed in the table below, several of our directors and executive officers participated in such offering on the same terms and conditions as the other investors in the offering.

Director or Executive Officer	Aggregate Consideration
Joseph Wm. Foran	$1,171,500	(1)
David M. Laney	$473,000	(2)
Michael C. Ryan	$1,100,000
Margaret B. Shannon (3)	$249,700

(1)	Sage Resources, Ltd., which is a limited partnership owned by the Foran family, including Mr. Foran, purchased a portion of the shares for an aggregate consideration of $346,500.
(2)	Mr. Laney’s adult children purchased a portion of the shares for an aggregate consideration of $198,000. At that time, Mr. Laney had the power to vote his children’s shares pursuant to a revocable power of attorney. In addition, Laney Investments Ltd., for which Mr. Laney has sole voting and investment power, purchased a portion of the shares for an aggregate consideration of $275,000.
(3)	Mrs. Shannon was not a member of our Board of Directors at the time of purchase.

Procedures for Approval of Related Party Transactions

Our Board of Directors has adopted a written related party transaction policy. Pursuant to this policy, a “Related Party Transaction” is defined as a transaction (including any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness)), or series of related transactions, or any material amendment to any such transaction, involving a Related Party (as defined below) and in which we are a participant, other than:

•	a transaction involving compensation of directors;

•

a transaction involving compensation of an executive officer or involving an employment agreement, severance agreement, change in control provision or agreement or a special supplemental benefit for an executive officer;

•	a transaction available to all employees generally or to all salaried employees generally;

•	a transaction with a Related Party involving less than $120,000;

•

a transaction in which the interest of the Related Party arises solely from the ownership of a class of our equity securities and all holders of that class receive the same benefit on a pro rata basis; or

•

a transaction in which the rates or charges involved therein are determined on competitive bids, or a transaction that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

“Related Party” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors or nominees for directors;

•	any person who is known by us to be the beneficial owner of more than 5.0% of our Common Stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, nominee for director, executive officer or a beneficial owner of more than 5.0% of our Common Stock; and

•

any firm, corporation or other entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons is a general partner or executive officer or in which such person, together with all other of the foregoing persons, has a 10.0% or greater beneficial ownership interest.

Pursuant to our related party transaction policy, the Audit Committee must review all material facts of each Related Party Transaction and recommend either approval or disapproval of the Related Party Transaction to the full Board of Directors, subject to certain limited exceptions. In determining whether to recommend approval or disapproval of the Related Party Transaction, the Audit Committee must, after reviewing all material facts of the Related Party Transaction and the Related Party’s relationship and interest, determine whether the Related Party Transaction is fair to the Company. Further, the policy requires that all Related Party Transactions be disclosed in our filings with the SEC and/or our website in accordance with applicable laws, rules and regulations. All of the Related Party Transactions discussed above occurred prior to the adoption of the policy except for participation in our initial public offering. Those executive officers and directors who participated in our initial public offering negotiated with RBC Capital Markets, LLC; therefore, the related party transaction policy was not triggered.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table presents the beneficial ownership of our Common Stock as of April 26, 2012 for (i) each person beneficially owning more than 5% of the outstanding shares of our Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table, and (iv) all of our directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares. The business address of each of our directors and executive officers is c/o Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. The applicable percentage ownership is based on 55,507,543 shares of our Common Stock issued as of April 26, 2012, plus, on an individual basis, the right of that individual to obtain Common Stock upon exercise of stock options within 60 days of April 26, 2012. The information is based on Form 3s, Form 4s, Schedule 13Ds and Schedule 13Gs filed through April 26, 2012.

Name	Amount and Nature of Ownership of Common Stock	Percent of Class
Directors:
Charles L. Gummer	22,500	*
Stephen A. Holditch (1)	126,253	*
David M. Laney (2)	711,977	1.3%
Gregory E. Mitchell (3)	191,292	*
Steven W. Ohnimus (4)	97,777	*
Michael C. Ryan (5)	250,320	*
Margaret B. Shannon	41,242	*

Named Executive Officers:
Joseph Wm. Foran (6)	3,835,817	6.9%
David E. Lancaster (7)	338,500	*
Matthew V. Hairford (8)	249,050	*
Wade I. Massad (9)	95,675	*
David F. Nicklin (10)	69,313	*
Bradley M. Robinson (11)	243,500	*
All Directors and Executive Officers as a Group (14 persons) (12):	7,252,258	13.0%

Other 5% Owners:
Wellington Management Company, LLP (13)	6,160,113	11.1%
Spindrift Investors (Bermuda) L.P. (14)	2,764,802	5.00%
Wellington Global Holdings, Ltd. (14)	2,764,802	5.00%

*	Less than one percent (1%)
(1)	Includes 8,250 shares of Common Stock issuable to Dr. Holditch upon the exercise of stock options.
(2)	Includes 4,500 shares of Common Stock issuable to Mr. Laney upon the exercise of stock options. Also includes an aggregate of 254,250 shares held of record by Mr. Laney’s adult children, who gave Mr. Laney voting power of such shares through a revocable power of attorney and 55,000 shares held of record by Laney Investments Ltd., for which Mr. Laney has sole voting and investment power.
(3)	Represents shares held of record by JAMAL Enterprises, LP, for which Mr. Mitchell has sole voting and investment power.
(4)	Includes 8,250 shares of Common Stock issuable to Dr. Ohnimus upon the exercise of stock options.
(5)	Includes 1,500 shares of Common Stock issuable to Mr. Ryan upon the exercise of stock options.
(6)

Includes 1,044,933 shares of Common Stock held of record by Sage Resources, Ltd., a limited partnership owned by the Foran family, including Mr. Foran; (ii) 4,000 shares of Common Stock held of record by the reporting person’s spouse through her Individual Retirement Account, (iii) 20,000 shares of Common Stock held of record by two of Mr. Foran’s college age children; (iv) 135,500 shares and 50,000 shares of Common Stock held of record by The Don Foran Family Trust 2008 and The Foran Family Special Needs Trust, respectively, for which Mr. Foran is the co-trustee and over which Mr. Foran has shared voting and investment power with other members of his family; and (v) 1,208,640 shares and 1,208,640 shares of Common Stock held of record by the JWF 2011-1 GRAT and the NNF 2011-1 GRAT, respectively, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power.
(7)	Includes 82,500 shares of Common Stock issuable to Mr. Lancaster upon the exercise of stock options and 73,500 shares held of record by his Individual Retirement Account.
(8)	Includes 95,000 shares of Common Stock issuable to Mr. Hairford upon the exercise of stock options and 3,000 shares held of record by his Individual Retirement Account.
(9)	Includes 53,000 shares of Common Stock held by Cleveland Capital L.P. for which Mr. Massad is the co-managing member and has shared voting and investment power and 42,675 shares held of record by his Individual Retirement Account.
(10)	Includes 20,000 shares of Common Stock issuable to Mr. Nicklin upon the exercise of stock options and 34,000 shares held of record by his Individual Retirement Account.
(11)	Includes 32,500 shares of Common Stock issuable to Mr. Robinson has the right to acquire upon the exercise of stock options and 42,000 shares held of record by his Individual Retirement Account.
(12)	Includes an aggregate of 267,500 shares which our executive officers and directors as a group have the right to acquire within 60 days of April 26, 2012. Also includes 979,042 shares beneficially owned by Scott E. King.
(13)	Wellington Management Company, LLP (“Wellington Management”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington Management, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts. Wellington Management’s address is 280 Congress Street, Boston, MA 02210.
(14)	Spindrift Investors (Bermuda) L.P. and its investment general partner may be deemed to share beneficial ownership over these shares. Their address is c/o Wellington Management Company, LLP, 280 Congress Street, Boston, MA 02210.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than ten percent of the Company’s Common Stock to file initial reports of ownership and changes in ownership with the SEC.

Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year. The requirement to file such reports commenced with the Company becoming a reporting company under the Exchange Act on February 1, 2012, therefore the Company’s executive officers, directors, and persons who own more than ten percent of the Company’s Common Stock were not subject to these filing requirements during fiscal year 2011.

Shareholder Proposals for the 2013 Proxy Statement

Shareholders’ proposals to be presented at the 2013 Annual Meeting of Shareholders, for inclusion in the Company’s Proxy Statement and form of proxy relating to the meeting, must be received by the Company at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than January 3, 2013. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

Director Nominations or Other Business for Presentation at the 2013 Annual Meeting

Under the Amended and Restated Bylaws of the Company, certain procedures are provided which a shareholder must follow in order to place in nomination persons for election as directors at an Annual Meeting of Shareholders or to introduce an item of business at an Annual Meeting of Shareholders. These procedures provide, generally, that shareholders desiring to place in nomination persons for directors, and/or bring a proper subject of business before an Annual Meeting, must do so by a written notice timely received (on or before March 19, 2013, but no earlier than February 17, 2013, for the 2013 Annual Meeting) to the Secretary of the Company containing the name and address of the shareholder, the number of shares of the Company’s Common Stock beneficially owned by the shareholder, and a representation that the shareholder intends to appear in person or by proxy at the meeting. If the notice relates to a nomination for director, it must also set forth the name, age, business, and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s consent to be a director if selected by the Nominating, Compensation and Planning Committee, nominated by the Board, and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director. Notice of an item of business shall include a brief description of the proposed business and any material interest of the shareholder in such business.

The Chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of the Company’s Amended and Restated Bylaws are available from the Secretary of the Company.

See “Corporate Governance—Nominating, Compensation and Planning Committee” for the process for shareholders to follow to suggest a director candidate to the Nominating, Compensation and Planning Committee for nomination by the Board.

Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC, including financial statements, was included with the Annual Report mailed to each shareholder. Shareholders may obtain without charge another copy of the Form 10-K, excluding certain exhibits, by writing to Wade I. Massad, Executive Vice President—Capital Markets, Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

OTHER BUSINESS

Management of the Company is not aware of other business to be presented for action at the Annual Meeting; however, if other matters are presented for action, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

By Order of the Board of Directors,

Joseph Wm. Foran

Chairman, President and Chief Executive Officer

April 30, 2012

APPENDIX A

MATADOR RESOURCES COMPANY

2012 LONG-TERM INCENTIVE PLAN

The Matador Resources Company 2012 Long-Term Incentive Plan (the “Plan”) was adopted by the Board of Directors of Matador Resources Company, a Texas corporation (the “Company”), effective as of January 1, 2012 (the “Effective Date”).

ARTICLE 1

PURPOSE

The purpose of the Plan is to attract and retain the services of key employees, key contractors and Outside Directors of the Company and its Subsidiaries and to provide such persons with a proprietary interest in the Company through the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and other awards, whether granted singly, or in combination, or in tandem, that will

(a) increase the interest of such persons in the Company’s welfare;

(b) furnish an incentive to such persons to continue their services for the Company or its Subsidiaries; and

(c) provide a means through which the Company may attract able persons as Employees, Contractors and Outside Directors.

With respect to Reporting Participants, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “1934 Act”). To the extent any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee.

ARTICLE 2

DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1 “Award” means the grant of any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, SAR, Restricted Stock Units, Performance Award, Dividend Equivalent Right or Other Award, whether granted singly or in combination or in tandem (each individually referred to herein as an “Incentive”).

2.2 “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.

2.3 “Award Period” means the period set forth in the Award Agreement during which one or more Incentives granted under an Award may be exercised.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Change in Control” occurs upon a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets, as follows:

(a) Change in Ownership. A change in ownership of the Company occurs on the date that any “Person” (as defined in Section 2.5(d) below), other than (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates,

(iii) an underwriter temporarily holding stock pursuant to an offering of such stock or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change of Control. In addition, if any Person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s stock, as discussed in paragraph (b) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (a); or

(b) Change in Effective Control. Even though the Company may not have undergone a change in ownership under paragraph (a) above, a change in the effective control of the Company occurs on either of the following dates:

(i) the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock. However, if any Person owns 30% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (b)(i); or

(ii) the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (ii) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (iv) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

(d) Definitions. For purposes of subparagraphs (a), (b) and (c) above:

(i) “Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code.

(ii) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the 1934 Act.

(e) Interpretation. The provisions of this Section 2.5 shall be interpreted in accordance with the requirements of the Final Treasury Regulations under Section 409A of the Code, it being the intent of the parties that this Section 2.5 shall be in compliance with the requirements of said Code Section and said Regulations.

2.6 “Code” means the Internal Revenue Code of 1986, as amended, together with the published rulings, regulations and interpretations duly promulgated thereunder.

2.7 “Committee” means the Committee appointed by the Board to administer the Plan in accordance with Article 3 of this Plan.

2.8 “Common Stock” means the common stock, par value $0.01 per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be, pursuant to the terms of this Plan.

2.9 “Company” means Matador Resources Company, a Texas corporation, and any successor entity.

2.10 “Contractor” means any person (including an individual, corporation or other entity), who is not an Employee, rendering bona fide services to the Company or a Subsidiary, with compensation, provided that such services are not rendered in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.11 “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement.

2.12 “Dividend Equivalent Right” means the right of the holder thereof to receive credits based on the cash dividends that would have been paid on the shares of Common Stock specified in the Award if such shares were held by the Participant to whom the Award is made.

2.13 “Employee” means common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary of the Company.

2.14 “Executive Officer” means an officer of the Company or a Subsidiary subject to Section 16 of the 1934 Act or a “covered employee” as defined in Section 162(m)(3) of the Code.

2.15 “Fair Market Value” means, as of a particular date, (a) if the shares of Common Stock are listed on any established national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal securities exchange for the Common Stock on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (b) if the shares of Common Stock are not so listed but are quoted on the Nasdaq National Market System, the closing sales price per share of Common Stock on the Nasdaq National Market System on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (c) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by Nasdaq, or, if not reported by Nasdaq, by the National Quotation Bureau, Inc., or (d) if none of the above is applicable, such amount as may be determined by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose), in good faith, to be the fair market value per share of Common Stock. The determination of Fair Market Value shall, where applicable, be in compliance with Section 409A of the Code.

2.16 “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Committee may utilize one or more Independent Third Parties.

2.17 “Incentive” is defined in Section 2.1 hereof.

2.18 “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.

2.19 “Nonqualified Stock Option” means a nonqualified stock option, granted pursuant to this Plan, which is not an Incentive Stock Option.

2.20 “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.

2.21 “Other Award” means an Award issued pursuant to Section 6.10 hereof.

2.22 “Outside Director” means a director of the Company who is not an Employee or a Contractor.

2.23 “Participant” means an Employee, Contractor or Outside Director of the Company or a Subsidiary to whom an Award is granted under this Plan.

2.24 “Performance Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock pursuant to Section 6.8 hereof.

2.25 “Performance Goal” means any of the goals set forth in Section 6.11 hereof.

2.26 “Plan” means this Matador Resources Company 2012 Long-Term Incentive Plan, as amended from time to time.

2.27 “Reporting Participant” means a Participant who is subject to the reporting requirements of Section 16 of the 1934 Act.

2.28 “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.5 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.29 “Restricted Stock Units” means units awarded to Participants pursuant to Section 6.7 hereof, which are convertible into Common Stock at such time as such units are no longer subject to restrictions as established by the Committee.

2.30 “Retirement” means any Termination of Service solely due to retirement upon or after attainment of age sixty-five (65), or permitted early retirement as determined by the Committee.

2.31 “SAR” or “stock appreciation right” means the right to receive an amount, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock as of the date the SAR is exercised (or, as provided in the Award Agreement, converted) over the SAR Price for such shares.

2.32 “SAR Price” means the exercise price or conversion price of each share of Common Stock covered by a SAR, determined on the Date of Grant of the SAR.

2.33 “Stock Option” means a Nonqualified Stock Option or an Incentive Stock Option.

2.34 “Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.35 “Termination of Service” occurs when a Participant who is (i) an Employee of the Company or any Subsidiary ceases to serve as an Employee of the Company and its Subsidiaries, for any reason; (ii) an Outside Director of the Company or a Subsidiary ceases to serve as a director of the Company and its Subsidiaries for any reason; or (iii) a Contractor of the Company or a Subsidiary ceases to serve as a Contractor of the Company and its Subsidiaries for any reason. Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when a Participant who is an Employee becomes an Outside Director or Contractor or vice versa. If, however, a Participant who is an Employee and who has an Incentive Stock Option ceases to be an Employee but does not suffer a Termination of Service, and if that Participant does not exercise the Incentive Stock Option within the time required under Section 422 of the Code upon ceasing to be an Employee, the Incentive Stock Option shall thereafter become a Nonqualified Stock Option. Notwithstanding the foregoing provisions of this Section 2.35, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Termination of Service” for purposes of such Award shall be the definition of “separation from service” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.36 “Total and Permanent Disability” means a Participant is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee; provided that, with respect to any Incentive Stock Option, Total and Permanent Disability shall have the meaning given it under the rules governing Incentive Stock Options under the Code. Notwithstanding the foregoing provisions of this Section 2.36, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Total and Permanent Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

ARTICLE 3

ADMINISTRATION

3.1 General Administration; Establishment of Committee. Subject to the terms of this Article 3, the Plan shall be administered by the Board or such committee of the Board as is designated by the Board to administer the Plan (the “Committee”). The Committee shall consist of not fewer than two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. At any time there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board.

Membership on the Committee shall be limited to those members of the Board who are “outside directors” under Section 162(m) of the Code and “non-employee directors” as defined in Rule 16b-3 promulgated under the

1934 Act. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

3.2 Designation of Participants and Awards.

(a) The Committee or the Board shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement, where applicable, the Award Period, the Date of Grant, and such other terms, provisions, limitations and performance requirements, as are approved by the Committee, but not inconsistent with the Plan. The Committee shall determine whether an Award shall include one type of Incentive or two or more Incentives granted in combination or two or more Incentives granted in tandem (that is, a joint grant where exercise of one Incentive results in cancellation of all or a portion of the other Incentive). Although the members of the Committee shall be eligible to receive Awards, all decisions with respect to any Award, and the terms and conditions thereof, to be granted under the Plan to any member of the Committee shall be made solely and exclusively by the other members of the Committee, or if such member is the only member of the Committee, by the Board.

(b) Notwithstanding Section 3.2(a), to the extent permitted by applicable law, the Board may, in its discretion and by a resolution adopted by the Board, authorize one or more officers of the Company to (i) designate one or more Employees as eligible persons to whom Awards will be granted under the Plan and (ii) determine the number of shares of Common Stock that will be subject to such Awards; provided, however, that the resolution of the Board granting such authority shall (x) specify the total number of shares of Common Stock that may be made subject to the Awards, (y) set forth the price or prices (or a formula by which such price or prices may be determined) to be paid for the purchase of the Common Stock subject to such Awards, and (z) not authorize an officer to designate himself as a recipient of any Award.

3.3 Authority of the Committee. The Committee, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, (iii) establish performance goals for an Award and certify the extent of their achievement and (iv) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding and conclusive on all interested parties. The Committee’s discretion set forth herein shall not be limited by any provision of the Plan, including any provision which by its terms is applicable notwithstanding any other provision of the Plan to the contrary.

The Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the 1934 Act, Section 422 of the Code, Section 162(m) of the Code, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted or any other applicable law, rule or restriction (collectively, “applicable law”), to the extent that any such restrictions are no longer required by applicable law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

ARTICLE 4

ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer), Contractor or Outside Director of the Company whose judgment, initiative and efforts contributed or may be expected to contribute to the successful performance of the Company is eligible to participate in the Plan; provided that only Employees of a corporation shall be eligible to receive Incentive Stock Options. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee, Contractor or Outside Director of the Company or any Subsidiary. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by this Plan, Awards granted at different times need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, Contractors or Outside Directors, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards under the Plan.

ARTICLE 5

SHARES SUBJECT TO PLAN

5.1 Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is 4,000,000 shares, of which 100% may be delivered pursuant to Incentive Stock Options. Subject to adjustment pursuant to Articles 11 and 12, the maximum number of shares of Common Stock with respect to which Stock Options or SARs may be granted to an Executive Officer during any calendar year is 500,000 shares of Common Stock. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

5.2 Restoration and Retention of Shares (“Share Counting”). If any shares of Common Stock subject to an Award shall not be issued or transferred to a Participant and shall cease to be issuable or transferable to a Participant because of the forfeiture, termination, expiration or cancellation, in whole or in part, of such Award or for any other reason, the shares not so issued or transferred, or the shares so reacquired by the Company, as the case may be, shall no longer be charged against the limitation provided for in Section 5.1 and may be used thereafter for additional Awards under the Plan. The following additional parameters shall apply:

(a) To the extent an Award under the Plan is settled or paid in cash, shares subject to such Award will not be considered to have been issued and will not be applied against the maximum number of shares of Common Stock provided for in Section 5.1.

(b) If an Award may be settled in shares of Common Stock or cash, such shares shall be deemed issued only when and to the extent that settlement or payment is actually made in shares of Common Stock. To the extent an Award is settled or paid in cash, and not shares of Common Stock, any shares previously reserved for issuance or transfer pursuant to such Award will again be deemed available for issuance or transfer under the Plan, and the maximum number of shares of Common Stock that may be issued or transferred under the Plan shall be reduced only by the number of shares actually issued and transferred to the Participant.

(c) Notwithstanding the foregoing, (i) shares withheld or tendered to pay withholding taxes or the exercise price of an Award shall not again be available for the grant of Awards under the Plan, and (ii) the full number of shares subject to a Stock Option or SAR granted that are settled by the issuance of shares shall be counted against the shares authorized for issuance under this Plan, regardless of the number of shares actually issued upon the settlement of such Stock Option or SAR.

(d) Any shares repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for the future grant of Awards.

ARTICLE 6

GRANT OF AWARDS

6.1 In General.

(a) The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Incentive or Incentives being granted, the total number of shares of Common Stock subject to the Incentive(s), the Option Price (if applicable), the Award Period, the Date of Grant and such other terms, provisions, limitations, and performance objectives, as are approved by the Committee, but (i) not inconsistent with the Plan, (ii) to the extent an Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder and (iii) to the extent the Committee determines that an Award shall comply with the requirements of Section 162(m) of the Code, in compliance with the applicable requirements of Section 162(m) of the Code and the regulations and other guidance issued thereunder. The Company shall execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within ten (10) years of the date of adoption of this Plan. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

(b) If the Committee establishes a purchase price for an Award, the Participant must accept such Award within a period of thirty (30) days (or such shorter period as the Committee may specify) after the Date of Grant by executing the applicable Award Agreement and paying such purchase price.

(c) Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

6.2 Incentive Stock Options. For any option granted under this Plan to be treated as an Incentive Stock Option, this Plan must be approved by the Company’s shareholders within twelve months after the Effective Date.

6.3 Option Price. The Option Price for any share of Common Stock which may be purchased under a Nonqualified Stock Option for any share of Common Stock may be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Option Price for any share of Common Stock which may be purchased under an Incentive Stock Option must be at least equal to the Fair Market Value of the share on the Date of Grant; if an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary), the Option Price shall be at least 110% of the Fair Market Value of the Common Stock on the Date of Grant.

6.4 Maximum ISO Grants. The Committee may not grant Incentive Stock Options under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options (under this and any other plan of the Company and its Subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000. To the extent any Stock Option granted under this Plan which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such Stock Option (or any such portion thereof) shall be a Nonqualified Stock Option. In such case, the Committee shall designate which stock will be treated as Incentive Stock Option stock by causing the issuance of a separate stock certificate and identifying such stock as Incentive Stock Option stock on the Company’s stock transfer records.

6.5 Restricted Stock. If Restricted Stock is granted to or received by a Participant under an Award (including a Stock Option), the Committee shall set forth in the related Award Agreement: (i) the number of shares of Common Stock awarded, (ii) the price, if any, to be paid by the Participant for such Restricted Stock and the method of payment of the price, (iii) the time or times within which such Award may be subject to forfeiture, (iv) specified Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award and (v) all other terms, limitations, restrictions and conditions of the Restricted Stock, which shall be consistent with this Plan, to the extent applicable and in the event the Committee determines that an Award shall comply with the requirements of Section 162(m) of the Code, in compliance with the requirements of Section 162(m) of the Code and the regulations and other guidance issued thereunder and, to the extent Restricted Stock granted under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The provisions of Restricted Stock need not be the same with respect to each Participant.

(a) Legend on Shares. The Company shall electronically register the Restricted Stock awarded to a Participant in the name of such Participant, which shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, substantially as provided in Section 15.9 of the Plan. No stock certificate or certificates shall be issued with respect to such shares of Common Stock, unless, following the expiration of the Restriction Period (as defined in Section 6.5(b)(i)) without forfeiture in respect of such shares of Common Stock, the Participant requests delivery of the certificate or certificates by submitting a written request to the Committee (or such party designated by the Company). The Company shall deliver the certificates requested by the Participant to the Participant as soon as administratively practicable following the Company’s receipt of such request.

(b) Restrictions and Conditions. Shares of Restricted Stock shall be subject to the following restrictions and conditions:

(i) Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant or the date of exercise of an Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock. Except for these limitations, the Committee may in its sole discretion, remove any or all of the restrictions on such Restricted Stock whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(ii) Except as provided in sub-paragraph (i) above or in the applicable Award Agreement, the Participant shall have, with respect to the Participant’s Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon; provided, however, that the Participant shall not have the right to receive dividends on any Restricted Stock Award based on Performance Goals until the restriction lapses. Certificates for shares of Common Stock free of restriction under this Plan shall be delivered to the Participant promptly after, and only after, the Restriction Period shall expire without forfeiture in respect of such shares of Common Stock or after any other restrictions imposed on such shares of Common Stock by the applicable Award Agreement or other agreement have expired. Certificates for the shares of Common Stock forfeited under the provisions of the Plan and the applicable Award Agreement shall be promptly returned to the Company by the forfeiting Participant. Each Award Agreement shall require that each Participant, in connection with the issuance of a certificate for Restricted Stock, shall endorse such certificate in blank or execute a stock power in form satisfactory to the Company in blank and deliver such certificate and executed stock power to the Company.

(iii) The Restriction Period of Restricted Stock shall commence on the Date of Grant or the date of exercise of an Award, as specified in the Award Agreement, and, subject to Article 12 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on such Performance Goals as may be determined by the Committee in its sole discretion.

(iv) Except as otherwise provided in the particular Award Agreement, upon Termination of Service for any reason during the Restriction Period, the nonvested shares of Restricted Stock shall be forfeited by the Participant. In the event a Participant has paid any consideration to the Company for such forfeited Restricted Stock, the Committee shall specify in the Award Agreement that either (i) the

Company shall be obligated to, or (ii) the Company may, in its sole discretion, elect to, pay to the Participant, as soon as practicable after the event causing forfeiture, in cash, an amount equal to the lesser of the total consideration paid by the Participant for such forfeited shares or the Fair Market Value of such forfeited shares as of the date of Termination of Service, as the Committee, in its sole discretion shall select. Upon any forfeiture, all rights of a Participant with respect to the forfeited shares of the Restricted Stock shall cease and terminate, without any further obligation on the part of the Company.

6.6 SARs. The Committee may grant SARs to any Participant, either as a separate Award or in connection with a Stock Option. SARs shall be subject to such terms and conditions as the Committee shall impose, provided that such terms and conditions are (i) not inconsistent with the Plan, (ii) to the extent a SAR issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder and (iii) to the extent the Committee determines that a SAR shall comply with the requirements of Section 162(m) of the Code, in compliance with the applicable requirements of Section 162(m) of the Code and the regulations and other guidance issued thereunder. The grant of the SAR may provide that the holder may be paid for the value of the SAR either in cash or in shares of Common Stock, or a combination thereof. In the event of the exercise of a SAR payable in shares of Common Stock, the holder of the SAR shall receive that number of whole shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the value obtained by multiplying (i) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the SAR Price as set forth in such SAR (or other value specified in the agreement granting the SAR), by (ii) the number of shares of Common Stock as to which the SAR is exercised, with a cash settlement to be made for any fractional shares of Common Stock. The SAR Price for any share of Common Stock subject to a SAR may be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Committee, in its sole discretion, may place a ceiling on the amount payable upon exercise of a SAR, but any such limitation shall be specified at the time that the SAR is granted.

6.7 Restricted Stock Units. Restricted Stock Units may be awarded or sold to any Participant under such terms and conditions as shall be established by the Committee, provided, however, that such terms and conditions are (i) not inconsistent with the Plan, (ii) to the extent a Restricted Stock Unit issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder and (iii) to the extent the Committee determines that a Restricted Stock Unit award shall comply with the requirements of Section 162(m) of the Code, in compliance with the applicable requirements of Section 162(m) of the Code and the regulations and other guidance issued thereunder. Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, (a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (b) a requirement that the holder forfeit (or in the case of shares of Common Stock or units sold to the Participant, resell to the Company at cost) such shares or units in the event of Termination of Service during the period of restriction.

6.8 Performance Awards.

(a) The Committee may grant Performance Awards to one or more Participants. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the Performance Goals to be achieved during a performance period and the maximum or minimum settlement values, provided that such terms and conditions are (i) not inconsistent with the Plan and (ii) to the extent a Performance Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. If the Performance Award is to be in shares of Common Stock, the Performance Awards may provide for the issuance of the shares of Common Stock at the time of the grant of the Performance Award or at the time of the certification by the Committee that the Performance Goals for the performance period have been met; provided, however, if shares of Common Stock are issued at the time of the grant of the Performance Award and if, at the end of the performance period, the Performance Goals are not certified by the Committee to have been fully satisfied, then, notwithstanding any other provisions of this Plan to the contrary, the Common Stock shall be forfeited in accordance with the terms of the grant to the extent the Committee determines that the Performance Goals were not met. The forfeiture of shares of Common Stock issued at the time of the grant of the Performance Award due to failure to achieve the established Performance Goals shall be separate from and in addition to any other restrictions provided for in this Plan that may be applicable to such shares of Common Stock. Each Performance Award granted to one or more Participants shall have its own terms and conditions.

To the extent the Committee determines that a Performance Award shall comply with the requirements of Section 162(m) of the Code and the regulations and other guidance issued thereunder, and if it is determined to be necessary in order to satisfy Section 162(m) of the Code, at the time of the grant of a Performance Award (other than a Stock Option) and to the extent permitted under Section 162(m) of the Code and the regulations issued thereunder, the Committee shall provide for the manner in which the Performance Goals shall be reduced to take into account the negative effect on the achievement of specified levels of the Performance Goals which may result from enumerated corporate transactions, extraordinary events, accounting changes and other similar occurrences which were unanticipated at the time the Performance Goal was initially established. In no event, however, may the Committee increase the amount earned under such a Performance Award, unless the reduction in the Performance Goals would reduce or eliminate the amount to be earned under the Performance Award and the Committee determines not to make such reduction or elimination.

With respect to a Performance Award that is not intended to satisfy the requirements of Code Section 162(m) of the Code, if the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure or for other reasons that the Committee deemed satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

(b) Performance Awards may be valued by reference to the Fair Market Value of a share of Common Stock or according to any formula or method deemed appropriate by the Committee, in its sole discretion, including, but not limited to, achievement of Performance Goals or other specific financial, production, sales or cost performance objectives that the Committee believes to be relevant to the Company’s business and/or remaining in the employ of the Company for a specified period of time. Performance Awards may be paid in cash, shares of Common Stock or other consideration, or any combination thereof. If payable in shares of Common Stock, the consideration for the issuance of such shares may be the achievement of the performance objective established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee.

(c) Notwithstanding the foregoing, in order to comply with the requirements of Section 162(m) of the Code, if applicable, no Participant may receive in any calendar year Performance Awards intended to comply with the requirements of Section 162(m) of the Code which have an aggregate value of more than $10,000,000, and if such Performance Awards involve the issuance of shares of Common Stock, said aggregate value shall be based on the Fair Market Value of such shares on the time of the grant of the Performance Award. In no event, however, shall any Performance Awards not intended to comply with the requirements of Section 162(m) of the Code be issued contingent upon the failure to attain the Performance Goals applicable to any Performance Awards granted hereunder that the Committee intends to comply with the requirements of Section 162(m) of the Code.

6.9 Dividend Equivalent Rights. The Committee may grant a Dividend Equivalent Right to any Participant, either as a component of another Award or as a separate Award. The terms and conditions of the Dividend Equivalent Right shall be specified by the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Common Stock (which may thereafter accrue additional dividend equivalents). Any such reinvestment shall be at the Fair Market Value at the time thereof. Dividend Equivalent Rights may be settled in cash or shares of Common Stock, or a combination thereof, in a single payment or in installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

6.10 Other Awards. The Committee may grant to any Participant other forms of Awards, based upon, payable in, or otherwise related to, in whole or in part, shares of Common Stock, if the Committee determines that such other form of Award is consistent with the purpose and restrictions of this Plan. The terms and conditions of such other form of Award shall be specified by the grant. Such Other Awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law or for such other consideration as may be specified by the grant.

6.11 Performance Goals. Awards of Restricted Stock, Restricted Stock Units, Performance Awards and Other Awards (whether relating to cash or shares of Common Stock) under the Plan may be made subject to the attainment of Performance Goals relating to one or more business criteria, which, where applicable, shall be within the meaning of Section 162(m) of the Code and consist of one or more or any combination of the following criteria: earnings (either in the aggregate or on a per-share basis); net income; operating income; operating profit; cash flow; shareholder returns, including returns on assets, investment, invested capital and equity (and including income applicable to common shareholders or other class of shareholders); return measures (including return on assets, equity, or invested capital); total shareholder return (change in share price plus reinvestment of dividends into shares when declared, if any, from period to period); earnings before or after either, or any combination of, interest, taxes, depletion, depreciation, amortization or other non-cash items (EBITDA); gross revenues; reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect to any one or more Subsidiaries or business units thereof; economic value or economic value added™; market share or market share added; annual net income to Common Stock; earnings per share or growth in earnings per share; annual cash flow provided by operations; changes in annual revenues; strategic and operational business criteria, consisting of one or more objectives based on specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, lease operating expenses, G&A expenses, finding and development costs, reserves or reserves added, reserve replacement ratio and goals relating to acquisitions or divestures; or goals relating to specific environmental compliance measures and safety and accident rates (“Performance Criteria”).

For the Performance Criteria listed above, the Committee may designate whether a particular Performance Criteria is to be measured on a pre-tax basis or post-tax basis. In addition, certain Performance Criteria may be stated in reference to a production volume of measurement such as in per cubic feet equivalents (e.g., per Mcfe, MMcfe or Bcfe). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases or (v) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report. However, to the extent Section 162(m) of the Code is applicable, the Committee may not in any event increase the amount of compensation payable to an individual upon the attainment of a Performance Goal.

6.12 Tandem Awards. The Committee may grant two or more Incentives in one Award in the form of a “tandem Award,” so that the right of the Participant to exercise one Incentive shall be canceled if, and to the extent, the other Incentive is exercised. For example, if a Stock Option and a SAR are issued in a tandem Award, and the Participant exercises the SAR with respect to 100 shares of Common Stock, the right of the Participant to exercise the related Stock Option shall be canceled to the extent of 100 shares of Common Stock.

ARTICLE 7

AWARD PERIOD; VESTING

7.1 Award Period. Subject to the other provisions of this Plan, the Committee may, in its discretion, provide that an Incentive may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the Award Agreement. Except as provided in the Award Agreement, an Incentive may be exercised in whole or in part at any time during its term. The Award Period for an Incentive shall be reduced or terminated upon Termination of Service. No Incentive granted under the Plan may be exercised at any time after the end of its Award Period. No portion of any Incentive may be exercised after the expiration of ten (10) years from its Date of Grant. However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant.

7.2 Vesting. The Committee, in its sole discretion, may determine that an Incentive will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its Date of Grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan. If the Committee imposes conditions upon vesting, then, subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Incentive may be vested.

ARTICLE 8

EXERCISE OR CONVERSION OF INCENTIVE

8.1 In General. A vested Incentive may be exercised or converted, during its Award Period, subject to limitations and restrictions set forth in the Award Agreement

8.2 Securities Law and Exchange Restrictions. In no event may an Incentive be exercised or shares of Common Stock be issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.

8.3 Exercise of Stock Option.

(a) In General. If a Stock Option is exercisable prior to the time it is vested, the Common Stock obtained on the exercise of the Stock Option shall be Restricted Stock which is subject to the applicable provisions of the Plan and the Award Agreement. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Stock Option may be exercised. No Stock Option may be exercised for a fractional share of Common Stock. The granting of a Stock Option shall impose no obligation upon the Participant to exercise that Stock Option.

(b) Notice and Payment. Subject to such administrative regulations as the Committee may from time to time adopt, a Stock Option may be exercised by the delivery of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised and the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as provided in the Award Agreement, which may provide for payment in any one or more of the following ways: (a) cash or check, bank draft or money order payable to the order of the Company, (b) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the

Company within six (6) months prior to the Exercise Date, (c) by delivery (including by FAX) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price and/or (d) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered.

(c) Issuance of Certificate. Except as otherwise provided in Section 6.5 hereof (with respect to shares of Restricted Stock) or in the applicable Award Agreement, upon payment of all amounts due from the Participant, the Company shall cause the Common Stock then being purchased to be registered in the Participant’s name (or the person exercising the Participant’s Stock Option in the event of his or her death), but shall not issue certificates for the Common Stock unless the Participant or such other person requests delivery of the certificates for the Common Stock, in writing in accordance with the procedures established by the Committee. The Company shall deliver certificates to the Participant (or the person exercising the Participant’s Stock Option in the event of his or her death) as soon as administratively practicable following the Company’s receipt of a written request from the Participant or such other person. Notwithstanding the forgoing, if the Participant has exercised an Incentive Stock Option, the Company may at its option retain physical possession of the certificate evidencing the shares acquired upon exercise until the expiration of the holding periods described in Section 422(a)(1) of the Code. Any obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that, if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

(d) Failure to Pay. Except as may otherwise be provided in an Award Agreement, if the Participant fails to pay for any of the Common Stock specified in such notice or fails to accept delivery thereof, that portion of the Participant’s Stock Option and right to purchase such Common Stock may be forfeited by the Participant.

8.4 SARs. Subject to the conditions of this Section 8.4 and such administrative regulations as the Committee may from time to time adopt, a SAR may be exercised by the delivery (including by FAX) of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the SAR is to be exercised and the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. Subject to the terms of the Award Agreement and only if permissible under Section 409A of the Code and the regulations or other guidance issued thereunder (or, if not so permissible, at such time as permitted by Section 409A of the Code and the regulations or other guidance issued thereunder), the Participant shall receive from the Company in exchange therefor in the discretion of the Committee, and subject to the terms of the Award Agreement:

(i) cash in an amount equal to the excess (if any) of the Fair Market Value (as of the date of the exercise, or if provided in the Award Agreement, conversion, of the SAR) per share of Common Stock over the SAR Price per share specified in such SAR, multiplied by the total number of shares of Common Stock of the SAR being surrendered;

(ii) that number of shares of Common Stock having an aggregate Fair Market Value (as of the date of the exercise, or if provided in the Award Agreement, conversion, of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests; or

(iii) the Company may settle such obligation in part with shares of Common Stock and in part with cash.

The distribution of any cash or Common Stock pursuant to the foregoing sentence shall be made at such time as set forth in the Award Agreement.

8.5 Disqualifying Disposition of Incentive Stock Option. If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the Date of Grant of such Stock Option or one (1) year from the transfer of shares of Common Stock to the Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a Participant shall not affect the status of any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

ARTICLE 9

AMENDMENT OR DISCONTINUANCE

Subject to the limitations set forth in this Article 9, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment for which shareholder approval is required either (i) by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or (ii) in order for the Plan and Incentives awarded under the Plan to continue to comply with Sections 162(m), 421 and 422 of the Code, including any successors to such Sections, or other applicable law, shall be effective unless such amendment shall be approved by the requisite vote of the shareholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Incentives theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Incentive outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 9 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Incentive theretofore granted under the Plan without the consent of the affected Participant.

Notwithstanding the foregoing, repricing of Stock Options and SARs or other downward adjustments in the Option Price or SAR Price of previously granted Stock Options or SARs, respectively, are prohibited, except in connection with a corporate transaction involving the Company such as any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, provided that the terms of outstanding Awards may not be amended without shareholder approval to reduce the exercise price of outstanding Stock Options or SARs or cancel outstanding Stock Options or SARs in exchange for cash, Other Awards or Stock Options or SARs having an exercise price that is less than the exercise price of the original Stock Option or SAR.

ARTICLE 10

TERM

The Plan shall be effective from the date that this Plan is approved by the Board. Unless sooner terminated by action of the Board, the Plan will terminate on January 1, 2022, but Incentives granted before that date will continue to be effective in accordance with their terms and conditions.

ARTICLE 11

CAPITAL ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an Award, then the Committee shall adjust any or all of the following so that the fair value of the Award immediately after the transaction or event is equal to the fair value of the Award immediately prior to the transaction or event: (i) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Awards, (ii) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Awards, (iii) the number of shares and type of Common Stock (or other securities or property) specified as the annual per-Participant limitation under Section 5.1 of the Plan, (iv) the Option Price of each outstanding Award, (v) the amount, if any, the Company pays for forfeited shares of Common Stock in accordance with Section 6.5, and (vi) the number of or SAR Price of shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR Price; provided however, that the number of shares of Common Stock (or other securities or property) subject to any Award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any Stock Option to violate Section 422 of the Code or Section 409A of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market or stock quotation system to which the Company is subject.

Upon the occurrence of any such adjustment, the Company shall provide notice to each affected Participant of its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

ARTICLE 12

RECAPITALIZATION, MERGER AND CONSOLIDATION

12.1 No Effect on Company’s Authority. The existence of this Plan and Incentives granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure and its business, or any Change in Control, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

12.2 Conversion of Incentives Where Company Survives. Subject to any required action by the shareholders and except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Incentive granted hereunder shall pertain to and apply to the securities or rights (including cash, property or assets) to which a holder of the number of shares of Common Stock subject to the Incentive would have been entitled.

12.3 Exchange or Cancellation of Incentives Where Company Does Not Survive. Except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of outstanding Incentives, that number of shares of each class of stock or other securities or that amount of cash, property or assets of the surviving, resulting or consolidated company which were distributed or distributable to the shareholders of the Company in respect to each share of Common Stock held by them, such outstanding Incentives to be thereafter exercisable for such stock, securities, cash or property in accordance with their terms.

12.4 Cancellation of Incentives. Notwithstanding the provisions of Sections 12.2 and 12.3 hereof, and except as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, all Incentives granted hereunder may be canceled by the Company, in its sole discretion, as of the effective date of any Change in Control, merger, consolidation or share exchange, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options or warrants to purchase same), or of any proposed sale of all or substantially all of the assets of the Company, or of any dissolution or liquidation of the Company, by either:

(a) giving notice to each holder thereof or the holder’s representative of its intention to cancel those Incentives for which the issuance of shares of Common Stock involved payment by the Participant for such shares, and permitting the purchase during the thirty (30) day period next preceding such effective date of any or all of the shares of Common Stock subject to such outstanding Incentives, including in the Board’s discretion some or all of the shares as to which such Incentives would not otherwise be vested and exercisable; or

(b) in the case of Incentives that are either (i) settled only in shares of Common Stock, or (ii) at the election of the Participant, settled in shares of Common Stock, paying the holder thereof an amount equal to a reasonable estimate of the difference between the net amount per share payable in such transaction or as a result of such transaction, and the price per share of such Incentive to be paid by the Participant (hereinafter the “Spread”), multiplied by the number of shares subject to the Incentive. In cases where the shares constitute, or would after exercise, constitute Restricted Stock, the Company, in its discretion, may include some or all of those shares in the calculation of the amount payable hereunder. In estimating the Spread, appropriate adjustments to give effect to the existence of the Incentives shall be made, such as deeming the Incentives to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Incentives as being outstanding in determining the net amount per share. In cases where the proposed transaction consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares of Common Stock upon a distribution and liquidation by the Company after giving effect to expenses and charges, including but not limited to taxes, payable by the Company before such liquidation could be completed.

(c) An Award that by its terms would be fully vested or exercisable upon a Change in Control will be considered vested or exercisable for purposes of Section 12.4(a) hereof.

ARTICLE 13

LIQUIDATION OR DISSOLUTION

Subject to Section 12.4 hereof, in case the Company shall, at any time while any Incentive under this Plan shall be in force and remain unexpired, (i) sell all or substantially all of its property, or (ii) dissolve, liquidate or wind up its affairs, then each Participant shall be entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Incentive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Incentive, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) and an adjustment is determined by the Committee to be appropriate to prevent the dilution of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make such adjustment in accordance with the provisions of Article 11 hereof.

ARTICLE 14

INCENTIVES IN SUBSTITUTION FOR

INCENTIVES GRANTED BY OTHER ENTITIES

Incentives may be granted under the Plan from time to time in substitution for similar instruments held by employees, independent contractors or directors of a corporation, partnership or limited liability company who become or are about to become Employees, Contractors or Outside Directors of the Company or any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company, the acquisition by the Company of equity of the employing entity or any other similar transaction pursuant to which the Company becomes the successor employer. The terms and conditions of the substitute Incentives so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the Incentives in substitution for which they are granted.

ARTICLE 15

MISCELLANEOUS PROVISIONS

15.1 Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Incentives granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

15.2 No Right to Continued Employment. Neither the Plan nor any Incentive granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

15.3 Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

15.4 Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

15.5 Compliance With Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Incentive if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the 1934 Act and Section 162(m) of the Code); and, as a condition of any sale or issuance of shares of Common Stock under an Incentive, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Incentives hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

15.6 Tax Requirements. The Company or, if applicable, any Subsidiary (for purposes of this Section 15.6, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any Federal, state, local or other taxes required by law to be withheld in connection with an Award granted under this Plan. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to the Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made (i) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise of the Stock Option, which shares so withheld have an aggregate fair market value that equals (but does not exceed) the required tax withholding payment; or (iv) any combination of (i), (ii) or (iii). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant. The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.

15.7 Assignability. Incentive Stock Options may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 15.7 that is not required for compliance with Section 422 of the Code.

Except as otherwise provided herein, Nonqualified Stock Options and SARs may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution. The Committee may, in its discretion, authorize all or a portion of a Nonqualified Stock Option or SAR to be granted to a Participant on terms which permit transfer by such Participant to (i) the spouse (or former spouse), children or grandchildren of the Participant (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, (iii) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by Immediate Family Members, (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Nonqualified Stock Option or SAR is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section and (z) subsequent transfers of transferred Nonqualified Stock Options or SARs shall be prohibited except those by will or the laws of descent and distribution.

Following any transfer, any such Nonqualified Stock Option and SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 8, 9, 11, 13 and 15 hereof the term “Participant” shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which the Nonqualified Stock Options and SARs shall be exercisable or convertible by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of a Nonqualified Stock Option or SAR of any expiration, termination, lapse or acceleration of such Stock Option or SAR. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under a Nonqualified Stock Option or SAR that has been transferred by a Participant under this Section 15.7.

15.8 Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Incentives granted under this Plan shall constitute general funds of the Company.

15.9 Legend. Each certificate representing shares of Restricted Stock issued to a Participant shall bear the following legend or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):

On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain Matador Resources Company 2012 Long-Term Incentive Plan, a copy of which is on file at the principal office of the Company in Dallas, Texas. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan.”

The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

A copy of this Plan shall be kept on file in the principal office of the Company in Dallas, Texas.

ARTICLE 16

ACCELERATION OF AWARD VESTING

16.1 Application. The provisions of this Article 16 shall apply notwithstanding any provisions of this Plan to the contrary.

16.2 Definitions.

(a) “Exempt Shares” means shares of Common Stock designated as “Exempt Shares” pursuant to Section 16.3.

(b) “Full Value Award” means any Award with a net benefit to the Participant, without regard to any restrictions such as those described in Section 6.5(b), equal to the aggregate Fair Market Value of the total shares of Common Stock subject to the Award. Full Value Awards include Restricted Stock and Restricted Stock Units, but do not include Stock Options and SARs.

(c) “Tenure Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock that vests over time based upon the Participant’s continued employment with or service to the Company or its Subsidiaries.

16.3 Number of Shares Available for Awards. No more than 10% of the shares of Common Stock that may be delivered pursuant to Awards under Section 5.1 may be shares designated as “Exempt Shares.”

16.4 Full Value Award Vesting. Except as otherwise provided herein, the Committee must grant all Full Value Awards in accordance with the following provisions:

(i) All Full Value Awards granted by the Committee that constitute Performance Awards must vest no earlier than one (1) year after the Date of Grant.

(ii) All Full Value Awards granted by the Committee that constitute Tenure Awards must vest no earlier than over the three (3) year period commencing on the Date of Grant on a pro rata basis.

(iii) The Committee may not accelerate the date on which all or any portion of a Full Value Award may be vested or waive the Restriction Period on a Full Value Award except upon the Participant’s death, Total and Permanent Disability or Retirement or the occurrence of a Change in Control.

Notwithstanding the foregoing, the Committee may, in its sole discretion, grant Full Value Awards with more favorable vesting provisions than set forth in this Section 16.4 or accelerate the vesting or waive the Restriction Period for Full Value Awards at any time, provided that the shares of Common Stock subject to such Awards shall be Exempt Shares.

***************

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of January 1, 2012, by its Chief Executive Officer and Secretary pursuant to prior action taken by the Board.

MATADOR RESOURCES COMPANY

By:	/s/ Joseph Wm. Foran
Name:	Joseph Wm. Foran
Title:	Chairman of the Board and Chief Executive Officer

Attest:

/s/ Joseph Wm. Foran
Secretary

FIRST AMENDMENT

TO THE

MATADOR RESOURCES COMPANY

2012 LONG-TERM INCENTIVE PLAN

April 16, 2012

This FIRST AMENDMENT TO THE MATADOR RESOURCES COMPANY 2012 LONG-TERM INCENTIVE PLAN (this “Amendment”), is made and entered into by Matador Resources Company, a Texas corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Matador Resources Company 2012 Long-Term Incentive Plan (the “Plan”).

RECITALS

WHEREAS, Article 9 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time;

WHEREAS, the Board desires to amend the Plan to clarify the permitted methods of tax withholding on awards granted pursuant to the Plan; and

NOW, THEREFORE, in accordance with Article 9 of the Plan, effective as of the date hereof, the Board hereby amends the Plan as follows:

1. Section 15.6 of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 15.6:

15.6 Tax Requirements. The Company or, if applicable, any Subsidiary (for purposes of this Section 15.6, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any Federal, state, local or other taxes required by law to be withheld in connection with an Award granted under this Plan. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to the Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made (i) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, vesting or conversion of the Award, as applicable, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise, vesting, or conversion of the Award, as applicable, which shares so withheld have an aggregate fair market value that equals (but does not exceed) the required tax withholding payment; or (iv) any combination of (i), (ii) or (iii) or any other method consented to by the Company in writing. The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant. The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.

2. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

[Signature page to follow]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

MATADOR RESOURCES COMPANY

By:	/s/ Joseph Wm. Foran
Name:	Joseph Wm. Foran
Title:	Chairman of the Board and Chief Executive Officer

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. MATADOR RESOURCES COMPANY 5400 LBJ FREEWAY, SUITE 1500 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS DALAS, TX 75240 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote nominee(s) on the line below. FOR the following: 0 0 0 1. Election of Directors Nominees 01 Michael C. Ryan 02 Margaret B. Shannon The Board of Directors recommends you vote FOR the following proposal: For Against Abstain For Against Abstain 2. Advisory vote to approve named executive 0 0 0 5. Ratification of the appointment of Grant 0 0 0 officer compensation. Thornton LLP as the Company’s independent registered public accounting firm for the year The Board of Directors recommends you ending December 31, 2012. vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 3. Advisory vote on the frequency of 0 0 0 0 NOTE: Such other business as may properly come advisory votes on executive before the meeting or any adjournment thereof. compensation. The Board of Directors recommends you vote FOR proposals 4 and 5. For Against Abstain 4. Approval of the 2012 Long-Term Incentive Plan. 0 0 0 Yes No Please indicate if you plan to attend this meeting 0 0 _1 Please sign exactly as your name(s) appear(s) hereon. When signing as 0000143804 attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . MATADOR RESOURCES COMPANY Annual Meeting of Shareholders June 7, 2012 10:00 AM This proxy is solicited by the Board of Directors As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the internet at www.proxyvote.com. Have your proxy card in hand and follow the instructions. The shareholder hereby appoints Joseph Wm. Foran and David M. Laney, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MATADOR RESOURCES COMPANY that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, CDT on June 7, 2012, at the Hilton Anatole, 2201 North Stemmons Freeway, Dallas, Texas 75207, and any adjournment or postponement thereof. The shareholder hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. R1.0.0.11699 0000143804 _2 Continued and to be signed on reverse side